Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hawk Corporation

(Exact name of Registrant as specified in its charter)

Delaware	6719	34-1608156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Public Square, Suite 1500

Cleveland, Ohio 44114
(216) 861-3553
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
SEE TABLE OF ADDITIONAL REGISTRANTS

Ronald E. Weinberg

Chairman of the Board, Chief Executive Officer and President
200 Public Square, Suite 1500
Cleveland, Ohio 44114
(216) 861-3553
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Marc C. Krantz, Esq.
Steven C. Bersticker, Esq.
Kohrman Jackson & Krantz P.L.L.
1375 East Ninth Street, 20th Floor
Cleveland, Ohio 44114
(216) 736-7204

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Amount of Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee

8 3/4% Senior Notes due 2014	$110,000,000	100%	$110,000,000	$13,937(1)

Guarantee of 8 3/4% Senior Notes due 2014	—	—	—	—(2)

(1)	Calculated in accordance with Rule 457(f)(1) under the Securities Act.
(2)	Each direct or indirect domestic subsidiary of Hawk Corporation has guaranteed the notes being registered pursuant hereto. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee of the notes being registered.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

      The address of the principal executive offices of each of the additional Registrants listed below, and the name and address of the agent for service therefor, is the same as is set forth for Hawk Corporation on the facing page of this Registration Statement.

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation	Classification Code	Identification
Exact Name of Additional Registrant as Specified in its Charter	or Organization	Number	Number

Allegheny Clearfield, Inc.	Pennsylvania	3499	25-1408704
Friction Products Co.	Ohio	3499	34-1608009
Hawk MIM, Inc.	Ohio	6719	34-1940518
Hawk Motors, Inc.	Delaware	3363	31-1815526
Hawk Precision Components Group, Inc.	Ohio	6719	30-0018123
Helsel, Inc.	Delaware	3499	35-1957561
Logan Metal Stampings, Inc.	Ohio	3460	34-1608159
Net Shape Technologies LLC	Delaware	3499	34-1899581
Quarter Master Industries, Inc.	Delaware	3714	36-4323703
S.K. Wellman Holdings, Inc.	Delaware	6719	34-1805476
S.K. Wellman Corp.	Delaware	3499	34-1804995
Sinterloy Corporation	Delaware	3499	31-1549254
Tex Racing Enterprises, Inc.	Delaware	3714	56-1323370
Wellman Products Group, Inc.	Ohio	6719	20-0046535
Wellman Products, LLC	Ohio	3499	34-2002319

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED

PROSPECTUS

Offer to Exchange

$110,000,000 8 3/4% Senior Exchange Notes due 2014
for all Outstanding
8 3/4% Senior Notes due 2014

    We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the exchange offer), $110,000,000 aggregate principal amount of our 8 3/4% Senior Exchange Notes due 2014, or the New Notes, for $110,000,000 aggregate principal amount of our issued and outstanding 8 3/4% Senior Notes due 2014, or the Old Notes, and collectively with the New Notes, the Notes.

The New Notes:

    The terms of the New Notes are substantially identical to the Old Notes, except that some of the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.

•	Maturity: The New Notes will mature on November 1, 2014.

•	Interest Payments: We will pay interest on the New Notes semi-annually in cash, in arrears, on January 1 and July 1 of each year, beginning on January 1, 2005.

•	Guarantees: Our existing and future domestic restricted subsidiaries will guarantee the New Notes on a senior unsecured basis.

•	Ranking: The New Notes will be our senior unsecured obligations. The New Notes and the guarantees will rank equally with our and the guarantors’ existing and future senior debt, and senior to our and the guarantors’ existing and future subordinated debt. The New Notes will be effectively subordinated to all of our and our subsidiaries’ secured debt.

•	Optional Redemption: We will have the right to redeem the New Notes on or after November 1, 2009 at a redemption price that will decrease ratably from 104.375% of the principal amount on or after November 1, 2013, plus accrued and unpaid interest, if any to the date of redemption. In addition, we may redeem up to 35% of the New Notes at a price equal to 108.750%, plus accrued and unpaid interest, if any to the date of redemption before November 1, 2008 with the net cash proceeds from any equity offerings.

•	Listing: We intend to list the New Notes on the American Stock Exchange.

The Exchange Offer:

•	The exchange offer will expire at 5:00 p.m., New York City time, on , unless extended.

•	The exchange offer is subject to several conditions, including that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or SEC.

•	Subject to the satisfaction or waiver of specified conditions, we will exchange the New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	Tenders of Old Notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

     You should consider the “Risk Factors” beginning on page 13 of this prospectus when you evaluate the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus or the investment merits of the New Notes. Any representation to the contrary is a criminal offense.

The date of this prospectus is

AVAILABLE INFORMATION

      This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. We also file information with the American Stock Exchange. These reports and other information may be read and copied at 86 Trinity Place, New York, New York 10005.

      You may request a free copy of any of our filings with the SEC or any other information incorporated by reference in this prospectus from us by calling us or writing to us at the following address and telephone number:

Hawk Corporation

200 Public Square, Suite 1500
Cleveland, Ohio 44114
Attn: Vice President — Finance
216-861-3553

      You will not be charged for any of these documents that you request. In order to ensure timely delivery of the documents, any request should be made at least five days prior to the expiration date.

      Hawk Corporation is not making the exchange offer to, and will reject exchanges from, holders of old notes in any jurisdiction where the exchange offer or the acceptance of old notes in exchange for new notes would violate the securities or blue sky laws of that jurisdiction.

      None of Hawk Corporation, any of its subsidiaries, the exchange agent or the trustee under the indenture makes any recommendation as to whether holders of old notes should exchange their securities in the exchange offer.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person (including any dealer, salesman or broker) to provide information or to make representations other than as provided in this prospectus and, if given or made, you should not rely on any other information or representations as having been authorized by Hawk Corporation, any of its subsidiaries or any agent or dealer. We are not making an offer of New Notes in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document we incorporated by reference.

MARKET SHARE, RANKING AND OTHER DATA

      The market share, ranking and other data contained in this prospectus are based on either management’s own estimates, independent industry or government publications including Boeing’s 2004 Current Market Outlook, Stark’s Truck & Off-Highway Ledger and the Metal Powder Industries Federation reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

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FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

      Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict and such incurrence could be material. Such factors include, but are not limited to, the following:

•	our ability to meet the terms of our new bank facility and the New Notes, each of which contain a number of significant financial covenants and other restrictions;

•	limitations that may confine our growth as a result of restrictions imposed by the financial covenants;

•	the effect of our debt service requirements on funds available for operations and future business opportunities and our vulnerability to adverse general economic and industry conditions and competition;

•	our ability to effectively utilize all of our manufacturing capacity as the industrial and commercial end-markets we serve improve;

•	the impact of the reduction in air travel on our aerospace business;

•	the timely completion of the construction of the new facility in our friction products segment;

•	the ability to hire and train qualified people at the new facility;

•	the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction;

•	the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner;

•	higher than anticipated costs related to the relocation of the friction products segment facility and the sale of our motor segment;

•	whether or not our motor segment can be sold and, if sold, whether the sale can take place in the time or at the price projected by us;

•	our ability to generate profits at our facilities in China and to turn a profit at our start-up metal injection molding operation;

•	the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with us;

•	the impact on our gross profit margins as a result of changes in our product mix;

•	the effect of competition by manufacturers using new or different technologies;

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•	the effect on our international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences;

•	the effect of fluctuations in foreign currency exchange rates as our non-U.S. sales continue to increase;

•	our ability to negotiate new agreements, as they expire, with our unions representing certain of our employees, on terms favorable to us or without experiencing work stoppages;

•	the effect of any interruption in our supply of raw materials or a substantial increase in the price of any of the raw materials;

•	the continuity of business relationships with major customers; and

•	the ability of our products to meet stringent Federal Aviation Administration criteria and testing requirements.

      We believe the forward-looking statements in this prospectus are reasonable; however, you should not place undue reliance on any forward-looking statements, as they are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events.

REGISTERED TRADEMARKS

      Our federally registered trademarks include Hawk®, Wellman Friction Products®, Velvetouch®, Fibertuff®, Velvetouch Feramic®, Velvetouch Organik®, Hawk Brake®, Hawk Precision Components®, Quarter Master® and Tex Racing®. Velvetouch®, Hawk Performance®, Hawk Motors®, Wellman Products Group®, and Hawk Precision Components Group® are our principal trademarks for use in the friction products aftermarket segment. We have applied for the registration of ConversioneeringTM. All other trademarks or service marks referred to in this prospectus are the property of their respective owners and are not our property.

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PROSPECTUS SUMMARY

      This summary highlights certain information concerning our business and the exchange offer. It does not contain all of the information that may be important to you and to your decision to participate in the exchange offer. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in “Risk Factors” before deciding to participate in the exchange offer. Unless the context otherwise indicates or requires, references in this prospectus to the terms “Hawk Corporation” and “Hawk” refer to Hawk Corporation and “our company,” “we,” “us” or “our” refer to Hawk Corporation and its consolidated subsidiaries. The terms “pro forma” or “on a pro forma basis,” when used to describe our operations, refers to operations after giving effect to the exchange offer.

Our Company

      Hawk Corporation is a leading supplier of friction products and powder metal precision components for industrial, agricultural, powersports and aerospace applications. We focus on designing, manufacturing and marketing products requiring sophisticated engineering and production techniques for applications in markets in which we have achieved a significant market share. Our friction products include parts for brakes, clutches and transmissions used in construction vehicles, agricultural vehicles, trucks, motorcycles and race cars, and brake parts for landing systems used in commercial and general aviation. Our precision and metal injection molded components are used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. Our friction and precision components are made principally from proprietary formulations and designs of composite materials and metal powders.

      Founded in 1989, Hawk Corporation is a holding company that through our subsidiaries enjoys customer relationships that span 50 years or more, and has a manufacturing history dating back to 1920. Our common stock has been publicly traded since 1998.

      Today, we benefit from a deep and diversified customer base, with approximately 2,500 total customers, none of which accounted for more than 7.8% of our net sales for the nine months ended September 30, 2004. We are a preferred supplier to many of the world’s largest and most well-known brand name original equipment manufacturers, including Aircraft Braking Systems, Goodrich, Caterpillar, Eaton, Deere, CNH, Hydro-Gear, Sauer-Danfoss, Parker Hannifin, Electrolux and Haldex. We believe that more than 80% of our net sales are from products for which we are the sole source provider for specific customer applications. We offer our customers full service capabilities, from design through production, and work closely with original equipment manufacturers to improve performance and develop product innovations to generate increased sales. We also benefit from a diversified product list, with over 5,000 total products, none of which accounted for more than 5% of our net sales in 2004. We do not target the cyclical consumer automotive sector. Consequently, less than 9% of our net sales in any of the last five years were to the consumer automotive market, and this percentage declined to less than 5% of our net sales in the first nine months of 2004, as we elected to sell an automotive product line in 2003. For the nine months ended September 30, 2004, we generated net sales of $183.0 million and earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in footnote (4) to the Summary Historical and Pro Forma Financial Data starting on page 10 of this prospectus) of $23.8 million, representing 13.0% of our total net sales.

      Through our subsidiaries, we operate primarily in three reportable segments: friction products, precision components and performance racing.

Friction Products

      We believe that, based on net sales, we are one of the top worldwide manufacturers of friction products used in industrial, agricultural, powersports and aerospace applications. Our friction products segment manufactures parts and components made from proprietary formulations of composite materials, primarily consisting of metal powders and synthetic and natural fibers. Friction products are used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. The principal markets served by our friction products segment include construction vehicles, agricultural vehicles, trucks, motorcycles, race cars, all-terrain vehicles (ATVs) and commercial and general aircraft. We believe we are:

•	a leading domestic and international supplier of friction products for construction equipment, agricultural equipment and trucks;

•	the leading North American independent supplier of friction materials for braking systems for new and existing series of many commercial aircraft models, including the Boeing 737 and 757 and the MD-80, and several regional jets used by commuter airlines, including the Canadair regional jet series;

•	a leading domestic supplier of friction products into powersport and specialty markets such as motorcycles, race cars, ATVs and snowmobiles; and

•	the largest supplier of friction materials for the growing general aviation market, including numerous new and existing series of Gulfstream, Cessna, Lear and Beech aircraft.

      For the nine months ended September 30, 2004, our friction products segment generated net sales of $112.0 million, representing 61.2% of our total net sales and operating income of $11.9 million, representing 10.6% of our friction products segment net sales. The foreign operations of our friction products segment represented 31.9% of total friction products segment sales in the nine months ended September 30, 2004.

Precision Components

      We are a leading supplier of powder metal and metal injection molded precision components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. We use composite metal alloys in powder form to manufacture high quality custom-engineered metal components. Our precision components segment serves four specific areas of the powder metal marketplace:

•	tight tolerance fluid power components such as pump elements and gears;

•	large powder metal components used primarily in construction equipment, agricultural equipment and trucks;

•	high volume parts for the lawn and garden, appliance and other markets; and

•	metal injection molded parts for a variety of industries, including small hand tools, medical and telecommunications.

      For the nine months ended September 30, 2004, our precision components segment generated net sales of $59.3 million, representing 32.4% of our total net sales and operating income of $2.9 million, representing 4.9% of our precision components segment net sales.

Performance Racing

      We engineer, manufacture and market premium branded clutch, transmissions and driveline systems for the performance racing market. Through this segment, we supply parts used in the National Association for Stock Car Auto Racing (NASCAR) and the Indy Racing League (IRL) racing series and for the weekend enthusiasts in the Sports Car Club of America (SCCA) and the American Speed Association (ASA) racing clubs and other road racing and competition cars. For the nine months ended September 30, 2004, our performance racing segment generated net sales of $11.7 million, representing 6.4% of our total net sales and operating income of $1.0 million, representing 8.5% of our performance racing segment net sales.

Business Strengths

      Market Leader in a Wide Variety of Industrial, Aerospace and Consumer Applications. From our production facilities in North America, Europe and Asia, we supply our customers across the globe. We benefit from our diversified end markets. For the nine months ended September 30, 2004, sales to the construction, truck, agriculture and aerospace markets accounted for 21.8%, 9.5%, 10.7%, and 9.7% of our net sales, respectively. We believe that, based on net sales, we are one of the top worldwide manufacturers of friction products used in industrial, agricultural, powersports and aerospace applications. We are also a leading supplier of powder metal precision components for industrial equipment, lawn and garden equipment, appliances, small hand tools and trucks.

      World-Class Product Development Capabilities. Our customers demand leading edge solutions. In response to their demand, we have 30 product engineers and our expenditures for product research and development and engineering were approximately $4.2 million for the nine months ended September 30, 2004. To surpass our customers’ expectations, we combine our historical knowledge of our products and our markets with new investment in research and development. For example, in our friction products segment, we recently developed a fiber material for a mining truck application for one of our customers that outlasts the life span of a competitor’s product, exceeding that customer’s expectations for this application. We successfully launched this product in the second quarter of 2004 and expect sales of this product to reach approximately $3.0 million in 2004.

      Strong Customer Relationships. Our predecessors formed, and we have continued to build, relationships with a number of customers dating back over 50 years. We are a preferred supplier to many of the world’s leading original equipment manufacturers, including Aircraft Braking Systems, Goodrich, Caterpillar, Eaton, Deere, CNH, Hydro-Gear, Sauer-Danfoss, Parker Hannifin, Electrolux and Haldex. We believe that more than 80% of our net sales are from products and materials for which we are the sole source provider for specific customer applications. Our commitment to quality, service and just-in-time delivery enables us to build and maintain strong and stable customer relationships. To further enhance our long-term relationships, we seek to provide advanced solutions to customers. Our engineers work closely with customers to develop and design new products and improve the performance of existing products. We believe that strong relationships with our customers provide us with significant competitive advantages in obtaining and maintaining new business opportunities.

      Significant Aftermarket Sales and Recurring Revenue. Our aftermarket sales enable us to produce our components long after our customer’s end product has ceased production. Because friction products are the consumable, or wear-related, component of brake, clutch and transmission systems, the use of our friction products in conjunction with a new or existing system provides us with the opportunity to supply the aftermarket for the life of the system. For example, the ability to service the aftermarket for a particular aircraft braking system will likely provide us with a stable market for our friction products for the life of the braking system, which can be 30 years or more. In addition, in the second quarter of 2004, we announced that Pep Boys launched a national rollout of the complete line of Hawk Performance® brand brake pads. Pep Boys now stocks Hawk Performance® brand brake pads in all of its 595 stores and is equipped to install them in its more than 6,000 service bays. We estimate that aftermarket sales of friction products have comprised approximately 40% of our friction product sales in recent years.

      Experienced Management Team with a Significant Equity Ownership Interest. Our team of six executive officers has 145 years of experience in manufacturing. They have been with us for an average of 10.7 years, and average 24.6 years of experience in the manufacturing industry. Our Chairman of the Board and CEO and our Senior Chairman have each been with us since our founding 15 years ago. Together, they beneficially hold approximately 31% of our outstanding common stock.

Business Strategies

      Our business strategy builds on our corporate strengths and includes the following principal elements:

      Continued Product Innovation. We believe that we are an industry leader in the development of systems, processes and technologies that enable the manufacturing of friction products with numerous performance advantages, such as greater wear resistance, increased stopping power, lower noise and smoother engagement. We are committed to maintaining our technological advantages. As a result, we are focusing our research and development efforts on improving our existing products and developing materials for new applications. For example, in our precision components segment, we have embarked on a strategic initiative by investing in advanced equipment containing proprietary technology. This equipment, combined with product developments and new production techniques, will enable us to manufacture products with higher density levels which we believe will enable us to develop new applications for our existing end markets.

      Focus on High-Margin, Specialty Applications. We focus on markets that require sophisticated engineering and production techniques in which we have achieved a significant market share. We seek to compete in markets requiring a high level of engineering expertise and technical capability, rather than in markets in which the primary competitive factor is product pricing. We believe margins for our products in these markets are higher than in other manufacturing markets that use standardized products and that this strategy will continue to provide market stability going forward. Our gross margin was 24.6% for the nine months ended September 30, 2004.

      Capitalize on Aftermarket Opportunities. Our aftermarket sales enable us to reduce our exposure to adverse economic cycles. Sales of our friction products can offer decades of continued sales for products such as aircraft brakes, heavy duty trucks and construction equipment. In 2003, we initiated marketing programs to expand our aftermarket sales into new geographic markets, including South America and Asia. We have also expanded our friction component sales force to focus on increasing aftermarket sales to fleets and retail customers. In October 2004, we created a new executive position at Hawk to focus on building brand equity and leading the growth of our aftermarket sales for our friction segment.

      Institute Cost-Reduction Initiatives. To maintain our profit margins in highly competitive markets, we aggressively manage our cost structure. An example of this commitment to cost management is our recent plan to close our friction manufacturing facility in Brook Park, Ohio and move production to a new state of the art facility in Oklahoma that is expected to result in annual pre-tax savings of approximately $2.5 million once full production levels are achieved. We began construction on the facility in the second quarter of 2004 and we expect it to become fully operational in 2005; however, we do not expect that we will achieve full production levels until 2006. Through various cost reduction programs, lean manufacturing initiatives and Six Sigma projects, we continue to look for ways to lower the total cost of producing our products. We use an incentive based compensation system to further align our employees with our focus on providing products of the highest quality and at the lowest cost.

      Selective International Expansion. We have foreign manufacturing facilities in Italy, Canada and China. Through our friction products segment’s worldwide distribution network, we continue to selectively expand our international operations in established markets throughout Europe, Asia, North America, South America and Australia. In 2003, we constructed a second facility in China to manufacture powder metal components. We experienced our first sales from this facility at the end of 2003, and anticipate achieving significant sales growth at this facility in 2004 and beyond, as many of our existing customers are looking to us to provide a high quality source for their facilities located in Asia. Net sales, on a local currency basis, at our Italian facility that manufactures friction products increased 16.6% for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. Overall, our international net sales represented $35.8 million, or 19.6%, of our consolidated net sales for the nine months ended September 30, 2004.

      Our principal offices are located at 200 Public Square, Suite 1500, Cleveland, Ohio 44114-2301 and we can be reached by telephone at (216) 861-3553.

SUMMARY OF THE EXCHANGE OFFER

      The summary below describes the principal terms of the exchange offer. The description below is subject to important limitations and exceptions. Please read “The Exchange Offer” in this prospectus which contains a more detailed description of the exchange offer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of the New Notes, that have been registered under the Securities Act, for each $1,000 principal of the Old Notes, which have not been registered under the Securities Act. We issued the Old Notes on November 1, 2004.

In order to exchange your Old Notes, you must promptly tender them before the expiration date (as described herein). All Old Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the New Notes on or promptly after the expiration date.

You may tender your Old Notes for exchange in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights Agreement	We sold the Old Notes on October 25, 2004 to Jefferies & Company, Inc., the initial purchaser. Simultaneously with that sale, we signed a registration rights agreement with the initial purchaser relating to the Old Notes that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your Old Notes for New Notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

For a description of the procedures for tendering Old Notes, see “The Exchange Offer — Procedures for Tendering Old Notes.”

Consequences of Failure to Exchange	If you do not exchange your Old Notes for New Notes in the exchange offer, you will still have the restrictions on transfer provided in the Old Notes and in the indenture that governs both the Old Notes and the New Notes. In general, the Old Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. After the exchange offer, we do not plan to register the Old Notes under the Securities Act. See “Risk Factors — There are consequences associated with failing to exchange the Old Notes for the New Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City Time, on , unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See “The Exchange Offer — Conditions to the Exchange Offer.”

We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

• to delay the acceptance of the Old Notes;

• to terminate the exchange offer if specified conditions have not been satisfied;

• to extend the expiration date and retain all tendered Old Notes, subject to the right of tendering holders to withdraw their tender of Old Notes; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Procedures for Tendering Old Notes	If you wish to tender your Old Notes for exchange, you must:

• complete and sign a letter of transmittal according to the instructions contained in the letter of transmittal; and

• forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the Old Notes.

Specified brokers, dealers, commercial banks, trust companies and other nominees may also make tenders by book-entry transfer.

Please do not send your letter of transmittal or your Old Notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer — Exchange Agent.”

Special Procedures for Beneficial Owners	If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your Old Notes. See “The Exchange Offer — Procedures for Tendering Old Notes.”

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in “The Exchange Offer — Withdrawal Rights.”

Resales of New Notes	We believe that you will be able to offer for resale, resell or otherwise transfer the New Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

• you are not an affiliate of ours; and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the New Notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes that such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of New Notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer New Notes. See “Plan of Distribution.”

Exchange Agent	The exchange agent for the exchange offer is HSBC Bank USA, National Association. The address, telephone number and facsimile number of the exchange agent are provided in “The Exchange Offer — Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes. See “Use of Proceeds.”

United States Federal Income Tax Consequences	Your participation in the exchange offer generally will not be a taxable exchange for U.S. federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Certain U.S. Federal Income Tax Considerations.”

SUMMARY DESCRIPTION OF THE NEW NOTES

      The summary below describes the principal terms of the New Notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of the prospectus entitled “Description of the New Notes” contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Hawk Corporation.

Securities Offered	$110,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2014.

Maturity Date	November 1, 2014.

Interest	We will pay interest on the New Notes at an annual rate of 8 3/4%. We will pay interest on the New Notes semi-annually in cash, in arrears, on each January 1 and July 1, beginning on January 1, 2005.

Guarantees	The New Notes will be unconditionally guaranteed on a senior unsecured basis by all of our existing and future domestic restricted subsidiaries.

Ranking	The New Notes will be our senior unsecured obligations, will rank senior in right of payment to all of our existing and future subordinated debt and will rank equally in right of payment with all of our existing and future senior debt, including our new bank facility. The guarantees will rank senior in right of payment to all existing and future subordinated debt of the guarantors and equally in right of payment with all existing and future senior debt of the guarantors, including our new bank facility. The New Notes and guarantees will be effectively subordinated to all our and our subsidiaries’ secured debt, including our new bank facility, to the extent of the value of the assets securing that debt.

Ratings	The New Notes will be rated B2 by Moody’s Investors Service, Inc. and B by Standard & Poor’s Ratings Services. A rating reflects only the views of Moody’s or Standard & Poor’s and is not a recommendation to buy, sell or hold the New Notes.

Optional Redemption	On or after November 1, 2009, we may, at our option, redeem some or all of the New Notes at the following redemption prices, plus accrued and unpaid interest and additional interest, if any, to the date of redemption:

For the period below	Percentage

On or after November 1, 2009	104.375%
On or after November 1, 2010	103.281%
On or after November 1, 2011	102.188%
On or after November 1, 2012	101.094%
On or after November 1, 2013	100.000%

Prior to November 1, 2008, we may redeem up to 35% of the aggregate principal amount of the New Notes originally issued in the offering at our option with the net proceeds of certain equity offerings at 108.750% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of redemption, provided at least 65% of the aggregate principal amount of the New Notes originally issued in the offering remains outstanding.

Change of Control Offer	If we experience a change of control, each holder of the New Notes will have the right to require us to repurchase all or any part of their New Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Asset Sale Proceeds	Upon certain asset sales, we may have to use the proceeds to offer to repurchase New Notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Certain Indenture Covenants	The indenture governing the New Notes contains covenants that, among other things, limit our ability to:

• incur or guarantee additional debt or issue disqualified capital stock;

• pay dividends, redeem subordinated debt or make other restricted payments;

• issue preferred stock of our subsidiaries;

• transfer or sell assets, including capital stock of its subsidiaries;

• incur dividend or other payment restrictions affecting certain of our subsidiaries;

• make certain investments or acquisitions;

• grant liens on our assets;

• enter into certain transactions with affiliates; and

• merge, consolidate or transfer substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions.

No Listing	The New Notes are a new issue of securities with no established trading market. We intend to list the New Notes on the American Stock Exchange.

For more information about the New Notes, see “Description of the New Notes.”

You should refer to “Risk Factors” for an explanation of certain risks of participating in the exchange offer.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(in millions, except per share data)

      The following table sets forth our summary historical financial and operating data. The statement of operations data and other financial data for each of the three fiscal years ended December 31, 2001, 2002 and 2003 are derived from the audited financial statements appearing elsewhere in this prospectus. The statement of operations data and other financial data for the nine months ended September 30, 2003 and 2004 and the balance sheet data as of September 30, 2004 are unaudited and are derived from the unaudited financial statements appearing elsewhere in this prospectus. Our unaudited statement of operations data for the nine months ended September 30, 2004 are not necessarily indicative of results that may be expected for 2004. The pro forma financial data and ratios and pro forma balance sheet data as of September 30, 2004 that are in the table give effect to the offering of the Old Notes as if it occurred at the beginning of 2004 in the case of the financial data, and on September 30, 2004, in the case of the balance sheet data.

      The summary financial data should be read in conjunction with, and is qualified in its entirety by reference to, the sections entitled “Capitalization,” “Selected Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and the notes thereto contained elsewhere in this prospectus.

				Nine months ended
	Year ended December 31,
				September 30,	September 30,
	2001	2002	2003	2003	2004

				(unaudited)
Statement of Operations Data:
Net sales	$176.9	$185.9	$202.6	$155.0	$183.0
Gross profit	40.7	44.2	47.4	37.4	45.1
Selling, technical & administrative expenses	28.8	30.5	33.7	25.2	28.3
Pension curtailment and contractual termination benefit costs(1)			1.9
Restructuring costs(2)	1.1				0.5
Income from operations(3)	7.2	13.0	10.9	11.7	15.8
(Loss) income before discontinued operations and cumulative effect of change in accounting principle	(2.2)	0.8	(0.4)	1.8	4.3
Discontinued operations, net of tax	(2.1)	(1.9)	(5.0)	(1.1)	(0.4)
Cumulative effect of change in accounting principle, net of tax		(17.2)

Net loss (income)	$(4.3)	$(18.3)	$(5.4)	$0.7	$3.9

(Loss) earnings per share:
Basic (loss) earnings before discontinued operations and cumulative effect of change in accounting principle	$(.27)	$.08	$(.07)	$.19	$.48
Discontinued operations	(.25)	(.22)	(.58)	(.12)	(.05)
Cumulative effect of change in accounting principle		(2.01)

Basic (loss) earnings per share	$(.52)	$(2.15)	$(.65)	$.07	$.43

Diluted (loss) earnings before discontinued operations and cumulative effect of change in accounting principle	$(.27)	$.08	$(.07)	$.19	$.47
Discontinued operations	(.25)	(.22)	(.58)	(.12)	(.05)
Cumulative effect of change in accounting principle		(2.00)

Diluted (loss) earnings per share	$(.52)	$(2.14)	$(.65)	$.07	$.42

						Nine months ended
	Year ended December 31,
						September 30,		September 30,
	2001	2002		2003		2003		2004

						(unaudited)
Other Financial Data:
EBITDA(4)	$21.7	$24.0		$21.8		$19.7		$23.8
Depreciation	10.7	10.2		10.1		7.4		7.4
Amortization(5)	3.8	0.8		0.8		0.6		0.6
Total debt	97.8	108.3		95.0		93.0		102.3
Capital expenditures (including capital leases and financed capital expenditures)	8.5	9.7		11.2		5.4		12.7
Ratio of earnings to fixed charges(6)	—	1.0	x	1.0	x	1.4	x	1.9	x

	Nine months ended
	September 30, 2004

	Actual		Pro Forma

	(unaudited)
	(in millions)
Pro Forma Financial Data and Ratios:
Cash interest(7)	7.1		7.3
EBITDA(4)	23.8		23.8
Ratio of net debt(8) to EBITDA(4)	4.1	x	4.3	x
Ratio of EBITDA(4) to cash interest(7)	3.4	x	3.3	x

	As of
	September 30, 2004

	Actual	Pro Forma

	(unaudited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$4.2	$10.4
Property plant and equipment, net	67.1	67.1
Total assets	211.8	220.7
Net debt(8)	98.1	102.6
Shareholders’ equity(9)	46.0	44.9

(1)	Reflects a one-time, non-cash charge related to the pension curtailment and contractual termination benefit costs associated with the announced closure of our friction segment facility in Brook Park, Ohio.

(2)	In 2001, reflects primarily a work force reduction of approximately 160 salaried and production personnel. In 2004, represents costs associated with the announced closure of our Brook Park, Ohio friction segment facility.

(3)	In accordance with the non-amortization provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142) (see “Note 2 — Significant Accounting Policies” to the accompanying consolidated financial statements beginning on page F-1 of this prospectus), we discontinued the amortization of goodwill in 2002.

(4)	EBITDA is defined as income from operations plus depreciation and amortization. The following table reconciles income from operations to EBITDA.

				Nine months
				ended
	Year ended December 31,			September 30,

	2001	2002	2003	2003	2004

	(in millions)			(unaudited)
Income from operations	$7.2	$13.0	$10.9	$11.7	$15.8
Depreciation and amortization	14.5	11.0	10.9	8.0	8.0

EBITDA	$21.7	$24.0	$21.8	$19.7	$23.8

As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA should be considered in addition to, not as a substitute for, income from operations, net (loss) income, cash flows and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States of America. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management’s discretionary use.

(5)	Amortization set forth in this table does not include deferred financing amortization of $0.3 million and $0.6 million for the nine months ended September 30, 2004 and 2003 and $0.8 million in 2003, $0.6 million in 2002 and $0.6 million in 2001, that is included in interest expense in our Statement of Operations.

(6)	We determine the ratio of earnings to fixed charges by dividing:

•	the sum of earnings before interest expense, amortization of deferred financing costs, taxes and a portion of rent expense representative of interest, by

•	the sum of interest expense, amortization of deferred financing costs and a portion of rent expense representative of interest.

For the year ended December 31, 2001, our earnings were insufficient to cover fixed charges. The additional earnings required to cover fixed charges would have been $3.2 million for the year ended December 31, 2001.

(7)	Cash interest excludes amortization of deferred financing costs, including estimated debt issuance costs incurred in connection with this offering, amortization of consent payment and interest income.

(8)	Net debt is defined as total debt less cash and cash equivalents.

(9)	Upon issuance of the Old Notes, we expensed the unamortized consent payment of $0.9 million ($0.5 million, net of tax) relating to the 12% Senior Notes due 2006 and fees and unamortized deferred financing costs associated with our former bank facility of $0.9 million ($0.6 million, net of tax), reducing our shareholders’ equity by approximately $1.1 million.

RISK FACTORS

      You should carefully consider the following risk factors and the other information in this prospectus before participating in the exchange offer. The risks described below are not the only ones facing us. This prospectus contains forward-looking statements that involve risks and uncertainties, including, in particular, the statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Although we believe that our plans, intentions and expenditures reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

Risk Factors Relating to the Exchange Offer

If you do not exchange your Old Notes for New Notes, your ability to sell your Old Notes will be restricted.

      If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes. The restrictions on transfer on your Old Notes arise because we issued the Old Notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the Old Notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any Old Notes after the expiration of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those Old Notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the Old Notes under the Securities Act. In addition, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes would be adversely affected.

You are responsible for complying with all exchange offer procedures. If you do not comply with the exchange offer procedures, you will be unable to obtain the New Notes.

      We will issue New Notes in exchange for your Old Notes only after we have timely received your Old Notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities in the tender of your Old Notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on                     , or on a later extended date and time as we may decide. See “The Exchange Offer — Procedures for Tendering Old Notes.”

The New Notes may not be freely tradable.

      Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act, that you acquired your New Notes in the ordinary course of your business and that you are not engaging in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of your New Notes. However, we have not submitted a no-action letter to the SEC regarding the exchange offer and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If you are an affiliate of our, are engaged in or intend to engage in, or have any arrangement or understanding with respect to, a distribution of the New Notes to be acquired in the exchange offer, you will be subject to additional limitations. See “The Exchange Offer — Resales of the New Notes.”

We expect a limited trading market for the New Notes, which may make it difficult for you to sell the New Notes.

      Although we intend to list the New Notes on the American Stock Exchange, we cannot assure you that an active trading market will develop for the New Notes. Accordingly, you may have difficulty selling the New Notes.

Risk Factors Relating to the New Notes

Our substantial level of debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the New Notes.

      We have a substantial amount of debt. After giving effect to the offering of the Old Notes, as of September 30, 2004, we would have had approximately $102.6 million of net debt outstanding and our ratio of pro forma net debt to EBITDA in the nine months ended September 30, 2004 would have been 4.3 to 1.

      Our high level of debt could have important consequences to you, including the following:

•	it may make it difficult for us to satisfy our obligations under the New Notes and our other debt and contractual and commercial commitments;

•	we must use a substantial portion of our cash flow from operations to pay interest on the New Notes and our other debt, which will reduce the funds available to us for other purposes;

•	all of the debt outstanding under our new bank facility is secured by certain of our assets and will mature prior to the New Notes;

•	our new bank facility has a variable rate of interest, which exposes us to the risk of increased interest rates;

•	our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited;

•	our high level of debt could limit our flexibility in reacting to changes in the industry and make us more vulnerable to adverse changes in our business or economic conditions in general;

•	our high level of debt could place us at a competitive disadvantage to those of our competitors who operate on a less leveraged basis; and

•	if we fail to comply with the covenants in the indenture relating to the New Notes, our new bank facility or in the instruments governing our other debt, such failure could have material adverse effect on our business and our ability to repay the New Notes.

      Our ability to make payments with respect to the New Notes and to satisfy our other debt obligations will depend on our future operating performance and our ability to refinance our debt, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond our control.

Despite existing debt levels, we may still be able to incur substantially more debt, which would increase the risks associated with our leverage.

      We may be able to incur substantial amounts of additional debt in the future, including debt resulting from the issuance of additional notes and borrowings under our new bank facility. Although the terms of our new bank facility do, and the terms of the New Notes will, limit our ability to incur additional debt, such terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. Subject to the restrictions contained in our new bank facility, we will have the ability to borrow up to $30.0 million in loans less outstanding letters of credit.

We may not be able to generate sufficient cash flow to meet our debt service and other obligations.

      Our ability to generate cash flows from operations and to make scheduled payments on our debt, including equipment and other leases, will depend on our future financial performance. Our future performance will be affected by a range of economic, competitive and business factors that we cannot control, such as general economic and financial conditions in our industry and the economy at large. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our debt, we will be forced to adopt an alternative strategy that may include actions such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital. We cannot assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the New Notes and our other debt.

The New Notes are not secured by our assets nor those of our guarantors, and the lenders under our new bank facility will be entitled to remedies available to a secured creditor, which gives them priority over you to collect amounts due to them.

      The New Notes and the guarantees related thereto will not be secured by any of our assets or those of our guarantors and will be effectively subordinated to all of our and our guarantors’ existing and future secured debt to the extent of the value of the assets that secure that debt. Our obligations under our new bank facility are secured by, among other things, substantially all of the accounts receivable and inventory of Hawk and our guarantors as well as by a pledge of the stock of all of our domestic subsidiaries. If we become insolvent or are liquidated, or if payment under our new bank facility or in respect of any other secured indebtedness is accelerated, the lenders under our new bank facility or holders of other secured debt will be entitled to exercise the remedies available to a secured creditor under applicable law (in addition to any remedies that may be available under documents pertaining to our new bank facility or other senior debt).

The New Notes will be effectively subordinated to all obligations of our non-guarantor subsidiaries.

      The New Notes will not be guaranteed by any of our foreign subsidiaries or unrestricted subsidiaries. As a result of this structure, the New Notes will be effectively subordinated to all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary could not be used to pay you until after all other claims against that subsidiary, including trade payables, have been fully paid. As of and for the nine months ended September 30, 2004, the non-guarantor subsidiaries represented approximately 16.7% and 37.5% of our consolidated assets and operating income, respectively.

The indenture governing the New Notes and the instruments governing our other debt will impose significant operating and financial restrictions on us that may prevent us from pursuing certain business opportunities and restrict our ability to operate our business.

      The indenture governing the New Notes will, and our new bank facility does, contain covenants that restrict our ability to take various actions, such as:

•	incur or guarantee additional debt or issue capital stock that matures or is mandatorily redeemable or convertible into debt prior to the first anniversary of the final maturity date of the New Notes;

•	make investments or acquisitions;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	issue capital stock of certain subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens;

•	transfer or sell assets;

•	incur dividend or other payment restrictions affecting certain subsidiaries; and

•	consummate a merger, consolidation or sale of all or substantially all of our assets.

      Our ability to comply with these covenants can be affected by events beyond our control and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under these instruments, which could allow all amounts outstanding thereunder to be declared immediately due and payable. We cannot assure you that our assets would be sufficient to repay such amounts (including amounts due under the New Notes) in full. We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain financial ratios or because of the limitations imposed on us by the restrictive covenants under these instruments.

Hawk is a holding company and, therefore, our ability to make payments under the New Notes depends on cash flow from our subsidiaries.

      Hawk is a holding company. Our only material assets are our ownership interests in our subsidiaries. Consequently, we will depend on distributions or other intercompany transfers from our subsidiaries to make interest and principal payments on the New Notes and other debt service obligations. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	the earnings of our subsidiaries;

•	covenants contained in our and our subsidiaries debt agreements, including our new bank facility and the New Notes;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions.

      We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that the distributions and payments will be adequate to pay any amounts due under the New Notes or our other debt.

We may be unable to repurchase the New Notes upon a change of control.

      Upon the occurrence of a change of control, we will be required to offer to repurchase all outstanding New Notes at a price equal to 101% of the principal amount of the New Notes, together with accrued and unpaid interest and additional interest, if any, and liquidated damages, if any, to the date of repurchase.

      However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes and the events that constitute a change of control under the indenture may also be events of default under our new bank facility. These events may permit the lenders under our new bank facility to accelerate the debt outstanding thereunder. If we are required to repurchase the New Notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. If the debt under our new bank facility is not paid, the lenders thereunder may seek to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the New Notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the New Notes.

      One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the New Notes to obtain the benefit of an offer to repurchase all of a portion of the New Notes held by such holder may be impaired.

A court could cancel the guarantees under fraudulent conveyance laws or certain other circumstances.

      All of our present and future domestic restricted subsidiaries will guarantee the New Notes. If, however, such a subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, it received less than reasonably equivalent value or fair consideration for such guarantee and either was or was rendered insolvent, was left with inadequate capital to conduct its business, or believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay or defraud its creditors.

      A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the New Notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the New Notes from another subsidiary or from any other source.

      The indenture will state that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the New Notes when due.

Risk Factors Relating to Our Business

We are subject to various uncertainties with respect to the relocation of one of our manufacturing operations.

      We have entered into a lease agreeing to terms on the construction of a new facility at the Port of Catoosa (Tulsa), Oklahoma for certain of the manufacturing operations of our friction products segment. We began construction on the new facility in the second quarter of 2004 and expect that the relocation from our Brook Park, Ohio facility will be completed in 2005.

      There can be no assurance that the completion of the construction of the new facility will occur as planned. In addition, the relocation of operations involves a number of risks, including:

•	the ability to hire and train qualified people at the new facility;

•	the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; and

•	the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely fashion.

      Failure to successfully transition our business to the new facility may have a material adverse effect on our financial condition, results of operations and prospects.

      Expenses related to the relocation and employee severance costs associated with closure of our Brook Park, Ohio facility are estimated to be approximately $1.2 million in 2004. Additional expenses of approximately $4.0 million to $4.5 million to complete the relocation process are expected in 2005.

Our China facilities and metal injection molding operation have yet to turn a profit.

      Our operations in China, as part of our friction products segment, commenced in 2001, and we began our metal injection molding operation, which is part of our precision component segment, in 2000. In 2003, our precision components segment began manufacturing at our second facility in China. We expect that our operations in China and our metal injection molding operation will have a net loss in 2004. We cannot be certain when, or if, either of these operations will be profitable.

Our precision components segment may be adversely affected by low-cost production in China.

      Our precision components segment is able to produce powder metal components at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the reduction in secondary machining, lower material costs and the virtual elimination of raw material waste. However, we may not be able to successfully compete with components manufactured in China at a lower cost using these traditional manufacturing technologies.

Our net income will be impacted by the sale of our motor segment.

      We anticipate selling our motor segment as an ongoing business during 2004 and are accounting for the results of the motor segment as a discontinued operation in our financial statements. We expect to incur pre-tax charges of approximately $1.0 million to $1.5 million during 2004 related to the sale. We cannot be certain that we will be successful in divesting the motor segment, or if divested, that the terms of the transaction will be satisfactory to us. We may not have taken sufficient charges to reflect actual results of a sale, and upon completion of the divestiture, additional charges may be necessary.

We have incurred losses in the past and may incur losses in future years.

      For the year ended December 31, 2003, we reported a net loss of $5.4 million compared to a net loss of $18.3 million for the same period in 2002. Of the 2003 net loss, $5.0 million resulted from a charge related to discontinuing the operations of our motor segment and $1.9 million, pre-tax which arose from the curtailment of a defined benefit pension plan covering most hourly employees at our Brook Park, Ohio facility, which we intend to close. Of the 2002 net loss, $17.2 million consisted of an after-tax charge attributable to the cumulative effect of a change in accounting principle under SFAS 142.

      If we incur additional losses in the future or do not increase net income, then our growth potential and our ability to execute our business strategy may be constrained. In addition, our ability to service our debt, including our obligations under the New Notes, may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.

As a result of non-recurring charges in the fourth quarter of 2004, we expect to incur a loss in the fourth quarter of 2004 from continuing operations.

      During the fourth quarter of 2004, we expect to incur non-cash, non-recurring charges from continuing operations of approximately $0.5 million, net of tax as a result of the write-off of previously capitalized unamortized consent payments arising from the 2002 refinancing of our 12% Senior Notes due 2006 and $0.4 million, net of tax as a result of the write-off of previously capitalized unamortized deferred financing costs associated with our former bank facility. In addition, we expect to incur an early termination fee of $0.3 million, pre-tax related to the repayment of our former bank facility. We expect that these charges, along with the charges of approximately $0.6 million, pre-tax related to the relocation of our Brook Park, Ohio facility that we expect to incur in the fourth quarter of 2004, will cause us to incur a loss in the fourth quarter of 2004 from continuing operations.

In 2004, we expect a domestic pre-tax loss from operations that may require a valuation allowance to be recorded against any domestic deferred tax assets.

      We expect that we will incur a pre-tax loss at our domestic operations for the full year 2004, partially as a result of the non-recurring charges that we expect to take in the fourth quarter of 2004. Because of our domestic losses for the two years ended December 31, 2002 and 2003, and the projected domestic loss for the year ending December 31, 2004, we may not be able to recognize certain deferred tax assets that will be created as a result of these losses in 2004. At this time, we can not estimate the amount of the valuation allowance, if any, that may be necessary with respect to this deferred tax asset.

Work stoppages by union employees may negatively impact our business.

      As of September 30, 2004, 27% of our employees were represented by unions. If it is necessary to negotiate new agreements or extensions with the unions, we cannot be certain that we will be able to do so on favorable terms or without experiencing work stoppages. Any work stoppage may have a material adverse effect on our financial condition, results of operations and prospects.

Our gross margins are subject to fluctuation because of product mix.

      Certain of our friction products have lower gross margins than our other friction products, and in general, our precision component products have lower gross margins than our friction products. For the nine ended September 30, 2004, our friction products segment gross profit was 26.1% of net sales compared to our precision components segment gross profit margin of 21.8% of net sales.

We operate in a highly competitive industry, which may prevent us from growing and may decrease our business.

      We operate in an industry that is highly competitive and fragmented. There are many small manufacturers in our industry and only a few generate annual sales in excess of $50.0 million. Our larger competitors have greater financial resources to devote to manufacturing, promotion and sales, which could adversely affect our customer relationships or product mix.

      We compete for new business primarily when our existing customers develop new applications or redesign existing applications, which may involve lengthy periods of development and testing. For example, developing new aircraft braking systems typically begins two to five years before full-scale production. Although we have successfully obtained this business from our customers in the past, we may be unable to obtain this business in the future, which could adversely affect our financial condition, results of operations and prospects. Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to reliability and timeliness of delivery, technical expertise, product design capability, manufacturing expertise, operational flexibility, customer service and overall management.

      Some of our competitors use different technologies, such as carbon composite friction material for aircraft braking system components. We also compete with manufacturers using more traditional forging, casting and stamping technology. Our competitors’ use of different technology may adversely affect our ability to compete and negatively impact our financial condition, results of operations and prospects.

We may require significant ongoing and recurring additional capital expenditures and investment in research and development, manufacturing and other areas to remain competitive.

      We cannot assure you that we will be able to achieve the technological advances or introduce new products that may be necessary to remain competitive within our business. In addition, we cannot assure you that any technology development by us can be adequately protected such that we can maintain a sustainable competitive advantage.

Our existing preferred stockholders have the ability to exert voting control with respect to the election of directors.

      Ronald E. Weinberg, Chairman of the Board, Chief Executive Officer and President, Norman C. Harbert, Senior Chairman of the Board and Founder, and Byron S. Krantz, Secretary and Director, beneficially own 45%, 45% and 10%, respectively, of the outstanding shares of Series D preferred stock. The holders of our Series D preferred stock are entitled to elect a majority of the members of our board of directors. Accordingly, if any two of these stockholders vote their shares of Series D preferred stock in the same manner, they will have sufficient voting power (without the consent of our holders of Class A common stock) to elect a majority of the board of directors and to thereby control and direct the policies of the board of directors. The interests of these stockholders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of these stockholders as holders of equity might conflict with your interests as a holder of the New Notes. These stockholders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the New Notes.

We are subject to governmental regulations that may affect our ability to implement our business objectives.

      Our net sales to manufacturers of aircraft braking systems represented 9.7% of our consolidated net sales for the nine months ended September 30, 2004. Every aircraft braking system, including those containing components supplied by us, must satisfy Federal Aviation Administration criteria and testing requirements. If we fail to meet these requirements or any new or changed requirements, then our results of operations may be adversely affected or we may not be able to meet our business objectives. There can be no assurance that Federal Aviation Administration review of an aircraft braking system containing components supplied by us will result in a favorable determination or that we or our customers will continue to meet Federal Aviation Administration criteria and testing requirements, which are subject to change in the discretion of the Federal Aviation Administration.

Environmental and health and safety liabilities and requirements could require us to incur material costs.

      We are subject to various U.S. and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing:

•	discharges of pollutants into the air and water;

•	the management and disposal of hazardous substances; and

•	the cleanup of contaminated properties.

      The nature of our operations exposes us to the risk of liabilities or claims with respect to environmental matters, including on-site and off-site disposal matters. Future events could require us to make additional expenditures to modify or curtail our operations, install pollution control equipment or investigate and cleanup contaminated sites, such as:

•	the discovery of new information concerning past releases of hazardous substances;

•	the discovery or occurrence of compliance problems relating to our operations; and

•	changes in existing environmental laws or their interpretation.

      We are also subject to the federal Occupational Safety and Health Act and similar foreign and state laws. The nature of our operations, the extensive uses of our existing and former facilities, and the operations of prior owners and operators expose us to the risk of liabilities or claims concerning environmental and health and safety laws and regulations.

We are dependent upon the availability of raw materials, and we may not be able to receive favorable prices for, or continued supplies of, raw materials, which may affect our ability to obtain enough supplies to conduct our business.

      We require substantial amounts of raw materials, including copper and iron powders, steel and custom-fabricated cellulose sheet and substantially all of the raw materials we require are purchased from third party suppliers and are generally in adequate supply. However, the availability and costs of raw materials may be subject to change due to, among other things, new laws or regulations, suppliers’ allocation to other purchasers, interruptions in production by suppliers and changes in exchange rates and worldwide price and demand levels. We are not currently party to any long-term supply agreements. Our inability to obtain adequate supplies of raw materials for our products at favorable prices could have a material adverse effect on our business, financial condition or results or operations by decreasing our profit margins and by hindering our ability to deliver products to our customers on a timely basis. Recently, we have experienced an increase in the costs of our copper and iron powders and steel. Although we may determine that it is necessary to pass on the raw material price increases to our customers, in certain circumstances, it may not be possible or practicable for us to pass on these increases. If we are not able to reduce or eliminate the effect of these cost increases through lowering other costs of production or successfully implementing price increases to our customers, such cost increases from our vendors could have a negative effect on our financial results.

We are subject to risks associated with international operations.

      We conduct business outside the United States which subjects us to the risks inherent in international operations. Risks inherent in international operations include the following:

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including exchange controls;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products is made in local currency;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult; and

•	overlap of different tax laws may subject us to additional taxes.

      Our international net sales represented $35.8 million, or 19.6% of our consolidated net sales, for the nine months ended September 30, 2004.

We depend on our key personnel.

      Our performance depends on our ability to retain and motivate officers and key employees. The loss of any of our executive officers or other key employees could materially and adversely affect our financial condition, results of operations and prospects. Hawk has an employment agreement with Ronald E. Weinberg, its Chairman of the Board, Chief Executive Officer and President, and maintains a “key person” life insurance policy on the life of Mr. Weinberg in the face amount of $1.0 million.

      Our future success also depends on identifying, attracting, hiring, training, retaining and motivating other highly skilled technical, managerial and marketing personnel. Competition for these employees is intense, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel.

USE OF PROCEEDS

      The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes or the closing of the exchange offer.

      In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange an equal number of Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described in “The Exchange Offer — Terms of the Exchange Offer.” The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued.

      The net proceeds of the offering of the Old Notes were used to repurchase approximately 51.5% of the $66.3 million in principal amount of our 12% Senior Notes due 2006 that were tendered and accepted in our previously announced consent solicitation and tender offer, to pay interest thereon, to repay loans under our former bank facility, to pay interest on our former bank facility and to pay fees and expenses related to the offering of the Old Notes and the related transactions. On December 1, 2004, we redeemed the remaining 12% Senior Notes due 2006 that were not tendered in the consent solicitation and tender offer.

CAPITALIZATION

      The following table sets forth our capitalization at September 30, 2004, and as adjusted to give effect to the offering of the Old Notes and the application of the net proceeds therefrom and from our new bank facility. This presentation should be read in conjunction with our historical financial statements and the related notes thereto included elsewhere herein.

	At September 30, 2004

	Actual	Pro Forma

	(unaudited)
	(in millions)
Cash and cash equivalents	$4.2	$10.4

Debt:
Former bank facility	$33.0
12% Senior Notes due 2006	66.3
Old Notes		$110.0
Short-term debt	1.0	1.0
New bank facility(1)
Other	2.0	2.0

Total debt	102.3	113.0
Shareholders’ equity(2)	46.0	44.9

Total capitalization	$148.3	$157.9

(1)	On November 1, 2004, concurrent with the closing of the offering of the Old Notes, we entered into our new $30.0 million bank facility. For a description of our new bank facility, see “Description of Certain Debt — New Bank Facility.” Based on our historical seasonal needs, the aggregate principal amount of loans outstanding under our former bank facility on November 1, 2004 was higher than the outstanding balance of $33.0 million as of September 30, 2004. Since the proceeds of the offering of the Old Notes were not sufficient to repurchase the portion of our 12% Senior Notes due 2006 that were tendered and accepted in our previously announced consent solicitation and tender offer and repay the entire former bank facility on the date of closing, we borrowed funds under our new bank facility.

(2)	Upon issuance of the Old Notes, we expensed the unamortized consent payment of $0.9 million ($0.5 million, net of tax) relating to the 12% Senior Notes due 2006 and fees and unamortized deferred financing costs associated with our former bank facility of $0.9 million ($0.6 million, net of tax), reducing our shareholders’ equity by approximately $1.1 million.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

(in millions, except per share data)

      The following table sets forth selected financial and operating data of the company. The statement of operations data and other financial data for each of the three fiscal years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 are derived from the financial statements of the company appearing elsewhere in this prospectus, which have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm. The data for each of the two fiscal years ended December 31, 1999 and 2000 and as of each of the three fiscal years ended December 31, 1999, 2000 and 2001 are derived from our audited financial statements that do not appear in this prospectus. The statement of operations, other financial data and balance sheet data as of and for each of the nine month periods ended September 30, 2003 and 2004 have been derived from our unaudited historical financial statements, which, in our opinion, include all adjustments, including usual recurring adjustments, necessary for the fair presentation of that information for such periods. The interim period selected financial data are not necessarily indicative of the results for the full year. Unaudited statement of operations data for the nine month periods ended September 30, 2003 and 2004, and unaudited balance sheet data as of September 30, 2004, are included in our financial statements contained elsewhere in this prospectus. The selected financial data should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and the notes thereto appearing elsewhere in this prospectus.

						Nine months
						ended
	Year ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

						(unaudited)
Statement of Operations Data:
Net sales	$180.9	$195.9	$176.9	$185.9	$202.6	$155.0	$183.0
Gross profit	47.3	53.9	40.7	44.2	47.4	37.4	45.1
Pension curtailment and contractual termination benefit costs(1)					1.9
Restructuring costs(2)			1.1				0.5
Income from operations(3)	19.7	21.4	7.2	13.0	10.9	11.7	15.8
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	6.9	6.7	(2.2)	0.8	(0.4)	1.8	4.3
Discontinued operations, net of tax	(0.6)	(0.9)	(2.1)	(1.9)	(5.0)	(1.1)	(0.4)
Cumulative effect of change in accounting principle, net of tax				(17.2)

Net income (loss)	$6.3	$5.8	$(4.3)	$(18.3)	$(5.4)	$0.7	$3.9

(Loss) earnings per share:
Basic (loss) earnings before discontinued operations and cumulative effect of change in accounting principle	$.78	$.77	$(.27)	$.08	$(.07)	$.19	$.48
Discontinued operations	(.07)	(.11)	(.25)	(.22)	(.58)	(.12)	(.05)
Cumulative effect of change in accounting principle				(2.01)

Basic (loss) earnings per share	$.71	$.66	$(.52)	$(2.15)	$(.65)	$.07	$.43

Diluted (loss) earnings before discontinued operations and cumulative effect of change in accounting principle	$.78	$.77	$(.27)	$.08	$(.07)	$.19	$.47
Discontinued operations	(.07)	(.11)	(.25)	(.22)	(.58)	(.12)	(.05)
Cumulative effect of change in accounting principle				(2.00)

Diluted (loss) earnings per share	$.71	$.66	$(.52)	$(2.14)	$(.65)	$.07	$.42

											Nine months
											ended
	Year ended December 31,										September 30,

	1999		2000		2001		2002		2003		2003		2004

											(unaudited)
Other Financial Data:
EBITDA(4)	$32.2		$35.2		$21.7		$24.0		$21.8		$19.7		$23.8
Depreciation	9.5		10.4		10.7		10.2		10.1		7.4		7.4
Amortization(5)	3.0		3.4		3.8		0.8		0.8		0.6		0.6
Net debt(6)	102.3		100.2		94.7		106.6		91.6		89.9		98.1
Capital expenditures (including capital leases and financial capital expenditures)	8.6		8.5		8.5		9.7		11.2		5.4		12.7
Ratio of net debt(6) to EBITDA(4)	3.2	x	2.8	x	4.4	x	4.4	x	4.2	x	4.6	x	4.1	x
Ratio of earnings to fixed charges(7)	2.0	x	2.1	x	—		1.0	x	1.0	x	1.4	x	1.9	x

						As of
	As of December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(in millions)					(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4.0	$4.0	$3.1	$1.7	$3.4	$3.1	$4.2
Accounts receivable	29.2	28.7	24.3	29.5	32.3	32.6	41.1
Inventory	26.9	31.5	28.7	32.7	35.4	33.0	40.3
Assets of discontinued operations	11.6	13.4	14.7	10.4	4.3	9.9	5.4
Property plant and equipment, net	66.3	65.0	61.7	61.8	63.1	60.7	67.1
Total assets	209.6	215.4	204.1	192.9	193.5	191.5	211.8
Liabilities of discontinued operations	1.1	1.1	1.4	2.8	3.7	3.9	5.9
Total debt	106.3	104.2	97.8	108.3	95.0	93.0	102.3
Shareholders’ equity	66.5	71.7	66.4	44.8	41.7	47.0	46.0

(1)	Reflects a one-time, non-cash charge related to the pension curtailment and contractual termination benefit costs associated with the announced closure of the friction segment facility in Brook Park, Ohio.

(2)	In 2001 reflects primarily a work force reduction of approximately 160 salaried and production personnel. In 2004, represents costs associated with the announced closure of the friction segment facility in Brook Park, Ohio.

(3)	In accordance with the non-amortization provisions of SFAS 142 (see “Note 2 — Significant Accounting Policies” to the accompanying consolidated financial statements beginning on page F-1 of this prospectus), we discontinued the amortization of goodwill in 2002.

(4)	EBITDA is defined as income from operations plus depreciation and amortization. The following table reconciles income from operations to EBITDA.

						Nine months ended
	Year ended December 31,					September 30,

	1999	2000	2001	2002	2003	2003	2004

	(in millions)					(unaudited)
Income from operations	$19.7	$21.4	$7.2	$13.0	$10.9	$11.7	$15.8
Depreciation and amortization	12.5	13.8	14.5	11.0	10.9	8.0	8.0

EBITDA	$32.2	$35.2	$21.7	$24.0	$21.8	$19.7	$23.8

As presented by us, EBITDA may not be comparable to similarly titled measures reported by other companies. We have included EBITDA because we believe it is an indicative measure of our operating performance and our ability to meet our debt service requirements and is used by investors and analysts to evaluate companies in our industry. EBITDA should be considered in addition to, not as a substitute for, income from operations, net (loss) income, cash flows and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States of America. In addition, a substantial portion of our EBITDA must be dedicated to the payment of interest on our indebtedness and to service other commitments, thereby reducing the funds available to us for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management’s discretionary use.

(5)	Amortization set forth in this table does not include deferred financing amortization of $0.3 million and $0.6 million for the nine months ended September 30, 2004 and 2003, respectively, and $0.8 million in 2003, $0.6 million in 2002, $0.6 million in 2001, $0.6 million in 2000 and $0.6 million in 1999, which is included in interest expense on the Statement of Operations.

(6)	Net debt is defined as total debt less cash and cash reserves.

(7)	We determine the ratio of earnings to fixed charges by dividing:

•	the sum of earnings before interest expense, amortization of deferred financing costs, taxes and a portion of rent expense representative of interest, by

•	the sum of interest expense, amortization of deferred financing costs and a portion of rent expense representative of interest.

For the year ended December 31, 2001, our earnings were insufficient to cover fixed charges. The additional earnings required to cover fixed charges would have been $3.2 million for the year ended December 31, 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read this discussion in conjunction with the consolidated financial statements, notes and tables beginning on page F-1 of this prospectus. Management’s discussion and analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, this performance involves risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. Some of the important factors that could cause our actual results or outcomes to differ from those discussed are listed under “Forward-Looking Statements.”

Results of Operations

      Through our subsidiaries, we operate primarily in three reportable segments: friction products, precision components and performance racing. Our results of operations are affected by a variety of factors, including but not limited to, general economic conditions, customer demand for our products, competition, raw material pricing and availability, labor relations with our personnel and political conditions in the countries in which we operate. We sell a wide range of products that have a corresponding range of gross margins. Our consolidated gross margin is affected by product mix, selling prices, material and labor costs as well as our ability to absorb overhead costs resulting from fluctuations in demand for our products.

Sale of Motor Segment

      In the fourth quarter of 2003, we committed to a plan to sell our motor segment, which has operations in Alton, Illinois and Monterrey, Mexico. This segment, which manufactures die-cast aluminum rotors for fractional and sub-fractional horsepower electric motors, failed to achieve a certain level of profitability, and, after completing an extensive analysis, we determined that a divestiture of this segment would allow us to concentrate on our core segments of friction products and precision components. We initiated an active marketing plan and anticipate selling or entering into a binding agreement to sell the segment prior to the end of 2004. Results of operations for this segment have been restated to reclassify its net operations, assets and liabilities as discontinued for all periods presented in this report and are not included in this discussion of our results of operations.

New Production Facility

      We committed to a restructuring program to achieve cost savings in our friction products segment by moving operations at its Brook Park, Ohio location to a new production facility at the Port of Catoosa (Tulsa), Oklahoma in the fourth quarter of 2003. We have signed a lease on the construction of a new approximately 240,000 square foot facility. We began construction of the new facility in the second quarter of 2004, with completion expected in 2005. The commencement of operations at our new facility will require the closing of the Brook Park, Ohio facility. In connection with the planned closure of our Brook Park, Ohio facility, we recorded a $1.9 million charge in the fourth quarter of 2003 related to the curtailment and contractual termination benefit costs of a defined benefit pension plan covering certain union employees of our facility. In addition, we anticipate pre-tax charges of approximately $1.2 million in 2004 and $4.0 million to $4.5 million in 2005 related to the relocation of our Brook Park, Ohio facility and employee severance expense.

Critical Accounting Policies

      Our critical accounting policies, including the assumptions and judgments underlying them are more fully described in “Note 2 — Significant Accounting Policies” of the notes to the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus. Some of our accounting policies require the application of significant judgment by us in the preparation of our financial statements. In applying these policies, we use our best judgment to determine the underlying assumptions that are used in calculating the estimates that affect the reported values on our financial statements. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

      We review our financial reporting and disclosure practices and accounting policies quarterly to ensure that they provide accurate and transparent information relative to the current economic and business environment. We base our estimates and assumptions on historical experience and other factors that we consider relevant. If these estimates differ materially from actual results, the impact on our consolidated financial statements may be material. However, historically our estimates have not been materially different from actual results. Our critical accounting policies include the following:

•	Revenue Recognition. We recognize revenues when products are shipped and title has transferred to the customer.

•	Allowance for Doubtful Accounts. Our policy regarding the collectability of accounts receivable is based on a number of factors. In circumstances where a specific customer is unable to pay its obligations, we record a specific allowance for bad debts against amounts due to reduce the net recognized receivable to the amount that we reasonably expect to collect. If circumstances change, estimates of the recoverability of the amounts due us could change.

•	Inventory Reserves. We develop reserves for slow moving and obsolete inventories based on historical experience and product demand. We continuously evaluate the adequacy of our inventory reserves and make adjustments to the reserves as required.

•	Goodwill. Goodwill represents the excess of the cost of companies we acquired over the fair value of their net assets as of the date of acquisition. In accordance with SFAS 142, our policy is to evaluate the carrying value of our goodwill and indefinite-lived intangible assets at least annually, or more frequently if there is a significant adverse event or change in the environment in which one of our business unit operates. An impairment loss would be recorded in the period such determination is made. In assessing the recoverability of our goodwill, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. Estimates of future discounted cash flows are highly subjective judgments based on our experience and knowledge of operations. These estimates can be significantly impacted by many factors including changes in global and local business and economic conditions, operating costs, inflation and competitive trends. If actual results are materially different than the assumptions used, impairment could result. (See “Note 2 — Significant Accounting Policies” to the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus).

•	Long-Lived Assets. We review long-lived assets (excluding goodwill) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. Estimates of future undiscounted cash flows are highly subjective judgments based on our experience and knowledge of operations. These estimates can be significantly impacted by many factors including changes in global and local business and economic conditions, operating costs, inflation and competitive trends. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. Based on our review, we recorded a pre-tax, non-cash impairment charge of $4.5 million in the fourth quarter of 2003 to our motor segment, which was reported as a discontinued operation for the year ended December 31, 2003. There were no impairment charges recorded in the three or nine months ended September 30, 2004 or 2003, except as disclosed in Note 3 — Discontinued Operations, or for the year ended 2002. (See “Note 3 — Discontinued Operations” to the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus).

•	Pension Benefits. We account for our defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87), which requires that amounts recognized in financial statements be determined on an actuarial basis. The most significant element in determining our pension income (expense) in accordance with SFAS 87 is the expected return on plan assets. We assumed that the expected weighted average long-term rate of return on plan assets will be 8.6% for 2004 compared to 8.6% for 2003 and 9.3% for 2002. Based on our existing and forecasted asset allocation and related long-term investment performance results, we believe that our assumption of future returns is reasonable. However, should the rate of return differ materially from our assumed rate we could experience a material adverse effect on the funded status of our plans and our future pension expense. The assumed long-term rate of return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. This produces the expected return on plan assets that is included in pension income (expense). The difference between this expected return and the actual return on plan assets is deferred. The net deferral of past asset gains (losses) affects the calculated value of plan assets and, ultimately, future pension income (expense). Our cumulative unrecognized net actuarial loss on pension assets as of December 31, 2003 and 2002 was $8.0 million and $8.9 million, respectively.

We determine the discount rate to be used to discount plan liabilities at their measurement date, December 31. The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year. At December 31, 2003, we determined this rate to be 6.25%. Changes in discount rates over the past three years have not materially affected pension income (expense), and the net effect of changes in the discount rate, as well as the net effect of other changes in actuarial assumptions and experience, has been deferred as permitted by SFAS 87.

Pension expense was $3.6 million (including pension curtailment and contractual termination benefit costs of $1.9 million) in 2003 and $0.4 million in 2002.

Cash contributions to our pension plans were $1.1 million in 2003 and $1.3 million in 2002.

•	Insurance. We use a combination of insurance and self-insurance for a number of risks including property, general liability, directors’ and officers’ liability, workers’ compensation, vehicle liability and employee-related health care benefits. Liabilities associated with the risks that are retained are estimated by considering various historical trends and forward-looking assumptions. The estimated accruals for self-insured liabilities were $1.1 million at December 31, 2003. These accruals could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

•	Contingencies. We base our treatment of contingent liabilities in the financial statements on the expected outcome of the applicable contingency. In the ordinary course of business, we consult with legal counsel on matters related to litigation and other experts both within and outside of the company. We will accrue a liability if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. We will not accrue a liability if either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable.

•	Income Taxes. Our worldwide provision for income taxes is based on our estimated annual tax rates for the year applied to all of our sources of income. The income tax rate for the three and nine months ended September 30, 2004 exceeds the current US statutory rate primarily as a result of income from our Italian operation, which has a higher statutory rate than that of the US.

•	Foreign Currency Translation and Transactions. We translate assets and liabilities of our foreign operations using year-end exchange rates, and we translate revenues and expenses using exchange rates as determined throughout the year. We include gains or losses resulting from translation in a separate component of our shareholder’s equity. As of September 30, 2004, the translation gain (loss) recorded through shareholders’ equity was break-even. This was attributable to the weakening Euro throughout 2004 compared to the strength experienced in 2003. As of December 31, 2003, we recorded a translation gain through shareholders’ equity of $2.3 million. This gain was attributable to the strength of the Euro throughout 2003. Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Accounts receivable or payable in foreign currencies, other than the subsidiary’s local currency, are translated at the rates of exchange prevailing at the date of the transaction. The effect of the transaction’s gain or loss is included in “Other income (expense), net” in our Statement of Operations.

Third Quarter of 2004 Compared to the Third Quarter of 2003

      Net Sales. Our consolidated net sales for the third quarter of 2004 were $59.4 million, an increase of $11.2 million or 23.2% from the same period in 2003. We experienced sales increases in each of our segments, primarily as a result of the continuing economic recovery in the industrial markets we serve, new product introductions and market share gains in our friction products segment during the period. The effect of foreign currency exchange rates accounted for 1.6% of the 23.2% net sales increase during the quarter.

	Three months ended
	September 30,

Net Segment Sales:	2004	2003	$ Change	% Change

	(dollars in millions)
Friction Products	$37.0	$29.7	$7.3	24.6%
Precision Components	18.9	15.3	3.6	23.5%
Performance Racing	3.5	3.2	0.3	9.4%

Consolidated	$59.4	$48.2	$11.2	23.2%

•	Friction Products. Net sales in the friction products segment, our largest, were $37.0 million in the third quarter of 2004, an increase of $7.3 million, or 24.6%, compared to $29.7 million in the comparable quarter of 2003. Net sales increased as a result of improving economic conditions in our industrial markets, new product introductions, continued share gains in the construction market, as well as the continued sales to Pep Boys automotive retail outlets of our Hawk Performance® brand brake pads, which we began shipping in the second quarter of 2004. We experienced sales increases in our construction, heavy truck, agriculture, aftermarket and aerospace markets during the quarter. This segment continued to experience strong sales growth from our international operations during the third quarter of 2004. Net sales, on a local currency basis, at our Italian facility increased 7.7% in the third quarter of 2004 compared to the comparable period of 2003. The effect of foreign currency exchange rates accounted for 2.6% of the 24.6% net sales increase during the quarter.

•	Precision Components. Net sales in our precision components segment were $18.9 million in the third quarter of 2004, an increase of 23.5%, or $3.6 million, compared to $15.3 million in the third quarter of 2003. The increase in net sales was primarily attributable to improving conditions in the general industrial segments of the domestic economy. We experienced sales increases in the fluid power, automotive, appliance, truck, lawn and garden and power tool markets served by this segment.

•	Performance Racing. Net sales in our performance racing segment were $3.5 million in the third quarter of 2004, an increase of 9.4% compared to net sales of $3.2 million in the third quarter of 2003. The increase in revenues was primarily attributable to new product introductions within our transmission business.

      Gross Profit. Gross profit increased $2.0 million to $13.6 million during the third quarter of 2004, a 17.2% increase compared to gross profit of $11.6 million in the third quarter of 2003. The gross profit margin decreased to 22.9% of net sales in 2004 from 24.1% of net sales in the comparable prior year period. The decrease in our gross profit margin was primarily the result of surcharges and price increases on a number of our raw materials, increased labor and incentive compensation costs and product mix partially offset by increased sales volumes and continued implementation of cost-out programs throughout the organization during the period.

	Three months ended
	September 30,

Gross Profit Margin:	2004	2003	Change

Friction Products	21.5%	24.9%	(3.4)
Precision Components	19.0%	21.6%	(2.6)
Performance Racing	20.0%	28.1%	(8.1)
Consolidated	22.9%	24.1%	(1.2)

•	Friction Products. Our friction products segment reported gross profit of $9.3 million or 25.1% of its net sales in the third quarter of 2004 compared to $7.4 million or 24.9% of its net sales in the comparable quarter of 2003. The increase in this segment’s gross profit margin was primarily the result of sales volume increases during the period and continued emphasis on cost reduction programs. The increase in the segment’s gross profit was partially offset by surcharges and price increases on a number of our raw materials, and increased labor and incentive compensation costs.

•	Precision Components. Gross profit in our precision components segment was $3.6 million or 19.0% of its net sales in the third quarter of 2004 compared to $3.3 million or 21.6% of its net sales in comparable period of 2003. The decrease in this segment’s gross profit margin was primarily the result of surcharges on our steel powders raw material and continued start-up costs at our China powder metal facility partially offset by sales volume increases and product mix.

•	Performance Racing. Our performance racing segment reported gross profit of $0.7 million or 20.0% of net sales in the third quarter of 2004 compared to $0.9 million or 28.1% of net sales in the comparable period of 2003. The decrease in the gross profit percentage during the quarter was primarily the result of a voluntary product recall and replacement cost of approximately $0.1 million, increased employee benefit costs and product mix.

      Selling, Technical and Administrative Expenses. Selling, technical and administrative (ST&A) expenses increased $1.3 million, or 16.5%, to $9.2 million in the third quarter of 2004 from $7.9 million in the comparable period of 2003. As a percentage of net sales, ST&A expenses decreased to 15.5% of net sales in the third quarter of 2004 compared to 16.4% of net sales in the comparable period of 2003. The increase in ST&A expenses resulted primarily from increased incentive compensation costs, sales and marketing expenses related to aftermarket product sales programs in our friction products segment and costs associated with supporting the growth in our sales and research and development organizations. We spent $1.3 million on product research and development in the third quarter of 2004 compared to $1.2 million in the comparable period of 2003.

      Restructuring Costs. Restructuring costs in the three months ended September 30, 2004 were $0.3 million, consisting primarily of planning and travel costs associated with the construction of our new manufacturing facility in Oklahoma. There were no restructuring costs incurred in the comparable period of 2003.

      Income from Operations. Income from operations increased $0.5 million or 14.3% to $4.0 million in the third quarter of 2004 from $3.5 million in the third quarter of 2003. Income from operations as a percentage of net sales decreased to 6.7% in the third quarter of 2004 from 7.3% in the third quarter of 2003. The decrease was primarily the result of raw material surcharges and price increases, increased labor and incentive compensation costs, product mix and restructuring costs relating to the relocation of our manufacturing facility to Oklahoma partially offset by improved absorption of fixed costs as a result of the volume increases and continuing cost reduction initiatives.

As a result of the items discussed above, income from operations at each of our segments was as follows:

	Three months ended
	September 30,

Income from Operations by Segment:	2004	2003	$ Change	% Change

	(dollars in millions)
Friction Products	$3.5	$2.8	$0.7	25.0%
Precision Components	0.5	0.4	0.1	25.0%
Performance Racing	0.0	0.3	(0.3)	(100.0)%

Consolidated	$4.0	$3.5	$0.5	14.3%

      Interest Expense. Interest expense was flat at $2.6 million in the third quarter of 2004 and 2003. Lower interest rates on our variable rate debt during the three month period ended September 30, 2004 were offset by higher levels of average borrowings on our former bank facility during the period.

      Income Taxes. We recorded a tax provision for our continuing operations of $0.2 million in the third quarter of 2004 compared to $0.9 million in the comparable period of 2003. The income tax rate for the quarter exceeds the current U.S. statutory rate primarily as a result of income from our Italian operation, which has a higher statutory rate than that of the U.S. Our worldwide provision for income taxes is based on our estimated annual tax rates for the year applied to all of our sources of income. Our third quarter provision incorporates our most recent full-year earnings expectations in order to achieve a full-year effective tax rate of approximately 42.9%.

      Discontinued Operations, net of tax. In the fourth quarter of 2003, we committed to a plan to divest our motor segment operations. In accordance with generally accepted accounting principles (GAAP), we have accounted for the motor segment in our financial statements on the line item “Discontinued operations, net of tax.” The following is a summary of the results of discontinued operations for the three months ended September 30, 2004 and 2003.

	Three months ended
	September 30,

	2004	2003

	(dollars in millions)
Net sales	$3.4	$3.4
Loss from discontinued operations before income taxes	(0.6)	(0.6)
Income tax benefit	0.2	0.6

Loss from discontinued operations, net of tax	$(0.4)	$0.0

      Included in the line item “Loss from discontinued operations, net of tax,” for the three months ended September 30, 2004 is a fair market value adjustment (loss) of $0.2 million, net of tax, related to the sale of land and building at our Alton facility.

      Net Income. As a result of the factors noted above, we reported net income of $0.6 million, an increase of $0.5 million or 500.0% in the third quarter of 2004 compared to $0.1 million in the comparable prior year period.

First Nine Months of 2004 Compared to the First Nine Months of 2003

      Net Sales. Our consolidated net sales for the first nine months of 2004 were $183.0 million, an increase of $28.0 million or 18.1% from the same period in 2003. We experienced sales increases in each of our segments, primarily as a result of the continuing economic recovery in the industrial markets we serve, new product introductions, market share gains in our friction products segment during the period and sales to Pep Boys automotive retail outlets, a new customer of our Hawk Performance® brand brake pads during the second and third quarters of 2004. The effect of foreign currency exchange rates accounted for 2.0% of the 18.1% net sales increase during the nine months ended September 30, 2004.

	Nine months ended
	September 30,

Net Segment Sales:	2004	2003	$ Change	% Change

	(dollars in millions)
Friction Products	$112.0	$92.9	$19.1	20.6%
Precision Components	59.3	51.6	7.7	14.9%
Performance Racing	11.7	10.5	1.2	11.4%

Consolidated	$183.0	$155.0	$28.0	18.1%

•	Friction Products. Net sales in the friction products segment were $112.0 million in the first nine months of 2004, an increase of $19.1 million, or 20.6%, compared to $92.9 million in the first nine months of 2003. As a result of improving economic conditions in the industrial markets we serve, new product introductions and market share gains, we experienced increases in our construction, agriculture, heavy truck, aftermarket and aerospace markets. This segment also experienced strong sales growth from our international operations in the first nine months of 2004. Net sales, on a local currency basis at our Italian facility increased 16.6% in the first nine months of 2004 compared to the first nine months of 2003. The effect of foreign currency exchange rates accounted for 3.3% of the 20.6% net sales increase during the nine months ended September 30, 2004. Additionally, net sales in this segment decreased approximately $2.5 million when compared to the first nine months of 2003, as a result of the sale of our automotive stamping product line in June 2003.

•	Precision Components. Net sales in our precision components segment were $59.3 million in the first nine months of 2004, an increase of 14.9%, or $7.7 million, compared to $51.6 million in the first nine months of 2003. The increase in net sales was primarily attributable to improving conditions in the general industrial segments of the domestic economy. We experienced sales increases in the fluid power, appliance, truck and power tool markets served by this segment. These increases were partially offset by a slight decline in the lawn and garden market during the period.

•	Performance Racing. Net sales in our performance racing segment were $11.7 million in the first nine months of 2004, an increase of 11.4% compared to net sales of $10.5 million in the first nine months of 2003. The increase in revenues was primarily attributable to new product introductions within our transmission business.

      Gross Profit. Gross profit increased $7.7 million to $45.1 million during the first nine months of 2004, an increase of 20.6% compared to gross profit of $37.4 million in the comparable period of 2003. The gross profit margin increased to 24.6% of net sales during the first nine months of 2004 from 24.1% of net sales in the comparable prior year period. The increase in our gross profit margin was primarily the result of increased sales volumes during the period resulting in higher absorption of fixed manufacturing costs partially offset by higher raw material prices, production inefficiencies and freight expediting costs resulting from availability issues on steel shipments, increased labor and incentive compensation costs and product mix.

	Nine months ended
	September 30,

Gross Profit Margin:	2004	2003	Change

Friction Products	26.1%	25.5%	0.6
Precision Components	21.8%	20.7%	1.1
Performance Racing	25.6%	28.6%	(3.0)
Consolidated	24.6%	24.1%	0.5

•	Friction Products. Our friction products segment reported gross profit of $29.2 million or 26.1% of its net sales in the first nine months of 2004 compared to $23.7 million or 25.5% of its net sales in the comparable period of 2003. The increase in this segment’s gross profit margin was primarily the result of sales volume increases, our exit from the automotive stamping market and continued emphasis on cost reduction programs. The increase was partially offset by price surcharges on a number of our raw materials, production inefficiencies and freight expediting costs resulting from availability issues on steel shipments, increased labor and incentive compensation costs and product mix.

•	Precision Components. Gross profit in our precision components segment was $12.9 million or 21.8% of its net sales in the first nine months of 2004 compared to $10.7 million or 20.7% of its net sales in comparable period of 2003. The increase in this segment’s margins was primarily the result of sales volumes increases and product mix partially offset by surcharges on our steel powders raw material and continued start-up costs at our China powder metal facility.

•	Performance Racing. Our performance racing segment reported gross profit of $3.0 million of net sales in the first nine months of 2004 and 2003, representing 25.6% of net sales during the first nine months of 2004 compared to 28.6% in the comparable period of 2003. The decline in the gross profit percentage was primarily the result of a voluntary product recall and replacement cost of approximately $0.1 million, increased employee benefit costs and product mix.

      Selling, Technical and Administrative Expenses. ST&A expenses increased $3.1 million, or 12.3%, to $28.3 million in the first nine months of 2004 from $25.2 million in the comparable period of 2003. As a percentage of net sales, ST&A decreased to 15.5% of net sales during the first nine months of 2004 compared to 16.3% of net sales in the comparable period of 2003. The increase in ST&A expenses resulted primarily from increased incentive compensation costs, sales and marketing expenses related to the Pep Boys sales program in our friction products segment and costs associated with supporting the growth in our sales and research and development organizations. We spent $4.2 million of our net sales on product research and development in the first nine months of 2004 compared to $3.6 million in the comparable period of 2003.

      Restructuring Costs. Restructuring costs in the first nine months of 2004 were $0.5 million consisting primarily of planning and travel costs associated with the construction of our new manufacturing facility in Oklahoma. There were no restructuring costs incurred in the comparable period of 2003.

      Income from Operations. Income from operations increased $4.1 million or 35.0% to $15.8 million in the first nine months of 2004 from $11.7 million in the comparable period of 2003. Income from operations as a percentage of net sales increased to 8.6% in the first nine months of 2004 from 7.5% in the comparable period of 2003. The increase was primarily the result of sales volume increases, improved absorption of fixed costs as a result of the volume increases in our friction products and precision component segments and continuing cost reduction initiatives. This increase was partially offset by the raw material surcharges and price increases, production inefficiencies and freight expediting costs, increased labor and incentive compensation costs, product mix and restructuring costs.

      As a result of the items discussed above, income from operations at each of our segments was as follows:

	Nine months ended
	September 30,

Income from Operations by Segment:	2004	2003	$ Change	% Change

	(dollars in millions)
Friction Products	$11.9	$9.2	$2.7	29.3%
Precision Components	2.9	1.7	1.2	70.6%
Performance Racing	1.0	0.8	0.2	25.0%

Consolidated	$15.8	$11.7	$4.1	35.0%

      Interest Expense. Interest expense decreased $0.4 million, or 4.9%, to $7.7 million in the first nine months of 2004 from $8.1 million in 2003. The decrease is primarily attributable to lower interest rates on our variable rate debt partially offset by higher average borrowings on our former bank facility during the nine month period ended September 30, 2004.

      Income Taxes. We recorded a tax provision for continuing operations of $3.2 million in the first nine months of 2004 compared to $2.0 million in the comparable period of 2003. The income tax rate for the nine months ended September 30, 2004 exceeds the current U.S. statuary rate primarily as a result of income from our Italian operation, which has a higher statutory rate than that of the U.S. Our worldwide provision for income taxes is based on our estimated annual tax rates for the year applied to all of our sources of income. Our most recent full-year earnings expectations will require us to recognize a full-year effective tax rate of approximately 42.9%.

      Discontinued Operations, net of tax. In the fourth quarter of 2003, we committed to a plan to divest our motor segment operations. In accordance with GAAP, we have accounted for the motor segment in our financial statements on the line item “Discontinued operations, net of tax.” The following is a summary of the results of discontinued operations for the nine months ended September 30, 2004 and 2003.

	Nine months ended
	September 30,

	2004	2003

	(dollars in millions)
Net Sales	$9.9	$11.1
Loss from discontinued operations before income taxes	(0.6)	(2.2)
Income tax benefit	0.2	1.1

Loss from discontinued operations, net of tax	$(0.4)	$(1.1)

      Included in the line item “Loss from discontinued operations, net of tax,” for the nine months ended September 30, 2004 is a fair market value adjustment (loss) of $0.2 million, net of tax, related to the sale of land and building at our Alton facility taken in September 2004.

      Net Income. As a result of the factors noted above, we reported net income of $3.9 million in the first nine months of 2004 compared to $0.7 million in the comparable prior year period, an increase of $3.2 million, or 457.1%.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      Our manufacturing operations are organized into three product focused strategic business units. These units include friction products, precision components and performance racing. In the fourth quarter of 2003 we committed to selling our motor segment. As a result, we have classified this business as discontinued. An operating component of the motor segment will be retained by the company as part of the segment’s continuing operations. This line of business had net sales of $1.2 million in 2003 and $1.3 million in 2002 and has been reclassified into the results of the precision components segment for all of the years presented.

Segment Sales Analysis

      Net Sales. Our consolidated net sales from continuing operations for 2003 were $202.6 million, an increase of $16.7 million or 9.0% from the same period in 2002. We experienced sales increases in all of our segments, primarily a result of a gradual economic recovery in 2003 in the industrial markets we serve, new product introductions and market share gains in our friction segment during the year. Foreign currency exchange rates caused net sales from continuing operations for the full year 2003 to increase by 3.2%.

	Year ended
	December 31,

Net Segment Sales:	2003	2002	$ Change	% Change

	(dollars in millions)
Friction Products	$121.6	$106.1	$15.5	14.6%
Precision Components	68.1	67.2	0.9	1.3%
Performance Racing	12.9	12.6	0.3	2.4%

Consolidated	$202.6	$185.9	$16.7	9.0%

•	Friction Products. Net sales in the friction segment, our largest, were $121.6 million in 2003, an increase of $15.5 million or 14.6% compared to $106.1 million in 2002. As a result of new product introductions and market share gains, we experienced increases in most of our major markets, including construction, agriculture, heavy truck, aftermarket and fleet markets. This segment also experienced strong sales growth from our international operations in 2003. Net sales, exclusive of any translation gains, at our Italian facility increased 24.2% in 2003 compared to 2002, as a result of new product introductions and market share gains. Net sales at our Chinese facility were up 33.4% in 2003 compared to 2002. Foreign currency exchange rates caused the friction segment’s sales for the full year 2003 to increase by 5.6%. Our sales to the aerospace market increased approximately 2.5% in 2003 compared to 2002. However, sales to the aerospace market were down 7.9% during the last six months of 2003 when compared to the same period of 2002. When compared to the full year 2003, we expect sales to the aerospace market will be down approximately 6% to 8% in 2004 compared to 2003. Additionally, net sales in this segment decreased approximately $2.1 million from full year 2002 results, as a result of our decision to exit the automotive stamping market in June 2003.

•	Precision Components. Net sales in our precision components segment were $68.1 million in 2003, an increase of 1.3% compared to 2002. The increase in net sales was primarily attributable to gradually improving conditions in the general industrial segments of the domestic economy. We experienced sales increases in the lawn and garden, fluid power and power tool markets served by this segment. These increases were partially offset by declines in the automotive market as a result of vehicle production declines during the year as well as a decline in sales to the appliance market that we serve. Our precision component segment began production and sale of product from its new powder metal production facility in China during the fourth quarter of 2003.

•	Performance Racing. Net sales in our performance racing segment were $12.9 million, an increase of 2.4% compared to net sales of $12.6 million in 2002. The increase in revenues was primarily attributable to the introduction of new clutch products.

      Gross Profit. Gross profit from continuing operations increased $3.2 million to $47.4 million during 2003, a 7.2% increase compared to gross profit of $44.2 million in 2002. The gross profit margin decreased to 23.4% of net sales in 2003 from 23.8% of net sales in the prior year period.

	Year ended
	December 31,

Gross Profit Margin:	2003	2002	Change

Friction Products	24.3%	23.9%	0.4
Precision Components	21.3%	22.5%	(1.2)
Performance Racing	26.4%	29.4%	(3.0)
Consolidated	23.4%	23.8%	(0.4)

•	Friction Products. Our friction products segment reported gross profit of $29.5 million or 24.3% of its net sales in 2003 compared to $25.4 million or 23.9% of its net sales in 2002. The increase in our gross profit margin was primarily the result of sales volume increases, product mix, our exit from the automotive stamping market and continued emphasis on cost reduction programs, as well as utilization of Six Sigma tools to lower our manufacturing costs. We achieved an increase in gross margin in 2003 despite increased defined benefit pension costs of $0.6 million as well as increased incentive compensation expense of $0.3 million and discretionary profit sharing contributions of $0.3 million in 2003 that were not made in 2002.

•	Precision Components. Gross profit in our precision components segment was $14.5 million or 21.3% of its net sales in 2003 compared to $15.1 million or 22.5% of its net sales in 2002. The decrease in this segment’s margins was primarily the result of profit sharing contributions of $0.3 million that were made in 2003 compared to no contributions in 2002. Other factors that impacted gross profit were product mix, start-up and training costs associated with the installation of new equipment as well as start-up costs associated with this segment’s new operation in China. We will continue to provide start-up support to the China operation in 2004 and expect this operation to achieve profitability during 2005.

•	Performance Racing. Our performance racing segment reported gross profit of $3.4 million or 26.4% of net sales in 2003 compared to $3.7 million or 29.4% of net sales in 2002. The decline in gross profit was primarily the result of product mix.

      Selling, Technical and Administrative Expenses. ST&A expenses increased $3.2 million or 10.5% to $33.7 million in 2003 from $30.5 million during 2002. As a percentage of net sales, ST&A increased to 16.6% in 2003 compared to 16.4% in 2002. The increase in ST&A expenses resulted primarily from increased defined benefit pension costs of $0.2 million, increased incentive compensation expense of $1.5 million and discretionary profit sharing contributions of $1.0 million in 2003 that were not made in 2002. We spent $4.1 million or 2.0% of our net sales on product research and development compared to $3.5 million, or 1.9%, in 2002.

      Pension Curtailment and Contractual Termination Benefit Costs. In 2003, we recorded a charge of $1.9 million to reflect the curtailment and contractual termination benefit costs relating to a defined benefit pension plan resulting from our decision to close our Brook Park, Ohio friction manufacturing facility. There were no charges recorded in 2002.

      Income from Operations. Income from operations decreased $2.1 million or 16.2% to $10.9 million in 2003 from $13.0 million in 2002. Income from operations as a percentage of net sales decreased to 5.4% in 2003 from 7.0% in 2002. The decrease was primarily the result of increased defined benefit pension costs of $1.3 million, a $1.9 million pension curtailment and contractual termination benefit cost recorded by the friction segment during 2003, increased incentive compensation expense of $1.7 million and discretionary profit sharing contributions of $1.0 million in 2003 compared to no contributions in 2002. This reduction was partially offset by increased sales volume primarily in the friction segment, improved absorption of fixed costs as a result of the volume increases in the friction segment and continuing cost reduction initiatives.

      As a result of the items discussed above, income from operations at each of our segments was as follows:

	Year ended
	December 31,

Income from Operations by Segment:	2003	2002	$ Change	% Change

	(dollars in millions)
Friction Products	$8.3	$7.8	$0.5	6.4%
Precision Components	2.2	4.3	(2.1)	(48.8)%
Performance Racing	0.4	0.9	(0.5)	(55.6)%

Consolidated	$10.9	$13.0	$(2.1)	(16.2)%

      Other Income (Expense), net. Other income was $0.2 million in 2003 compared to expense of $0.7 million in 2002. The primary source of income in 2003 was foreign exchange transaction gains generated primarily from our Italian facility. The major expense items in 2002 included, fees paid by us in the first quarter of 2002 to effect an amendment to our former bank facility, costs associated with our termination of a product licensing agreement in our precision components segment, and to a lesser extent, foreign exchange transaction losses.

      Interest Expense. Interest expense increased $0.4 million or 3.8% to $10.8 million in 2003 from $10.4 million in 2002. The increase is primarily attributable to an increase in the interest rate on our Senior Notes. Following our exchange offer in October 2002, the interest rate on our 12% Senior Notes due 2006 increased from 10.25% to 12%. This increase was partially offset by reduced borrowings during the year as well as lower interest rates paid under our former bank facility, which we also entered into in October 2002. Additionally, we recorded $0.1 million in interest expense in December 2003 and 2002 respectively, to reflect the issuance of payment in kind (PIK) interest in both periods under the terms of the leverage ratio test under the indenture for the 12% Senior Notes due 2006 for the periods ended December 31.

      Income Taxes. We recorded a tax provision for continuing operations of $0.9 million in 2003 compared to a benefit of $0.7 million in 2002. An analysis of changes in our income taxes and our effective tax rate is contained in “Note 11 — Income Taxes” in the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus.

      Discontinued Operations, net of tax. In the fourth quarter of 2003, we committed to a plan to divest of our motor segment operations. In accordance with accounting principles generally accepted in the United States (GAAP), we have accounted for the motor segment in our financial statements on the line item “Discontinued operations, net of tax.” In addition to the segment’s pre-tax net operating loss of $3.2 million for 2003, we also recorded a pre-tax, non-cash long-lived asset impairment charge of $4.5 million. In 2002, we reported a pre-tax net operating loss of $2.7 million. An analysis of Discontinued Operations is contained in “Note 3 — Discontinued Operations” in the accompanying audited consolidated statements beginning on page F-1 of this prospectus.

      Net Loss. As a result of the factors noted above, we reported a net loss of $5.4 million in 2003, compared to a net loss of $18.3 million in 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Net Sales. Our consolidated net sales from continuing operations for 2002 were $185.9 million, an increase of $9.0 million or 5.1% percent from the same period in 2001. The increase in net sales, primarily a result of a gradual economic recovery during the year in the industrial markets we serve, positively impacted the friction and precision components segments.

	Year ended
	December 31,

Net Segment Sales:	2002	2001	$ Change	% Change

	(dollars in millions)
Friction Products	$106.1	$104.1	$2.0	1.9%
Precision Components	67.2	59.8	7.4	12.4%
Performance Racing	12.6	13.0	(0.4)	(3.1)%

Consolidated	$185.9	$176.9	$9.0	5.1%

•	Friction Products. Net sales in the friction products segment, our largest, were $106.1 million in 2002, an increase of 1.9% compared to 2001. As a result of improved operating environments in the United States and Europe, we experienced increases in most of our major markets, including construction, agriculture and automotive. The notable exception was our aerospace market. As a result of the continuing softness in the commercial aerospace market during 2002, our sales to this market were down 16.0% from the comparable period in 2001. This segment also experienced strong sales growth out of our international operations in 2002. Net sales, exclusive of any translation gains, at our Italian facility increased 14.1% compared to 2001, as a result of new product introductions and market share gains. Net sales at our Chinese facility were up 292.1% compared to 2001.

•	Precision Components. Net sales in the precision components segment were $67.2 million, an increase of 12.4% compared to 2001. The increase in net sales was primarily attributable to gradually improving conditions in the general industrial segments of the domestic economy. We experienced sales increases in nearly all of the major markets served by this segment, including pump and motor, lawn and garden, truck and appliance.

•	Performance Racing. Net sales in our performance racing segment were $12.6 million, a decrease of 3.1% compared to net sales of $13.0 million in 2001. The decrease in revenues was primarily attributable to the softness in the end markets we serve from our clutch manufacturing operation. Net sales at our transmission and driveline systems manufacturing facility benefited from the continued popularity of racing, particularly in the NASCAR racing series.

      Gross Profit. Gross profit increased $3.5 million to $44.2 million during 2002, an 8.6% increase compared to gross profit of $40.7 million in 2001. The gross profit margin increased to 23.8% of net sales in 2002 from 23.0% of net sales in the comparable period of 2001.

	Year ended
	December 31,

Gross Profit Margin:	2002	2001	Change

Friction Products	23.9%	23.9%	0.0
Precision Components	22.5%	20.1%	2.4
Performance Racing	29.4%	29.2%	0.2
Consolidated	23.8%	23.0%	0.8

•	Friction Products. Our friction products segment reported gross profit of $25.4 million or 23.9% of net sales in 2002 compared to $24.9 million or 23.9% of net sales in 2001. The flat gross profit margin was primarily the result of product mix, especially in our aerospace market, as older aircraft, which have higher margins for us, were retired or put out of service by the commercial airlines. We also continued to support our new facility in China during 2002. Although the facility operated at negative margins for the full year, it achieved break even results for the last half of 2002. Gross margin benefited by reductions in incentive compensation costs during the period compared to 2001.

•	Precision Components. Gross profit in our precision components segment was $15.1 million or 22.5% of net sales in 2002 compared to $12.0 million or 20.1% of net sales in 2001. The increase in this segment’s margins was primarily the result of the volume increases and our ability to leverage and absorb the fixed charges generated by the segment and reductions in incentive compensations costs.

•	Performance Racing. Our performance racing segment reported gross profit of $3.7 million or 29.4% of net sales in 2002 compared to $3.8 million or 29.2% of net sales in 2001. The decline in gross profit was primarily the result of volume declines at our performance clutch manufacturing facility.

      Selling, Technical and Administrative Expenses. ST&A expenses increased $1.7 million or 5.9% to $30.5 million in 2002 from $28.8 million during 2001. As a percentage of net sales, ST&A increased slightly to 16.4% of net sales in 2002 compared to 16.3% in 2001. The increase in ST&A expenses resulted primarily from continuing start-up expenditures incurred at our Chinese friction material facility, increased insurance and personnel costs associated with our long-term sales and growth initiatives. Additionally, we incurred legal expenses in our performance racing segment related to litigation that was resolved in the second quarter of 2002. These cost increases were partially offset by reductions in incentive compensation costs. In 2002, we spent $3.5 million or 1.9% of our net sales on product research and development compared to $3.9 million in 2001.

      Amortization of Finite-Lived Intangible Assets. Results for the year ended December 31, 2002 were favorably impacted by the adoption of SFAS 142 on January 1, 2002, which permitted us to discontinue the amortization of goodwill and definite-lived intangible assets. This accounting change reduced our amortization expense for the year by $2.9 million compared to 2001.

      Income from Operations. Income from operations increased $5.8 million or 80.6% to $13.0 million in 2002 from $7.2 million in 2001. Income from operations as a percentage of net sales increased to 7.0% in 2002 from 4.1% in 2001. The increase was primarily the result of the increased sales volume, improved absorption of fixed costs as a result of the volume increases, cost reduction initiatives and a reduction of amortization expense of $2.9 million as a result of the adoption of SFAS 142. This improvement to income from operations was partially offset by continuing support of our operations in China and continued support of our metal injection molding facility during the year. During the year ended December 31, 2001, we recognized an expense of $1.1 million in restructuring charges to adjust our business plan to reflect the economic slowdown. No such charge was taken in 2002.

      As a result of the items discussed above, income from operations at our segments was as follows:

	Year ended
	December 31,

Income from Operations by Segment:	2002	2001	$ Change	% Change

	(dollars in millions)
Friction Products	$7.8	$6.6	$1.2	18.2%
Precision Components	4.3	0.3	4.0	1,333.3%
Performance Racing	0.9	0.3	0.6	200.0%

Consolidated	$13.0	$7.2	$5.8	80.6%

      Interest Expense. Interest expense increased $0.3 million or 3.0% to $10.4 million in 2002 from $10.1 million in 2001. The increase is primarily attributable to increased borrowings during the year and an increase in the interest rate on our 12% Senior Notes due 2006. Following our exchange offer in October 2002, the interest rate on our 12% Senior Notes due 2006 increased from 10.25% to 12%. This increase was partially offset by lower interest rates paid under our former bank facility, which was also entered into in October 2002. Additionally, we recorded $0.1 million in interest expense in December 2002, to reflect the issuance of payment in kind (PIK) interest under the terms of the 12% Senior Notes due 2006 leverage ratio test for the period ended December 31, 2002.

      Exchange Offer Costs. During the year ended December 31, 2002, we incurred third-party fees and expenses of $1.9 million related to the exchange of our 12% Senior Notes due 2006 for our then outstanding 10 1/4% Senior Notes due December 1, 2003.

      Other Income (Expense), net. Other expense was $0.7 million in 2002 compared to $0.5 million in 2001. The major expense items in 2002 included fees paid by us in the first quarter of 2002 to effect an amendment to our former bank facility, costs associated with our termination of a product licensing agreement in our precision components segment, and to a lesser extent, foreign exchange transaction losses. In 2001, other expense was primarily comprised of the recognition of the fair value of our then outstanding swap agreement, in addition to foreign currency transaction losses.

      Income Taxes. We recorded a tax benefit of $0.7 million in 2002 compared to a benefit of $0.9 million. An analysis of changes in our income taxes and our effective tax rate is contained in “Note 11 — Income Taxes” in the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus.

      Cumulative Effect of Change in Accounting Principle. In accordance with the requirements of SFAS 142, we recorded a charge for the cumulative effect of change in accounting principle of $17.2 million for the year ended December 31, 2002. See “Note 2 — Significant Accounting Policies” in the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus. This charge represents the write-off of $21.5 million of goodwill ($17.2 million, net of income taxes of $4.3 million).

      Discontinued Operations, net of tax. In the fourth quarter of 2003, we committed to a plan to sell our motor segment. In accordance with GAAP, we have accounted for the discontinued operations in our financial statements on the line item “Discontinued operations, net of tax” for all periods. In 2002, we reported a pre-tax net loss of $2.7 million from discontinued operations compared to $3.0 million in 2001. An analysis of Discontinued Operations is contained in “Note 3 — Discontinued Operations” in the accompanying audited consolidated statements beginning on page F-1 of this prospectus.

      Net Loss. As a result of the factors noted above, we reported a net loss of $18.3 million in 2002, compared to a net loss of $4.3 million in 2001.

Liquidity and Capital Resources

Primary Financing Requirements

      Our primary financing requirements are:

•	for capital expenditures for maintenance, replacement and acquisition of equipment, expansion of capacity, productivity improvements and product development;

•	for funding our day-to-day working capital requirements; and

•	to pay interest on, and to repay principal of, our debt.

      Our primary source of funds for conducting our business activities and servicing our debt has been cash generated from operations and borrowings under our former bank facility. The following selected measures of liquidity and capital resources outline various metrics that are reviewed by our management and are provided to enhance the understanding of our business.

Selected Measures of Liquidity and Capital Resources from Continuing Operations

	As of September 30, 2004		As of December 31, 2003

	(dollars in millions)
Cash and cash equivalents	$4.2		$3.4
Working capital(1)	$15.5		$13.5
Current ratio(2)	1.2		1.2
Debt as a % of capitalization(3)	69.0%		69.5%
Average number of days sales in accounts receivable	66.3	days	58.5	days
Average number of days sales in inventory	79.3	days	75.3	days

(1)	Working capital is defined as current assets less current liabilities. As required by EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Agreement” (EITF 95-22), the former bank facility is included in working capital. As of September 30, 2004 and December 31, 2003, there was $33.0 million and $24.1 million outstanding under our former bank facility, respectively. See “Note 6 — Financing Arrangements” to the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus.

(2)	Current ratio is defined as current assets divided by current liabilities. As required by EITF 95-22, our former bank facility is included in working capital. As of September 30, 2004 and December 31, 2003, there was $33.0 million and $24.1 million outstanding under our former bank facility, respectively. See “Note 6 — Financing Arrangements” to the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus.

(3)	Debt is defined as long-term debt, including current portion, short-term borrowings and our former bank facility. Capitalization is defined as debt plus shareholders’ equity.

Debt

      The following table summarizes the components of our debt as of September 30, 2004 and December 31, 2003:

	As of September 30, 2004	As of December 31, 2003

	(dollars in millions)
Short-term debt	$1.0	$1.3
12% Senior Notes due 2006	66.3	66.2
Former bank facility	33.0	24.1
Other	2.0	3.4

Total debt	$102.3	$95.0

      In October 2002, we entered into our former bank facility. Our former bank facility, which was available for general corporate purposes, had a maximum commitment of $52.9 million, including a letter of credit facility of up to $5.0 million, comprised of a $50.0 million revolving credit component and a $2.9 million capital expenditure loan component. The capital expenditure loan component was used to finance 80% of the cost of new equipment purchased after October 18, 2002. Our former bank facility was scheduled to mature on August 3, 2006. As of September 30, 2004, a total of $33.0 million was outstanding under our former bank facility and we had $3.5 million of undrawn letters of credit allocated under our former bank facility. As of September 30, 2004, we had approximately $13.4 million available for future borrowings under the revolving credit component and $0.3 million available for future borrowings under the capital expenditure loan component of our former bank facility.

      We were in compliance with the financial and other covenants of our former bank facility as of September 30, 2004.

      On February 27, 2004, we entered into an amendment to our former bank facility, which modified certain financial covenant tests for 2004. This amendment allowed us to proceed with our previously announced repositioning plan to sell our motor segment and move our Brook Park, Ohio friction products facility. We expect to incur pre-tax expenses of approximately $1.2 million in 2004 and $4.0 million to $4.5 million in 2005 related to the relocation of our Brook Park, Ohio facility and employee severance expense.

      Our former bank facility was collateralized by a security interest in the accounts receivable, inventory, equipment and real estate and other assets of Hawk and our domestic subsidiaries, and we pledged the stock of all of our domestic subsidiaries and up to 65% of the stock of certain of our foreign subsidiaries as collateral. Restrictive terms of our former bank facility required that we maintain specified financial ratios including leverage and fixed charge ratios, and comply with other loan covenants. The interest rates on our former bank facility ranged from 225 to 375 basis points over the London Interbank Offered Rates, or alternatively, 0 to 100 basis points over the prime rate. Our former bank facility was scheduled to mature 120 days prior to the maturity of the 12% Senior Notes due 2006 (described below).

      Under EITF 95-22, we were required to classify all of our outstanding debt under our former bank facility as a current liability. Under the subjective acceleration clause of the former bank facility, the lending banks may have declared a default if they reasonably believed that any of the following events had occurred or could reasonably be expected to have occurred:

•	a material adverse effect on our business, operations or condition (financial or otherwise);

•	a material adverse effect on our ability, or any subsidiary borrower or guarantor, to comply with the terms and conditions of our former bank facility;

•	a material adverse effect on the enforceability of any former bank facility document or the ability of the lending banks to enforce any rights or remedies under any former bank facility document; or

•	a material adverse effect on the validity, perfection or priority of any lien arising under our former bank facility.

      We do not believe that any of these material adverse effects occurred prior to our repayment of our former bank facility on November 1, 2004. Therefore, we do not believe that the lending banks had any rights to declare a default under the subjective acceleration clause of our former bank facility.

      On November 1, 2004, concurrently with the consummation of the offering of the Old Notes, we entered into a new 5-year, senior secured credit facility. Our new bank facility has a maximum revolving credit commitment of $30.0 million. For more information concerning the new bank facility, see “Description of Certain Debt — New Bank Facility” below.

      In October 2002, we exchanged $64.4 million of our $65.0 million, 10 1/4% Senior Notes due December 1, 2003 (10 1/4% Senior Notes due 2003), for 12% Senior Notes due 2006. The 12% Senior Notes due 2006 were issued on October 23, 2002. The remaining principal of the 10 1/4% Senior Notes due 2003 in the amount of $0.6 million matured and were paid on December 1, 2003. The holders of the 10 1/4% Senior Notes due 2003 that participated in the exchange for 12% Senior Notes due 2006 received a consent payment of $25.63, in the form of 12% Senior Notes due 2006, for each $1,000 of 10 1/4% Senior Notes due 2003 held as of October 23, 2002. The entire debt refinancing transaction was accounted for as a debt exchange in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. Accordingly, we recorded the aggregate consent payments of $1.6 million as additional 12% Senior Notes due 2006, and we amortized the consent payments to interest expense over the remaining life of the 12% Senior Notes due 2006. We also incurred $1.9 million of third party costs in connection with the exchange. The 12% Senior Notes due 2006 were general unsecured senior obligations of Hawk and were fully and unconditionally guaranteed, on a joint and several basis, by all of our domestic wholly-owned subsidiaries. The 12% Senior Notes due 2006 accrued interest at a rate of 12% per annum on the principal amount commencing October 23, 2002. Interest payments were due semi-annually. In addition, in the event that our leverage ratio (as defined) exceeded 4.0 to 1.0 for the most recently ended four quarters beginning with the semi-annual period ended December 31, 2002, we were required to pay additional payment in kind (PIK) interest at a rate ranging from 0.25% to 2.00% until the next semi-annual test period. Any interest payment under this test was made by issuing additional 12% Senior Notes due 2006. As of December 31, 2003, the leverage ratio test required us to issue $0.1 million of PIK interest, calculated at a rate of 0.25%, in the form of additional 12% Senior Notes due 2006.

      We had the option to redeem the 12% Senior Notes due 2006 in whole or in part during the twelve months beginning December 1, 2003 at 102.5% of the aggregate principal amount thereof and beginning December 1, 2004 at 100% of the aggregate principal amount thereof together with any interest accrued and unpaid to the redemption date. Upon a change of control as defined in the 12% Senior Notes due 2006 indenture, each holder of the notes had the right to require us to repurchase all or any part of their notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

      The 12% Senior Notes due 2006 permitted Hawk and our subsidiaries to incur additional debt without limitation, provided that we continued to meet a cash flow coverage ratio and an adjusted consolidated leverage ratio. As of December 31, 2003, we did not meet the prescribed ratios. The failure to meet the ratios did not constitute a default under the 12% Senior Notes due 2006 indenture. Rather, the 12% Senior Notes due 2006 indenture continued to permit debt subject to limitations. Our former bank facility, which was secured by liens on all of our assets and the assets of our subsidiaries, was permitted. We do not believe that our operations were materially impacted by the limitation on debt arising under the indenture governing the 12% Senior Notes due 2006.

      The 12% Senior Notes due 2006 prohibited the payment of cash dividends on Hawk’s Class A common stock. The 12% Senior Notes due 2006 also contained other covenants limiting our ability to make certain restricted payments, make certain investments, permit liens, incur dividend and other payment restrictions affecting subsidiaries, enter into consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with affiliates or engage in unrelated lines of business. These covenants were subject to certain exceptions and qualifications. The indenture governing the 12% Senior Notes due 2006 considered non-compliance with the limitations events of default. In addition to non-payment of interest and principal amounts, the 12% Senior Notes due 2006 also considered default with respect to other debt in excess of $5.0 million an event of default. In the event of a default, the principal and interest could have been accelerated upon written notice by 25% or more of the holders of the 12% Senior Notes due 2006.

      On November 1, 2004, we consummated a tender offer for any and all of our 12% Senior Notes due 2006. In connection with the tender offer, we solicited and received the necessary consent of holders of the 12% Senior Notes due 2006 to eliminate substantially all of the restrictive covenants in the indenture governing the 12% Senior Notes due 2006. On December 1, 2004, we redeemed the remaining 12% Senior Notes due 2006 that were not tendered in the consent solicitation and tender offer.

Cash Flow

      The following table summarizes the major components of cash flow:

	Nine months ended
	September 30,

	2004	2003

	(dollars in millions)
Cash provided by operating activities	$4.5	$22.3
Cash used in investing activities	12.7	4.8
Cash provided by (used in) financing activities	7.8	(15.8)
Cash provided by (used in) discontinued operations	1.3	(0.3)

Net increase in cash and cash equivalents	$0.9	$1.4

      Our net cash provided by operating activities was $4.5 million for the nine month period ended September 30, 2004 compared to cash provided by operating activities of $22.3 million for the comparable nine month period of 2003. The decrease in cash from operations was attributable to the increase in our net working capital which resulted from an increase in our accounts receivable and inventories as a result of the net sales increase during the period as well as customary extended payment term programs to the lawn and garden market, primarily in our precision components segment. This increase in working capital was partially offset by increases in our accounts payable during the period. Our net working capital at September 30, 2004 was $48.5 million compared to $37.6 million, exclusive of our former bank facility, which we are required to classify as a current liability at September 30, 2004 and 2003.

      Our net cash used in investing activities was $12.7 million and $4.8 million for the nine month period ended September 30, 2004 and 2003, respectively, for the purchase of property, plant and equipment.

      Our net cash provided from financing activities was $7.8 million for the nine month period ended September 30, 2004, as a result of the borrowings on our debt. The increase in borrowings during the nine month period ended September 30, 2004 resulted from the support of increases in our net working capital assets in addition to purchases of property, plant and equipment. Net cash used in financing activities was $15.8 million for the nine month period ended September 30, 2003 as a result of debt paydowns during the period primarily as a result of the decrease in our net working capital assets partially offset by purchases of property, plant and equipment.

      We believe that cash flow from operating activities and borrowings under our new bank facility will be sufficient to satisfy our working capital, capital expenditures and debt requirements and to finance our continued internal growth needs and restructuring initiatives for the next twelve months.

Quantitative and Qualitative Disclosures About Market Risk

      Market Risk Disclosures. The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. We are exposed to market risk related to changes in interest rates and foreign currency exchange rates. In seeking to minimize the risks and/or costs associated with market risk, we manage our exposures to interest rates and foreign currency exchange rates through our regular operating and financial activities, which could include the use of derivative instruments in the future. We do not use derivative financial instruments for speculative or trading purposes.

      Interest Rate Sensitivity. At September 30, 2004, approximately 33.2%, or $34.0 million, of our total debt bears interest at a variable rate. Our primary interest rate risk exposure results from floating rate debt. If interest rates were to increase 100 basis points (1%) from September 30, 2004 rates, and assuming no changes in debt from September 30, 2004 levels, our additional annual interest expense would be approximately $0.3 million. The interest rates on our long-term debt reflect market rates and therefore, the carrying value of long-term debt approximates fair value.

      Foreign Currency Exchange Risk. The majority of our receipts and expenditures are contracted in U.S. dollars, and we do not consider the market risk exposure relating to currency exchange to be material at this time. We currently do not hedge our foreign currency exposure and, therefore, have not entered into any forward foreign exchange contracts to hedge foreign currency transactions. We have operations outside the United States with foreign currency denominated assets and liabilities, primarily denominated in Euros, Canadian dollars, Chinese renminbi and Mexican pesos. Because we have foreign currency denominated assets and liabilities, financial exposure may result, primarily from the timing of transactions and the movement of exchange rates. We do not expect that our unhedged foreign currency balance sheet exposure as of September 30, 2004 will result in a significant impact on our earnings or cash flows.

      Inflation Risk. We manage our inflation risks by ongoing review of product selling prices and production costs. In spite of the recent increases to a number of our raw materials, in the form of surcharges and price increases, we do not believe that inflation risks are material to our business, consolidated financial position, results of operations, or cash flows.

      The interest rate on our long-term debt reflect market rates and therefore, the carrying value of long-term debt approximates fair value. An analysis of our obligations is further discussed in “Note 6 — Financing Arrangements” and “Note 10 — Lease Obligations” in the accompanying audited consolidated financial statements beginning on page F-1 of this prospectus.

Contractual Obligations Related to Debt, Leases and Related Risk Disclosure

      The following table reflects our future contractual cash obligations and commercial commitments as of December 31, 2003, as if the refinancing of all of our 12% Senior Notes due 2006 and the repayment of our former bank facility had occurred on that date:

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(in millions)
Contractual obligations:
Long-term debt, pro forma	$110.0				$110.0
Capital lease and other obligations(1)	3.0	$0.7	$1.9	$0.2	0.2
Operating leases(1)	10.1	2.6	5.5	1.0	1.0

Total contractual obligations	$123.1	$3.3	$7.4	$1.2	$111.2

Other commercial commitments:
Stand-by letters of credit	$3.0	$3.0

(1)	Fixed rate obligations.

BUSINESS

Our Company

      Hawk Corporation, founded in 1989, is a leading supplier of friction products and powder metal precision components for industrial, agricultural, powersports and aerospace applications. Our common stock has been publicly traded since 1998. We focus on designing, manufacturing and marketing products requiring sophisticated engineering and production techniques for applications in markets in which we have achieved a significant market share. Our friction products include parts for brakes, clutches and transmissions used in construction vehicles, agricultural vehicles, trucks, motorcycles and race cars, and brake parts for landing systems used in commercial and general aviation. Our precision and metal injected molded components are used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. Our friction and precision components are made principally from proprietary formulations and designs of composite materials and metal powders. For the nine month period ended September 30, 2004, our sales by segments were:

Sales by Segment

Friction Products

      We believe that, based on net sales, we are one of the top worldwide manufacturers of friction products used in industrial, agricultural, powersports and aerospace applications. Our friction products segment manufactures parts and components made from proprietary formulations of composite materials, primarily consisting of metal powders and synthetic and natural fibers. Friction products are used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. The principal markets served by our friction products segment include construction vehicles, agricultural vehicles, trucks, motorcycles, race cars, all-terrain vehicles (ATVs) and commercial and general aircraft. We believe we are:

•	a leading domestic and international supplier of friction products for construction equipment, agricultural equipment and trucks;

•	the leading North American independent supplier of friction materials for braking systems for new and existing series of many commercial aircraft models, including the Boeing 737 and 757 and the MD-80, and several regional jets used by commuter airlines, including the Canadair regional jet series;

•	a leading domestic supplier of friction products into powersport and specialty markets such as motorcycles, race cars, ATVs and snowmobiles; and

•	the largest supplier of friction materials for the growing general aviation market, including numerous new and existing series of Gulfstream, Cessna, Lear and Beech aircraft.

      For the nine months ended September 30, 2004, our friction products segment generated net sales of $112.0 million, representing 61.2% of our total net sales and operating income of $11.9 million, representing 10.6% of our friction products segment net sales. The foreign operations of our friction products segment represented 31.9% of total friction products segment sales in the nine months ended September 30, 2004.

Precision Components

      We are a leading supplier of powder metal precision components for industrial equipment, lawn and garden equipment, appliances, hand tools and trucks. We use composite metal alloys in powder form to manufacture high quality custom-engineered metal components. Our precision components segment serves four specific areas of the powder metal marketplace:

•	tight tolerance fluid power components such as pump elements and gears;

•	large powder metal components used primarily in construction equipment, agricultural equipment and trucks;

•	high volume parts for the lawn and garden, appliance and other markets; and

•	metal injection molded parts for a variety of industries, including small hand tools, medical and telecommunications.

      For the nine months ended September 30, 2004, our precision components segment generated net sales of $59.3 million, representing 32.4% of our total net sales and operating income of $2.9 million, representing 4.9% of our precision components segment net sales.

Performance Racing

      We engineer, manufacture and market premium branded clutch, transmissions and driveline systems for the performance racing market. Through this segment, we supply parts used in the National Association for Stock Car Auto Racing (NASCAR) and the Indy Racing League (IRL) racing series and for the weekend enthusiasts in the Sports Car Club of America (SCCA) and the American Speed Association (ASA) racing clubs and other road racing and competition cars. For the nine months ended September 30, 2004, our performance racing segment generated net sales of $11.7 million, representing 6.4% of our total net sales and operating income of $1.0 million, representing 8.5% of our performance racing segment net sales.

Discontinued Operations

      In the fourth quarter of 2003 we committed to a plan to sell our motor segment, which has operations in Alton, Illinois and Monterrey, Mexico. This segment, which manufactures die-cast aluminum rotors for fractional and sub-fractional horsepower electric motors, failed to achieve a certain level of profitability, and, after completing extensive analysis, we determined that a divestiture of this segment would allow us to concentrate on our major segments of friction products and precision components. We have initiated an active marketing plan and anticipate selling or entering into a binding agreement to sell the segment prior to the end of 2004.

      Results of operations for this segment have been restated to reclassify its net operations, assets and liabilities as discontinued for all periods presented in this report. Certain corporate expenses and interest expense previously allocated to this segment have been reallocated to our remaining continued operations, which have resulted in a restatement of our results by business segment. The loss from discontinued operations in 2003 includes a $4.5 million pre-tax, non-cash charge to reduce the net assets of this segment to its estimated fair value, less costs to sell.

      Operating results from discontinued operations are summarized as follows:

	Year ended December 31,
				Nine months ended
	2001	2002	2003	September 30, 2004

				(unaudited)
	(dollars in millions)
Net sales	$7.5	$11.4	$14.5	$9.9

Loss from discontinued operations, net of tax	$(2.1)	$(1.9)	$(5.0)	$(0.4)

Business Strengths

      Market Leader in a Wide Variety of Industrial, Aerospace and Consumer Applications. From our production facilities in North America, Europe and Asia, we supply our customers across the globe. We benefit from our diversified end markets. For the nine months ended September 30, 2004, sales to the construction, truck, agriculture and aerospace markets accounted for 21.8%, 9.5%, 10.7% and 9.7% of our net sales, respectively. We believe that, based on net sales, we are one of the top worldwide manufacturers of friction products used in industrial, agricultural, powersports and aerospace applications. We are also a leading supplier of powder metal precision components for industrial equipment, lawn and garden equipment, appliances, small hand tools and trucks.

      World — Class Product Development Capabilities. Our customers demand leading edge solutions. In response to their demand, we have 30 product engineers and our expenditures for product research and development and engineering were approximately $4.2 million for the nine months ended September 30, 2004. To surpass our customers’ expectations, we combine our historical knowledge of our products and our markets with new investment in research and development. For example, in our friction products segment, we recently developed a fiber material for a mining truck application for one of our customers that outlasts the life span of a competitor’s product, exceeding that customer’s expectations for this application. We successfully launched this product in the second quarter of 2004 and expect sales of this product to reach approximately $3.0 million in 2004.

      Strong Customer Relationships. Our predecessors formed, and we have continued to build, relationships with a number of customers dating back over 50 years. We are a preferred supplier to many of the world’s leading original equipment manufacturers, including Aircraft Braking Systems, Goodrich, Caterpillar, Eaton, Deere, CNH, Hydro-Gear, Sauer-Danfoss, Parker Hannifin, Electrolux and Haldex. We believe that more than 80% of our net sales are from products and materials for which we are the sole source provider for specific customer applications. Our commitment to quality, service and just-in-time delivery enables us to build and maintain strong and stable customer relationships. To further enhance our long-term relationships, we seek to provide advanced solutions to customers. Our engineers work closely with customers to develop and design new products and improve the performance of existing products. We believe that strong relationships with our customers provide us with significant competitive advantages in obtaining and maintaining new business opportunities.

      Significant Aftermarket Sales and Recurring Revenue. Our aftermarket sales enable us to produce our components long after our customer’s end product has ceased production. Because friction products are the consumable, or wear-related, component of brake, clutch and transmission systems, the use of our friction products in conjunction with a new or existing system provides us with the opportunity to supply the aftermarket for the life of the system. For example, the ability to service the aftermarket for a particular aircraft braking system will likely provide us with a stable market for our friction products for the life of the braking system, which can be 30 years or more. In addition, in the second quarter of 2004 we announced that Pep Boys launched a national rollout of the complete line of Hawk Performance® brand brake pads. Pep Boys now stocks Hawk Performance® brand brake pads in all of its 595 stores and is equipped to install them in its more than 6,000 service bays. We estimate that aftermarket sales of friction products have comprised approximately 40% of our friction product sales in recent years.

      Experienced Management Team with a Significant Equity Ownership Interest. Our team of six executive officers has 145 years of experience in manufacturing. They have been with us for an average of

10.7 years, and average 24.6 years of experience in the manufacturing industry. Our Chairman of the Board and CEO and our Senior Chairman have each been with us since our founding 15 years ago. Together, they beneficially hold approximately 31% of our outstanding common stock.

Business Strategies

      Our business strategy builds on our corporate strengths and includes the following principal elements:

      Continued Product Innovation. We believe that we are an industry leader in the development of systems, processes and technologies that enable the manufacturing of friction products with numerous performance advantages, such as greater wear resistance, increased stopping power, lower noise and smoother engagement. We are committed to maintaining our technological advantages. As a result, we are focusing our research and development efforts on improving our existing products and developing materials for new applications. For example, in our precision components segment, we have embarked on a strategic initiative by investing in advanced equipment containing proprietary technology. This equipment, combined with product developments and new production techniques, will enable us to manufacture products with higher density levels which we believe will enable us to produce new applications for our existing end markets.

      Focus on High-Margin Opportunities. We focus on markets that require sophisticated engineering and production techniques in which we have achieved a significant market share. We seek to compete in markets requiring a high level of engineering expertise and technical capability, rather than in markets in which the primary competitive factor is product pricing. We believe margins for our products in these markets are higher than in other manufacturing markets that use standardized products and that this strategy will continue to provide market stability going forward. Our gross margin was 24.6% for the nine months ended September 30, 2004.

      Capitalize on Aftermarket Opportunities. Our aftermarket sales enable us to reduce our exposure to adverse economic cycles. Sales of our friction products can offer decades of continued sales for products such as aircraft brakes, heavy duty trucks and construction equipment. In 2003, we initiated marketing programs to expand our aftermarket sales into new geographic markets, including South America and Asia. We have also expanded our friction component sales force to focus on increasing aftermarket sales to fleets and retail customers. In October 2004, we created a new executive position at Hawk to focus on building brand equity and leading the growth of our aftermarket sales for our friction segment.

      Institute Cost-Reduction Initiatives. To maintain our profit margins in highly competitive markets, we aggressively manage our cost structure. An example of this commitment to cost management is our recent plan to close our friction manufacturing facility in Brook Park, Ohio and move production to a new state of the art facility in Oklahoma that is expected to result in annual pre-tax savings of approximately $2.5 million once full production levels are achieved. We began construction on the facility in the second quarter of 2004 and we expect it to become fully operational in 2005; however, we do not expect that we will achieve full production levels until 2006. Through various cost reduction programs, lean manufacturing initiatives and Six Sigma projects, we continue to look for ways to lower the total cost of producing our products. We use an incentive based compensation system to further align our employees with our focus on providing products of the highest quality and at the lowest cost.

      Selective International Expansion. We have foreign manufacturing facilities in Italy, Canada and China. Through our friction products segment’s worldwide distribution network, we continue to selectively expand our international operations in established markets throughout Europe, Asia, North America, South America and Australia. In 2003, we constructed a second facility in China to manufacture powder metal components. We experienced our first sales from this facility at the end of 2003, and anticipate achieving significant sales growth at this facility in 2004 and beyond, as many of our existing customers are looking to us to provide a high quality source for their facilities located in Asia. Net sales, on a local currency basis, at our Italian facility that manufactures friction products increased 16.6% for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. Overall, our international net sales represented $35.8 million, or 19.6%, of our consolidated net sales for the nine months ended September 30, 2004.

Our Principal Markets and Products

      We focus on supplying the industrial, agricultural, aerospace, and performance racing markets with components that require sophisticated engineering and production techniques for applications where we have achieved a significant market share. We have diversified our end markets through acquisitions and product line expansions. We believe that diversification has reduced our economic exposure to the cyclical effects of any particular industry. For the nine month period ended September 30, 2004, our sales by principal markets were:

Sales by Principal Markets

Friction Products

      Friction products are the replacement elements used in brakes, clutches and transmissions to absorb vehicular energy and dissipate it through heat and normal mechanical wear. For example, the friction components in construction vehicles enable their braking systems to slow and stop the vehicles and enable their clutches and transmissions to function in controlling the motion of the vehicles. Our friction products also include friction components for use in automatic and power shift transmissions, clutch facings that serve as the main contact point between an engine and a transmission, and brake components for use in many truck, construction, agriculture, aircraft and specialty vehicle braking systems. Our friction products segment manufactures products made from proprietary formulations of composite materials that primarily consist of metal powders and synthetic and natural fibers.

      Our friction products are custom-designed to meet the performance requirements of a specific application and must meet temperature, pressure, component life and noise level criteria. The engineering required in designing a friction material for a specific application dictates a balance between the component life cycle and the performance application of the friction material in, for example, stopping or starting movement. Friction products are consumed through customary use in a brake, clutch or transmission system and require regular replacement. Because the friction material is the consumable, or wear-related, component of these systems, new friction product introduction in conjunction with a new system provides us with the opportunity to supply the aftermarket with that friction product for the life of the system.

      The principal markets served by our friction segment include manufacturers of truck clutches, transmissions, heavy-duty construction and agricultural vehicle brakes, aircraft brakes, motorcycle, snowmobile and racing and performance automotive brakes. In the second quarter of 2004, we announced that Pep Boys launched a national rollout of the complete line of Hawk Performance® brand brake pads. Based on net sales, we believe that we are among the top worldwide manufacturers of friction products used in industrial and aerospace applications. We estimate that aftermarket sales of friction products have comprised approximately

40% of our net friction product sales in recent years. We believe that our aftermarket sales component enables us to reduce our exposure to adverse economic cycles.

      Construction/ Agriculture/ Trucks/ Powersport and Specialty. We supply a variety of friction products for use in brakes, clutches and transmissions on construction and agriculture equipment, trucks and specialty vehicles. These components are designed to precise friction characteristics and mechanical tolerances permitting brakes to stop or slow a moving vehicle and the clutch or transmission systems to engage or disengage. We believe we are a leading supplier to original equipment manufacturers and to the aftermarket. We also believe that our trademarks, including Velvetouch® and Hawk Performance®, are well known in the aftermarket for these components. The use of our friction products in conjunction with a new or existing brake, clutch or transmission system provides us with the opportunity to supply the aftermarket with the friction product for the life of the system.

•	Construction Equipment. We supply friction products such as transmission discs, clutch facings and brake components to manufacturers of construction equipment, including Caterpillar. We believe we are one of the largest domestic supplier of these types of friction products. Replacement components for construction equipment are sold through original equipment manufacturers as well as various aftermarket distributors.

•	Agriculture Equipment. We supply friction products such as clutch facings, transmission discs and brake components to manufacturers of agriculture equipment, including John Deere and CNH. We believe we are the one of the largest domestic suppliers of these friction products. Replacement components for agricultural equipment are sold through original equipment manufacturers, as well as various aftermarket distributors.

•	Medium and Heavy Trucks. We supply friction products for clutch buttons and facings used in medium and heavy trucks to original equipment manufacturers, such as Eaton and Sachs. We believe we are the leading domestic supplier of replacement friction products used in these applications. Replacement components are sold through original equipment manufacturers and various aftermarket distributors.

•	Powersport and Specialty Friction. We supply friction products for use in specialty applications, such as brake pads for Harley-Davidson motorcycles, General Motors’ Hummer and Bombardier, Polaris and Arctic Cat snowmobiles, race cars and performance automotive vehicles. We believe that these markets are experiencing significant growth, and that we have increased our market share with our combination of superior quality and product performance. Our replacement components are sold through original equipment manufacturers and various aftermarket distributors.

      Aerospace. We believe we are a leading North American independent supplier of friction materials to the manufacturers of braking systems for the Boeing 727, 737 and 757, the DC-9, DC-10, MD-80 and Bombardier’s Canadair regional jet series used by commuter airlines. We believe we are also the largest supplier of friction materials to the general aviation (non-commercial airline, non-military) market, supplying friction materials for aircraft manufacturers such as Cessna, Lear, Gulfstream and Beech.

      Each aircraft braking system, including the friction materials supplied by us, must meet stringent Federal Aviation Administration criteria and certification requirements. New model development and Federal Aviation Administration testing for our aircraft braking system customers generally begins two to five years before full scale production of new braking systems. If we and our aircraft brake system manufacturing partner are successful in obtaining the rights to supply a particular model of aircraft, we will typically supply our friction products for that model’s aircraft braking system for as long as the model continues to fly because it is generally not economically feasible to redesign a braking system once it is certified by the Federal Aviation Administration. Moreover, Federal Aviation Administration maintenance requirements mandate that brake components be changed after a specified number of take-offs and landings, which we expect to result in a continued and steady market for our aerospace friction products.

      Our friction products for commercial aerospace applications are primarily used on “single-aisle” aircraft that are flown on shorter routes, resulting in more takeoffs and landings than those experienced by “wide body” aircraft. We believe our friction products provide an attractive combination of performance and cost effectiveness in these applications. According to Boeing’s 2004 Current Market Outlook, approximately 76% of the 16,168 airplanes currently in the world fleet are single-aisle or regional commercial aircraft. The report also forecasts single-aisle and regional aircraft to grow by approximately 13,800 to approximately 26,000 by the end of 2023. The Boeing report also states that world airline passenger traffic is projected to increase 5.2% per year over the next twenty years. We expect that long-term growth in world airline traffic, combined with the increasing number of single-aisle and regional aircraft, will cause long-term demand for our aerospace friction products to be stable. However, as a result of the continued retirement of certain older aircraft which utilize our braking material and the continued softness in air travel since September 2001, we expect sales in this market to remain flat in 2004 compared to 2003.

Precision Components

      Our precision components segment is a leading supplier of powder metal components consisting primarily of pump, motor and transmission elements, gears, pistons and other component parts for applications ranging from lawn and garden tractors to industrial equipment. Since we were founded, we have participated in the growing powder metal products industry with a focus on the North American industrial market. The Metal Powder Industries Federation, an industry trade group, estimates that the powder metal market for automotive and non-automotive applications in North America had sales of over $5 billion in 2002.

      We manufacture a variety of components made from powder metals for use in:

•	fluid power applications, such as pumps and other hydraulic mechanisms;

•	transmissions, other drive mechanisms and anti-lock braking systems used in trucks, off-road and lawn and garden equipment;

•	gears and other components for use in home appliances, small hand tools, office equipment, medical, and telecommunication equipment; and

•	components used in automotive applications.

      Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste. In addition, we expect advances in our core powder metal technology to permit production of powder metal components with improved strength, hardness and durability for demanding applications and with greater design flexibility and dimensional precision. As a result, we believe that the current trend of substituting powder metal components for forged, cast or stamped components in industrial applications will continue for the foreseeable future, providing us with increased product and market opportunities.

      Our precision component segment proactively targets four specific niches in the market place:

•	High Precision. Our pressing and finishing capabilities enable us to specialize in tight tolerance fluid power components such as pump elements and gears. In addition, we believe that our machining capabilities provide us with a competitive advantage by giving us the ability to supply a completed part to our customers, typically without any subcontracted precision machining. We expect that our growth in this niche will be driven by existing customers’ new design requirements and new product applications primarily for pumps, motors and transmissions.

•	Large Size Capability. We have the capability to make powder metal components that are among the largest used in North America. For example, we make reactor plates, which serve as an opposing surface to friction disks made by us, having diameters up to 19 inches for use in transmissions in construction equipment. We expect our sales of large powder metal components to continue to grow as we create new designs for existing customers and benefit from market growth, primarily in current construction, agricultural and truck applications.

•	High Volume. We also target smaller, high volume parts where we can use efficient pressing and sintering capabilities to our best advantage. In this niche, our primary markets have been powder metal components for the lawn and garden, home appliance, power hand tool, truck, automotive and business equipment markets. We believe that our high volume capabilities provide us with opportunities to cross-sell numerous of our other precision components to customers of high precision and large size parts. Several of our leading original equipment customers have a variety of applications that we supply from both our friction and precision components segments.

•	Metal Injection Molding. We also manufacture small, complex metal injection molded parts for a variety of industries, such as small hand tools, medical and telecommunications. We believe that many of our traditional powder metal customers may also be attractive prospects for metal injected molded parts.

Performance Racing

      We supply premium clutch, transmissions and driveline systems under our Quarter Master and Tex Racing brands. These products are used by leading teams in NASCAR, IRL and ASA racing series and by weekend enthusiasts in the SCCA racing clubs, as well as in other road racing and oval track competition cars. We supply the official brake pad of the SCCA and are a participating manufacturer sponsor of the SCCA and several other racing series.

Our Business Segments

      The following table sets forth comparative operating results and total assets by each of our operating segments:

	Year ended December 31,						Nine months ended September 30,

	2001		2002		2003		2003		2004

	(dollars in millions)						(unaudited)
Net sales to external customers:
Friction products(1)	$104.1	58.9%	$106.1	57.1%	$121.6	60.0%	$92.9	59.9%	$112.0	61.2%
Precision components(2)	59.8	33.8%	67.2	36.1%	68.1	33.6%	51.6	33.3%	59.3	32.4%
Performance racing(1)	13.0	7.3%	12.6	6.8%	12.9	6.4%	10.5	6.8%	11.7	6.4%

Consolidated	$176.9	100.0%	$185.9	100.0%	$202.6	100.0%	$155.0	100.0%	$183.0	100.0%

Gross profit:
Friction products(1)	$24.9	61.2%	$25.4	57.5%	$29.5	62.2%	$23.7	63.4%	$29.2	64.7%
Precision components(2)	12.0	29.5%	15.1	34.1%	14.5	30.6%	10.7	28.6%	12.9	28.6%
Performance racing(1)	3.8	9.3%	3.7	8.4%	3.4	7.2%	3.0	8.0%	3.0	6.7%

Consolidated	$40.7	100.0%	$44.2	100.0%	$47.4	100.0%	$37.4	100.0%	$45.1	100.0%

Income from operations(3)
Friction products(1)	$6.6	91.6%	$7.8	60.0%	$8.3	76.1%	$9.2	78.6%	$11.9	75.3%
Precision components(2)	0.3	4.2%	4.3	33.1%	2.2	20.2%	1.7	14.5%	2.9	18.4%
Performance racing(1)	0.3	4.2%	0.9	6.9%	0.4	3.7%	0.8	6.9%	1.0	6.3%

Consolidated	$7.2	100.0%	$13.0	100.0%	$10.9	100.0%	$11.7	100.0%	$15.8	100.0%

	As of December 31,

	2002	2003

	(dollars in millions)
Total assets:
Friction products(1)	$95.7	$101.2
Precision components(2)	75.7	77.0
Performance racing(1)	11.1	11.0

Continuing operations	182.5	189.2
Discontinued operations	10.4	4.3

Consolidated	$192.9	$193.5

(1)	As of January 1, 2002, we reclassified an operating unit formerly associated with our performance racing segment to our friction products segment as a result of changes in the internal operating responsibility of that unit. We have reclassified all prior periods discussed in this prospectus to reflect this change.

(2)	A line of business formerly associated with our motor segment, which was discontinued as of December 31, 2003, will be retained by us and has been reclassified to our precision components segment. Net sales from this line of business were $0.8 million and $0.9 million for the nine months ended September 30, 2004 and 2003 and $1.2 million, $1.3 million and $1.5 million for the years ended December 31, 2003, 2002, and 2001, respectively. All prior periods have been reclassified to reflect this change.

(3)	In accordance with the non-amortization provisions of SFAS 142 (see “Note 2 — Significant Accounting Policies” to the accompanying consolidated financial statements beginning on page F-1 of this prospectus), we discontinued the amortization of goodwill in 2002.

      The following table illustrates the pro forma effect on income from operations had we applied the non-amortization provisions of SFAS 142 for the year ended December 31, 2001 by segment:

	Year ended
	December 31, 2001

	(dollars in millions)
Pro forma income from operations:
Friction products	$7.8	77.2%
Precision components	1.5	14.9%
Performance racing	0.8	7.9%

Consolidated	$10.1	100.0%

Our Manufacturing Processes

      The manufacturing processes for most of our friction products, performance racing brake products and powder metal precision components are similar. In general, all use composite metal alloys in powder form to make high quality powder metal components. The basic manufacturing steps of blending/compounding, molding/compacting, sintering (or bonding) and secondary machining/treatment are as follows:

•	Blending/compounding: Composite metal alloys in powder form are blended with lubricants and other additives according to scientific formulas, many of which are proprietary. The formulas are designed to produce precise performance characteristics necessary for a customer’s particular application. We often work together with our customers to develop new formulas that will produce materials with greater energy absorption characteristics, durability and strength.

•	Molding/compacting: At room temperature, a specific amount of a powder alloy is compacted under pressure into a desired shape. Our molding presses are capable of producing pressures of up to 3,000 tons. We believe that we have some of the largest presses in the powder metal industry, enabling us to produce large, complex components. We can also create complex shapes not obtainable with conventional powder metal presses with our metal injection molding equipment.

•	Sintering: After compacting, molded parts are heated in furnaces to specific temperatures slightly below melting, enabling metal powders to metallurgically bond, harden and strengthen while retaining their desired shape. For friction materials, the friction composite part is also bonded directly to a steel plate or core, creating a strong continuous metallic part.

•	Secondary machining/treatment: If required by customer specifications, a sintered part undergoes additional processing. This processing is generally necessary to attain increased hardness or strength, tighter dimensional tolerances or corrosion resistance. To achieve these specifications, parts are heat or steam treated, precision coined or flattened, ground, machined or treated with a corrosion resistant coating.

      Some of our friction products, including those used in oil-cooled brakes and power shift transmissions, do not require all of the foregoing steps. For example, composite friction materials are molded under high temperatures and cured in electronically-controlled ovens and then bonded to a steel plate or core with a resin-based polymer.

Our Quality Control Procedures

      Throughout our design and manufacturing process, we focus on quality control. For product design, each manufacturing facility uses state-of-the-art testing equipment to replicate virtually any application required by our customers. This equipment is essential to our ability to manufacture components that meet stringent customer specifications. To ensure that tolerances have been met and that the requisite quality is inherent in our finished products, we use statistical process controls, a variety of electronic measuring equipment and computer-controlled testing machinery. We have also established programs within each of our facilities to detect and prevent potential quality problems.

      In 2001, we launched a Six Sigma initiative focused on creating a culture of continuous improvement. Six Sigma is a discipline that aims to eliminate costly process variation in a company’s operations and bring more value to its customers. To achieve this, Six Sigma managers use statistical analysis to locate process and product errors. As of September 30, 2004, we had trained approximately 250 employees under the Six Sigma initiative.

Our International Operations

      We operate friction manufacturing facilities in Orzinuovi, Italy, Ontario, Canada and Suzhou, China. We operate a powder metal manufacturing facility in Suzhou, China. Our international operations are subject to the usual risks of operating in foreign jurisdictions. Risks inherent in international operations include the following:

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including exchange controls;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products is made in local currency;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult; and

•	overlap of different tax laws may subject us to additional taxes.

      Our international net sales represented $35.8 million, or 19.6%, of our consolidated net sales for the nine months ended September 30, 2004.

Our Technology

      We believe we are an industry leader in the development of systems, processes and technologies that enable the manufacturing of friction products with numerous performance advantages, such as greater wear resistance, increased stopping power, lower noise and smoother engagement. Our expertise is evidenced by our aircraft brake components, which are currently being installed on many of the braking systems of the Boeing 737-600, -700, -800 and -900 commercial airliners and Bombardier’s Canadair regional jet series of commuter aircraft, as well as new series of industrial equipment from various original equipment manufacturers.

      We maintain an extensive library of proprietary friction product formulas that serve as starting points for new product development. Each formula has a specific set of ingredients and processes to generate repeatability in production. A slight change in a mixture can produce significantly different performance characteristics. We use a variety of technologies and materials in developing and producing our products, such as graphitic and cellulose composites. We believe our expertise in the development and production of products using these different technologies and materials gives us a competitive advantage over other friction product manufacturers, which typically have expertise in only one or two types of friction material.

      We also believe that our precision components business is able to produce a wide range of products from small precise components to large parts. We have presses that produce some of the largest powder metal parts in the world, and our powder metal technology permits the manufacture of complex components with specific performance characteristics and close dimensional tolerances that would be impractical to produce using conventional metalworking processes such as forging, casting or stamping. With our metal injection molding technology, we are able to create complex shapes previously not available using conventional powder metal technology.

      Our expenditures for product research and development and engineering were approximately $4.2 million for the nine months ended September 30, 2004.

Our Customers

      We seek to provide advanced solutions to customers, enhancing our long-term relationships. Our engineers work closely with our customers to develop and design new products and improve the performance of existing products. We believe that more than 80% of our sales are from products and materials for which we are the sole source provider for specific customer applications. Our predecessors developed, and we have continued to build, relationships with a number of customers dating back over 50 years. Our commitment to quality, service and just-in-time delivery have enabled us to build and maintain strong and stable customer relationships. We believe that strong relationship with our customers provide us with significant competitive advantages in obtaining and maintaining new business opportunities.

      Through various acquisitions since our formation, we have broadened our product lines, increased our technological capabilities, further enhanced our customer relationships and further expanded our preferred supplier status. As a result of our commitment to customer service and satisfaction, we are a preferred supplier to many of the world’s leading original equipment manufacturers, including Aircraft Braking Systems, Goodrich, Caterpillar, Eaton, Deere, CNH, Hydro-Gear, Sauer-Danfoss, Parker Hannifin, Electrolux and Haldex.

      Our top five customers accounted for 24.2% of our consolidated net sales for the nine months ended September 30, 2004.

      The following table describes some of our key customers in each of our business segments, the principal products we sell to them and selected applications for those products:

Business Segment	Selected Key Customers	Principal Products Sold	Selected Applications
Friction Products Construction	Caterpillar Allison Transmission Dana Clark Hurth	Brake Linings Transmission Discs	Tractors, Motor Graders and Wheel Loaders Lift Trucks and Mining Trucks
Agriculture	John Deere CNH AGCO	Brake Linings Transmission Discs	Tractors
Truck	Eaton ZF Meritor	Clutch Buttons Transmission Discs	On-highway Trucks
Aerospace	Aircraft Braking Systems Goodrich Parker Hannifin Bombardier	Brake Linings	Commercial Airliners Commuter Planes Military Helicopters
Powersport and Specialty	Hayes Brake Bombardier TRW Pep Boys	Brake Linings	Harley-Davidson Motorcycles Snowmobiles AM General Hummer Performance Automobiles
Precision Components	Eaton Electrolux Home Products Parker Hannifin MTD Haldex Barnes Hydro-Gear Sauer-Danfoss Honda	Powder Metal Gears Rotors Transmission Components Hubs, Bearings, Spacers and Structural Components	Hydrostatic Transmissions Fluid Power Controls Construction Equipment Industrial Pumps Gasoline Pumps Truck Transmissions Lawn and Garden Equipment
Performance Racing	Petty Enterprises Richard Childress Racing Robert Yates Racing Hendricks Motorsports	Gears Transmission Components Clutch and Drive-train Components	Race Cars

How We Market and Sell Our Products

      We market our products globally through product managers and direct sales professionals, who operate primarily from our facilities in the United States, Italy, China and Canada and a sales office in Argentina. Our product managers and sales force work directly with our engineers who provide the technical expertise necessary for the development and design of new products and for the improvement of the performance of existing products. Our friction products are sold both directly to original equipment manufacturers and to the aftermarket through our original equipment customers and a network of distributors and representatives throughout the world. We also sell our precision components to original equipment manufacturers through independent sales representatives. Sales to customers in our performance racing segment are sold directly to race teams and distributors throughout the United States.

Our Competition

      The principal segments in which we operate are competitive and fragmented, with many small manufacturers and only a few manufacturers that generate annual sales in excess of $50 million. Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to reliability and timeliness of delivery, technical expertise, product design capability, manufacturing expertise, operational flexibility and customer service.

      We compete for new business principally at the beginning of the development of new applications and at the redesign of existing applications by our customers. For example, new model development for our aircraft braking system customers generally begins two to five years before full-scale production of new braking systems. Initiatives by customers to upgrade existing products typically involve long lead times as well. We also compete with manufacturers using different technologies, such as carbon composite (carbon-carbon) friction materials for aircraft braking systems. Carbon-carbon braking systems are significantly lighter than the metallic aircraft braking systems that we supply friction materials for, but are generally more expensive. The carbon-carbon brakes are typically used on wide-body aircraft, such as the Boeing 747 and 777, and on military aircraft, where the advantages in reduced weight may justify the additional expense.

      In addition, as our powder metal components are increasingly substituted for wrought steel or iron components due to advances in our powder metal technology, we increasingly compete with companies using forging, casting or stamping technologies to produce precision components. Powder metal components can often be produced at a lower cost per unit than products manufactured with forging, casting or stamping technologies due to the elimination of, or substantial reduction in, secondary machining, lower material costs and the virtual elimination of raw material waste.

The Suppliers and Prices of Raw Materials We Use

      We require substantial amounts of raw materials, including copper and iron powders, steel and custom-fabricated cellulose sheet and substantially all of the raw materials we require are purchased from third party suppliers and are generally in adequate supply. However, the availability and costs of raw materials may be subject to change due to, among other things, new laws or regulations, suppliers’ allocation to other purchasers, interruptions in production by suppliers and changes in exchange rates and worldwide price and demand levels. We are not currently party to any long-term supply agreements. Our inability to obtain adequate supplies of raw materials for our products at favorable prices could have a material adverse effect on our business, financial condition or results or operations by decreasing our profit margins and by hindering our ability to deliver products to our customers on a timely basis. Recently, we have experienced an increase in the costs of our copper and iron powders and steel. In certain circumstances, it may not be possible or practicable for us to pass the increase in the cost of raw materials to our customers. If we are not able to reduce or eliminate the effect of these cost increases through lowering other costs of production or successfully implementing price increases to our customers, such cost increases from our vendors could have a negative effect on our financial results.

Government Regulation of Our Businesses

      Our sales to manufacturers of aircraft braking systems represented 9.7% of our consolidated net sales for the nine months ended September 30, 2004. Each aircraft braking system, including the friction products supplied by us, must meet stringent Federal Aviation Administration criteria and testing requirements. We have been able to meet these requirements in the past and we continuously review Federal Aviation Administration compliance procedures to help ensure our continued and future compliance.

Environmental, Health and Safety Matters

      We are subject to stringent environmental standards imposed by federal, state, local and foreign environmental laws and regulations, including those related to air emissions, wastewater discharges, chemical and hazardous waste management and disposal. Some of these environmental laws hold owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants. Our compliance with environmental laws also may require the acquisition of permits or other authorizations for some kinds of activities and compliance with various standards or procedural requirements. We are also subject to the federal Occupational Safety and Health Act and similar foreign and state laws. The nature of our operations, the long history of industrial uses at some of our current or former facilities, and the operations of predecessor owners or operators of some of the businesses expose us to risk of liabilities or claims with respect to environmental and worker health and safety matters. We review our procedures and policies for compliance with environmental and health and safety laws and regulations and believe that we are in substantial compliance with all material laws and regulations applicable to our operations. Our costs of complying with environmental, health and safety requirements have not been material.

Our Properties

      Our operations are conducted through the following facilities, all of which are owned by us except as noted below:

	Approximate
Location	Square Footage	Principal Functions

Catoosa (Tulsa), Oklahoma(1)	240,000	Manufacturing of friction products and support (under construction)
Medina, Ohio	176,000	Manufacturing of friction products and powder metal components, sales and marketing, research and development, product engineering, customer service and support, and administration
Brook Park, Ohio	113,000	Manufacturing of friction products, domestic and international sales and marketing, product engineering, customer service and support, and administration
Falls Creek, Pennsylvania	94,000	Manufacturing of powder metal components, sales and marketing, product engineering, customer service and support, and administration
Akron, Ohio	71,000	Manufacturing of metal stampings
Orzinuovi, Italy	70,000	Manufacturing of friction products, international sales and marketing, research and development, and administration
Campbellsburg, Indiana	60,000	Manufacturing of powder metal components, sales and marketing, product engineering, customer service and support, and administration
Solon, Ohio(1)	58,000	Research and development
Clearfield, Pennsylvania	50,000	Manufacturing of powder metal components, sales and marketing, product engineering, customer service and support, and administration
Spring Grove, Illinois(1)	42,000	Manufacturing of powder metal components, sales and marketing, customer service and support
Suzhou, China(1)	35,000	Manufacturing of friction products, sales and marketing, customer service and support, and administration
Solon, Ohio(1)	27,000	Manufacturing of powder metal injection molded components, sales and marketing, product engineering, customer service and support, and administration
Lake Zurich, Illinois(1)	25,000	Manufacturing of automotive clutches and drive-train components, sales and marketing, product engineering, customer service and support, and administration

	Approximate
Location	Square Footage	Principal Functions

Ether, North Carolina(1)	23,000	Manufacturing of automotive clutches, transmissions and drive-train components, sales and marketing, product engineering, customer service and support, and administration
Suzhou, China(1)	16,000	Manufacturing of powder metal components, sales and marketing, customer service and support, and administration
Concord, Ontario, Canada(1)	15,000	Manufacturing of friction products, distribution and warehousing, and administration
Cleveland, Ohio(1)	9,000	Principal executive offices

(1)	Leased.

      We believe that substantially all of our property and equipment is maintained in good condition, adequately insured and suitable for its present and intended use.

Our Intellectual Property

      Our federally registered trademarks include Hawk®, Wellman Friction Products®, Velvetouch®, Fibertuff®, Feramic®, Velvetouch Feramic®, Velvetouch Organik®, Hawk Brake®, Hawk Precision Components®, Quarter Master® and Tex Racing®. Velvetouch®, Hawk Performance®, Hawk Motors®, Wellman Products Group®, and Hawk Precision Components Group® are our principal trademarks for use in the friction products aftermarket segment. We have applied for the registration of ConversioneeringTM. Although we maintain patents related to our business, we do not believe that our competitive position is dependent on patent protection or that our operations are dependent on any individual patent. To protect our intellectual property, we rely on a combination of internal procedures, confidentiality agreements, patents, trademarks, trade secrets law and common law, including the law of unfair competition.

Personnel

      At September 30, 2004, we had approximately 1,300 domestic employees and 380 international employees at our continuing operations. Approximately 200 employees at our Brook Park, Ohio plant are covered under a collective bargaining agreement with the Paper, Allied Industrial, Chemical and Energy Workers International Union expiring in October 2005; approximately 30 employees at our Akron, Ohio facility are covered under a collective bargaining agreement with the United Automobile Workers expiring in July 2005; and approximately 220 employees at our Orzinuovi, Italy plant are represented by a national mechanics union agreement that expires in December 2005. The Italian employees are also covered by a local union agreement that expires in December 2004. We have experienced no material work stoppages and believe we have good relations with our employees and their unions. We have previously announced our intention to close our Brook Park, Ohio facility. We expect this closure to be completed in 2005.

Legal Proceedings

      We are involved in lawsuits that have arisen in the ordinary course of our business. We are contesting each of these lawsuits vigorously and believe we have defenses to the allegations that have been made. In our opinion, the outcome of these legal actions will not have a material adverse effect on our financial condition.

MANAGEMENT

Board of Directors

      The following table sets forth the names, ages and certain other information concerning our current directors. Each of our directors holds office until a successor is elected and qualified or until such director’s earlier resignation or removal.

Name	Age	Position	Director Since

Ronald E. Weinberg	63	Chairman of the Board, Chief Executive Officer, President and Director	1989
Norman C. Harbert	71	Senior Chairman of the Board, Founder and Director	1989
Byron S. Krantz	69	Secretary and Director	1989
Andrew T. Berlin	44	Director	2002
Paul R. Bishop	61	Director	1993
Jack F. Kemp	69	Director	1999
Dan T. Moore, III	64	Director	1989

      Ronald E. Weinberg is our Chairman of the Board, Chief Executive Officer and President and has served as a Director since March 1989. He has also served us in various other senior executive capacities since 1989. Mr. Weinberg has over 28 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Since December 1997, Mr. Weinberg has been the Chairman of the Board of New Channel Communications Corp., a company specializing in direct marketing and the providing of computer software solutions. Mr. Weinberg was the Chairman and Chief Executive Officer of SunMedia Corp., a communications company that published weekly suburban newspapers, until it was sold in 1997, and the Chairman of New West Eyeworks, Inc., a chain of retail optical stores, which was sold in 1998.

      Norman C. Harbert is our Senior Chairman of the Board and Founder and has served as a Director since March 1989. He has also served us in various other capacities since 1989. Mr. Harbert has over 45 years of manufacturing experience. From 1987 to 1988, Mr. Harbert was Chairman, President and CEO of Maverick Tube Corporation, an oil drilling equipment manufacturer, and from 1981 to 1986, he served as President and CEO of Ajax Magnethermic Corporation, an international manufacturer of induction heating and melting equipment. Prior to that time, Mr. Harbert served at Reliance Electric Company for 22 years where, in 1980, his last position was as General Manager, Rotating Products Group, with primary responsibility for a division with annual sales of $250 million.

      Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984.

      Andrew T. Berlin has served as a Director since October 2002. Since 1989, Mr. Berlin has been the President and Chief Executive Officer of Berlin Packaging, LLC, a packaging distribution company located in Chicago. Under Mr. Berlin’s leadership, Berlin Packaging has grown to 20 locations throughout the United States.

      Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as Chairman and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. He is a member of the Board of Trustees of the Stark Development Board, Mount Union College and Aultman Health Foundation.

      Jack F. Kemp has served as a Director since September 1999. Mr. Kemp is a co-director of Empower America, a public policy and advocacy organization he co-founded in 1993. In 1996, Mr. Kemp received the Republican Party’s nomination for Vice President of the United States. Prior to co-founding Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development. Prior to his

appointment to the Cabinet, Mr. Kemp represented New York for eighteen years in the United States House of Representatives. Mr. Kemp is also a Director of Oracle Corporation, a computer software company, CNL Hotels & Resorts Inc., a real estate investment trust engaged primarily in the acquisition, development and ownership of interests in hotel and resort properties and IDT Corporation, a multinational communications company that provides products and services to retail and wholesale customers.

      Dan T. Moore, III has served as a director since March 1989. Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969. He is also the founder and Chairman of Cleveland manufacturing companies Flow Polymers, Inc., Soundwich, Inc. and Team Wendy, LLC. Mr. Moore has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation, the Cleveland Museum of Natural History, and Chairman of Cleveland Clinic Home Care.

      The board of directors has determined that each of Messrs. Berlin, Bishop, Kemp, Krantz and Moore do not have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent as defined by the applicable laws and regulations and the listing standards of the American Stock Exchange (Amex). The audit committee of our board of directors is comprised of Messrs. Berlin, Bishop and Moore.

Director Compensation

      In 2003, we paid each director who was not one of our employees, our legal counsel, or an affiliate of one of our principal stockholders, an annual fee of $15,000 consisting of a cash payment of $7,500 and $7,500 in shares of Hawk’s Class A common stock. In addition, we paid each director who was not one of our employees, our legal counsel, or an affiliate of one of our principal stockholders $2,000 in cash for each board meeting that such director attended and $500 in cash for each telephonic board meeting in which such director participated. We reimbursed all directors for expenses incurred in connection with their services as directors. No additional consideration was paid to the directors for committee participation, except $500 in cash was paid for any in-person committee meeting that was held on a day other than a day on which a board meeting was held.

Executive Officers

      The following table sets forth the names, ages, positions and certain other information concerning our current executive officers. Our officers serve at the discretion of our board of directors.

Name	Age	Position

Ronald E. Weinberg(1)	63	Chairman of the Board, Chief Executive Officer, President and Director
Steven J. Campbell	51	Senior Vice President, President — Wellman Products Group, Inc., President — Hawk Performance Racing Group
B. Christopher DiSantis	33	President — Hawk Precision Components Group, Inc.
Thomas A. Gilbride	51	Vice President — Finance
Joseph J. Levanduski	42	Vice President — Chief Financial Officer

(1)	Biographical information for Mr. Weinberg can be found under “— Board of Directors.”

      Steven J. Campbell has served as Senior Vice President of Hawk and President of Hawk Performance Racing Group, since September 2004. Mr. Campbell has also served as President of our wholly-owned subsidiary Wellman Products Group, Inc., since February 2000. From 1999 through 2000, Mr. Campbell served as Chief Financial Officer and Project Director for a division of Cooper Industries in connection with its expansion into Mexico. From 1997 through 1999, Mr. Campbell was the President of Unarco LLC, a national manufacturer of retail products, and from 1995 through 1997, he served as Vice President — International Operations for Cooper Industries’ Hand Tool Division.

      B. Christopher DiSantis has served as President of Hawk Precision Components Group, Inc., one of our wholly-owned subsidiaries, since January 2004 and President of Hawk Motors, Inc., one of our wholly-owned subsidiaries, since May 2003. Mr. DiSantis joined Hawk in 2000 as Vice President of Corporate Development and in January 2002 was named President of Hawk Performance Group. Prior to joining Hawk Mr. DiSantis held positions as Vice President of Seabury Metals, LLC, an aluminum recycling business and President of the Manufacturing Division of AGI, a steel industry service and engineering company.

      Thomas A. Gilbride has served as our Vice President — Finance since January 1993. Between March 1989 and January 1993, Mr. Gilbride was employed by us in various financial and administrative functions.

      Joseph J. Levanduski has served as our Vice President — Chief Financial Officer since May 2003. In addition, Mr. Levanduski provided managerial oversight for our Tex Racing business unit, a component of Hawk Performance Racing Group, from 2002 through July 2004. Prior to becoming Vice President — CFO, Mr. Levanduski served as our Vice President — Controller since May 2000 and our Controller since April 1997. Prior to April 1997, Mr. Levanduski served as Controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Company and S.K. Wellman Corp.

Executive Compensation

Summary Compensation Table

      The following table summarizes the compensation paid by us to our Chief Executive Officer and our most highly compensated executive officers or former executive officers.

					Long-Term
					Compensation

		Annual Compensation			Awards	Payouts

				Other	Securities
Name and	Fiscal			Annual	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Options(2)	Payouts	Compensation

		($)	($)	($)		($)	($)
Ronald E. Weinberg	2003	418,600	222,500	—	—	—	13,125	(3)
Chairman of the Board,	2002	406,600	—	$57,700	—	—	5,100	(3)
Chief Executive Officer	2001	320,800	200,000	—	135,967	—	10,700	(3)
and President
Norman C. Harbert	2003	350,300	125,000	58,500	—	68,400 (4)	28,841	(5)
Senior Chairman of	2002	344,600	—	70,100	—	58,400 (4)	21,016	(5)
the Board and Founder	2001	355,800	175,000	55,200	107,192	52,000 (4)	23,716	(5)
Steven J. Campbell	2003	213,300	60,000	—	—	—	7,825
President — Wellman	2002	187,800	14,500	—	—	—	—
Products Group, Inc.	2001	175,200	56,800	—	28,676	—	—
Joseph J. Levanduski	2003	160,000	50,000	—	—	—	5,822
Vice President — Chief	2002	130,300	—	—	—	—	—
Financial Officer	2001	123,700	31,500	—	19,118	—	—
W. Michael Corkran	2003	208,400	—	—	—	—	—
Former President — Hawk	2002	205,100	24,000	—	—	—	—
Precision Components	2001	75,600	—	—	44,700	—	—
Group, Inc.(6)
Jeffrey H. Berlin	2003	275,000	—	—	—	—	7,825
Former President and	2002	249,800	—	—	—	—	—
Chief Operating Officer(7)	2001	239,000	95,000	—	30,680	—	—

(1)	“Other Annual Compensation” includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: for Mr. Weinberg, a car allowance pursuant to his employment agreement of $14,800 and medical expenses under our medical insurance plans of $19,700 in 2002; and for Mr. Harbert a car allowance pursuant to his employment agreement of $19,200, $19,000 and $19,200 in 2003, 2002 and 2001, respectively, medical expenses under our medical insurance plans of $20,300 in 2002, and professional services, including financial, tax and estate planning services, of $15,000, $18,000 and $14,000 in 2003, 2002 and 2001, respectively.

(2)	For 2001, options to purchase our Class A common stock at an exercise price of $3.74 per share for Messrs. Weinberg and Harbert and $3.40 per share for Messrs. Berlin, Campbell, Corkran and Levanduski.

(3)	Represents $7,825 contributed in 2003 by Friction Products Co. to its profit sharing plan on behalf of Mr. Weinberg; $5,000, $4,800 and $10,000 in 2003, 2002 and 2001, respectively, paid on behalf of Mr. Weinberg for a life insurance policy pursuant to his split dollar agreement with us (as described in “— Employment Agreements” below); and $300, $300 and $700 in 2003, 2002 and 2001, respectively, paid on behalf of Mr. Weinberg for a split dollar life insurance policy.

(4)	Represents benefits paid to Mr. Harbert under the Friction Products Co. tax-qualified non-contributory, defined benefit pension plan.

(5)	Represents $7,825 contributed in 2003 by Friction Products Co. to its profit sharing plan on behalf of Mr. Harbert; $18,816, $18,816 and $18,816 in premiums paid by us in 2003, 2002 and 2001, respectively, for term life policies of which Mr. Harbert is the insured and his wife is the beneficiary; and $2,200, $2,200 and $4,900 in 2003, 2002 and 2001, respectively, paid on behalf of Mr. Harbert for a life insurance policy pursuant to his split dollar agreement with us (as described in “— Employment Agreements” below).

(6)	Effective January 7, 2004, Mr. Corkran resigned as President of Hawk Precision Components Group, Inc. (as described in “— Employment Agreements” below).

(7)	Effective May 20, 2003, Mr. Berlin resigned as President and Chief Operating Officer of Hawk. Pursuant to a transition agreement between Hawk and Mr. Berlin, he continued as an employee of Hawk and received compensation through January 30, 2004. In addition, Mr. Berlin served as a consultant of Hawk from January 31, 2004 through July 1, 2004 (as described in “— Employment Agreements” below).

Employment Agreements

      Pursuant to their employment agreements, as amended, Mr. Weinberg has agreed to serve as our Chairman of the Board and Chief Executive Officer through June 2012. Mr. Harbert has agreed to serve as our Senior Chairman of the Board through June 2007. Each of Mr. Weinberg and Mr. Harbert receives a base salary and an annual bonus. Mr. Weinberg’s and Mr. Harbert’s base salary may be increased by the compensation committee, and their annual bonuses are equal to 1.75% of our earnings before interest, taxes, depreciation and amortization, subject to adjustments for acquisitions and except as otherwise may be determined by the compensation committee.

      If either Mr. Weinberg or Mr. Harbert becomes mentally or physically disabled during the terms of their respective employment agreements, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability. We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred. Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of Mr. Weinberg’s and Mr. Harbert’s life in an annual amount equal to sixty percent of their respective average annual base salaries for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of their respective average annual bonuses for the three consecutive years of employment preceding the disability. The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan.

      If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide Mr. Weinberg’s surviving spouse with health care benefits. If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.

      If Mr. Harbert dies during the term of his employment agreement, we will pay his surviving spouse, if any, pursuant to the terms of the amended and restated wage continuation agreement between us and Mr. Harbert, which is described more thoroughly below. In addition, we will pay Mr. Harbert’s surviving spouse a prorated annual bonus for the year in which Mr. Harbert dies, and we will continue to provide Mr. Harbert’s surviving spouse with health care benefits. If Mr. Harbert is not survived by a spouse, we will pay to his beneficiaries or estate his base salary for two years following his death and a prorated annual bonus for the year in which he died.

      Pursuant to their employment agreements, Mr. Weinberg and Mr. Harbert are required to devote such time and effort to our business and affairs as is necessary to discharge their respective duties. Neither Mr. Weinberg nor Mr. Harbert may engage in any competitive business while employed by us and for a period of two years thereafter.

      In January 1998, we entered into a split dollar life insurance agreement with each of Mr. Weinberg and Mr. Harbert pursuant to which we purchased life insurance policies on the lives of Mr. Weinberg and Mr. Harbert in the face amounts of $3.8 million and $1.0 million, respectively. Under the terms of these split dollar agreements, we pay the annual premiums of the insurance policies in the amount of $58,586 for Mr. Weinberg’s policy and $46,163 for Mr. Harbert’s policy, and we will be reimbursed for such payments from the policy proceeds in an amount equal to the greater of the cash value of the policies or the total amount of premiums paid during the term of the policies. The remaining proceeds of each policy will be paid to beneficiaries designated by the insured. The split dollar agreements will terminate upon the occurrence of any of the following events:

•	total cessation of our business;

•	our bankruptcy, receivership or dissolution; or

•	the termination of the insured’s employment by us (other than for reason of his death or mental or physical disability).

      Upon the termination of a split dollar agreement, the insured will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

      As amended, Mr. Harbert’s wage continuation agreement provides that if he dies during the term of his employment with us or while he is serving as a consultant to us (as described in the next paragraph), or if Mr. Harbert is no longer acting as a consultant to us because of mental or physical disability, we will pay his spouse monthly until her death an amount (on an after-tax basis) equal to sixty percent of the difference between $12,500 and a monthly annuity to be purchased for the spouse of Mr. Harbert with Mr. Harbert’s share of the proceeds of the split dollar insurance policy on Mr. Harbert’s life.

      Pursuant to the terms of the consultant agreement between us and Mr. Harbert, Mr. Harbert will provide us with consultant services following the expiration of his employment agreement. Depending on the date that Mr. Harbert’s employment agreement terminates, he may provide us with consultant services through June 2012. In consideration of Mr. Harbert providing consultant services, we will pay him an amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the effective starting date of the consultant agreement, and we will pay him an annual bonus in an amount equal to sixty percent of his average annual bonuses for the three consecutive years of employment preceding the effectiveness of the consultant agreement.

      Pursuant to an employment agreement, as amended, Mr. Campbell has agreed to serve as Senior Vice President of Hawk, President of Wellman Products Group, Inc. and President of Hawk’s Performance Racing segment. Mr. Campbell receives a base salary and is eligible to receive an annual bonus based on performance criteria. Mr. Campbell is also entitled to participate in the standard employee benefit programs offered by Friction Products Co. and Hawk and Hawk’s stock option plans.

      The terms of Mr. Campbell’s employment agreement provide that either Wellman Products Group, Inc. or Mr. Campbell may terminate the agreement at any time for any reason or no reason. If the agreement is terminated for any reason other than misconduct by Mr. Campbell, he will continue to receive his base salary and medical insurance benefits for a period of fourteen months following termination. During Mr. Campbell’s employment and for a period of six months thereafter, he is precluded from competing with Wellman Products Group, Inc. either as an employee or otherwise.

      Pursuant to the terms of an employment agreement between us and Mr. Corkran, Mr. Corkran agreed to serve as President of Hawk Precision Components Group, Inc. Mr. Corkran received an annual base salary and was eligible to receive a target bonus based on individual and company-based performance criteria. Mr. Corkran was also entitled to participate in our stock option and profit sharing plans.

      The employment relationship between us and Mr. Corkran was at will. Either party may have terminated the agreement at any time for any reason or no reason. Effective January 7, 2004, Mr. Corkran resigned as President of Hawk Precision Components Group, Inc. Pursuant to the terms of a transition agreement dated January 7, 2004, Mr. Corkran served as an advisor to the President of Hawk Precision Components Group, Inc. through March 31, 2004 at his rate of base compensation in 2003. In addition, Mr. Corkran continued to serve as an advisor from April 1, 2004 through June 30, 2004 at a salary equal to 75% of his rate of base compensation in 2003. Hawk will provide the payment of health benefits and certain perquisites through June 30, 2004. Since July 1, 2004, Mr. Corkran began serving as a consultant of Hawk, on an as needed basis. Mr. Corkran also agreed to a two-year covenant not to compete with Hawk and a one-year covenant not to solicit our employees.

      Effective May 20, 2003, Jeffrey H. Berlin resigned as President and Chief Operating Officer of Hawk. Pursuant to the terms of a transition agreement dated October 27, 2003, Mr. Berlin remained an employee of Hawk and continued to work on designated ongoing projects and special projects of Hawk through January 30, 2004 at the annual rate of $275,000 and was eligible to received incentive compensation for 2003. Mr. Berlin did not receive incentive compensation in 2003. In addition, Mr. Berlin served as a consultant of Hawk from January 31, 2004 through July 1, 2004 at the annual rate of $275,000. During the term of the agreement, Hawk provided Mr. Berlin with the same health benefits and disability insurance premiums as were in effect immediately prior to May 20, 2003 and paid Mr. Berlin a lump sum of $14,100 for certain other perquisites. Mr. Berlin also agreed to a two-year covenant not to compete with Hawk and a three-year covenant not to solicit our employees.

      We have no employment agreement with Mr. Levanduski, our other most highly compensated executive officer.

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of November 15, 2004, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of such stock;

•	each director;

•	each executive officer in our summary compensation table; and

•	all our directors and executive officers as a group.

      This table does not include 288,579 shares of Class A common stock issuable under the 1997 Stock Option Plan and 284,099 shares of Class A common stock issuable under the 2000 Long Term Incentive Plan under options held by directors and officers that are outstanding, but not presently exercisable, and options held by persons other than directors and executive officers.

	Beneficial Ownership(1)

	Class A Common			Series D Preferred

		Right to
Names and Address(2)	Shares	Acquire(3)	Percentage	Shares	Percentage

Ronald E. Weinberg(4)(5)	1,243,998	145,967	15.6%	689	45%
Norman C. Harbert(4)(6)	1,206,475	117,192	14.9%	689	45%
Byron S. Krantz(4)(7)	283,972	23,968	3.5%	152	10%
Royce & Associates, LLC(8)	937,300	—	10.7%	—	—
1414 Avenue of the Americas
New York, NY 10019
Dalton, Greiner, Hartman, Maher & Co.(9)	835,400	—	9.5%	—	—
565 Fifth Ave., Suite 2101
New York, New York 10017
Wellington Management Company LLP(10)	780,000	—	8.9%	—	—
75 State Street
Boston, Massachusetts 02109
Neuberger Berman, Inc.(11)	659,800	—	7.5%	—	—
605 Third Avenue
New York, New York 10158
Wellington Trust Company(12)	650,000	—	7.4%	—	—
75 State Street
Boston, Massachusetts 02109
Dimensional Fund Advisors Inc.(13)	609,300	—	7.0%	—	—
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Paul S. Levy(14)	511,100	—	5.8%	—	—
Joseph Littlejohn & Levy
450 Lexington Avenue, Suite 3350
New York, New York 10017
Jeffrey H. Berlin(15)	270,742	93,680	4.1%	—	—
20 Timber Ridge
Chagrin Falls, Ohio 44022
Dan T. Moore, III	33,221	23,968	*	—	—
Joseph J. Levanduski	25,000	37,118	*	—	—
Andrew T. Berlin	26,171	—	*	—	—
Paul R. Bishop	25,615	23,968	*	—	—
Steven J. Campbell	11,000	32,000	*	—	—

	Beneficial Ownership(1)

	Class A Common			Series D Preferred

		Right to
Names and Address(2)	Shares	Acquire(3)	Percentage	Shares	Percentage

Jack F. Kemp(16)	9,681	23,968	*	—	—
W. Michael Corkran(17)	8,600	—	*	—	—
12805 Keystone Lane
Chardon, Ohio 44024
All directors and executive officers as a group (13 individuals)	3,184,165	564,353	40.2%	1,530	100%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3)	Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders. See “— Stockholders’ Agreement.”

(5)	Includes 1,078,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership.

(6)	Includes 55,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,032,561 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 35,000 shares of Class A common stock held by a defined benefit plan for the benefit of Mr. Harbert. Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership.

(7)	Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership.

(8)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 6, 2004.

(9)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. Includes 828,900 shares over which Dalton, Greiner, Hartman Maher & Co. has sole voting power and 835,400 shares over which Dalton, Greiner, Hartman Maher & Co. shares dispositive power.

(10)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004. Includes 650,000 shares over which Wellington Management Company, LLP shares voting power and 780,000 shares over which Wellington Management Company, LLP shares dispositive power.

(11)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004. Includes 659,800 shares over which Neuberger Berman, Inc. shares dispositive power.

(12)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 12, 2004. Includes 650,000 shares over which Wellington Trust Company, NA shares voting and dispositive power.

(13)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 3, 2004.

(14)	Although we have been informed by Mr. Levy that he no longer owns all such shares of our Class A common stock, the amount presented is based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on March 27, 2000.

(15)	Effective May 20, 2003, Mr. Berlin resigned as President and Chief Operating Officer of Hawk (as described in “— Employment Agreements” above).

(16)	Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

(17)	Effective January 7, 2004, Mr. Corkran resigned as President of Hawk Precision Components Group, Inc. (as described in “— Employment Agreements” above).

Series D Preferred Stock

      The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the board of directors. The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz and their family limited partnerships. The holders have determined to elect only three of the seven directors at the 2004 annual meeting of stockholders and expressly reserve, and do not waive, their rights to elect a majority of the board of directors.

Stockholders’ Agreement

      Messrs. Weinberg, Harbert and Krantz are parties to a Stockholders’ Voting Agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:

•	in favor of electing Messrs. Weinberg, Harbert and Krantz (so long as each desires to serve) or their respective designees to our Board of Directors;

•	in favor of electing such other directors to the Board of Directors as a majority of Messrs. Weinberg, Harbert and Krantz or their respective designees shall direct; and

•	with respect to such matters as are submitted to a vote of our stockholders as a majority of Messrs. Weinberg, Harbert and Krantz or their respective designees shall direct.

      If any of Messrs. Weinberg, Harbert and Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Messrs. Weinberg, Harbert or Krantz or their respective designees; provided that the provisions described in first two clauses above will terminate sooner in the event that none of Messrs. Weinberg, Harbert and Krantz (or any designee thereof) remains on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Stockholder Notes. Mr. Weinberg and Mr. Harbert each issued notes to Hawk to repay certain indebtedness incurred by them with respect to the acquisition of Helsel, Inc. in June 1995. The original principal amount of each note was $802,000. The notes are due and payable on July 1, 2005 and bear interest at the prime rate. In May 1998, each of Messrs. Weinberg and Harbert repaid $302,000 of their notes. Based on operating and performance targets which were achieved with our improved performance in the first and second quarters of 2004, our Compensation Committee acting on delegated authority from our Board of Directors approved the forgiveness of $200,000 of the principal amount of each of Messrs. Weinberg and Harbert’s notes as of July 1, 2004. In addition, the Board of Directors awarded to each of Messrs. Weinberg and Harbert an additional $170,339 and $162,278, respectively, to pay taxes associated with the forgiveness of debt. The remaining outstanding principal amount of each note is $300,000.

      Other. Byron S. Krantz, a partner in Kohrman Jackson & Krantz P.L.L., our legal counsel, is one of our stockholders and directors and is also our Secretary. Marc C. Krantz, a son of Byron S. Krantz and a partner in Kohrman Jackson & Krantz P.L.L., is our Assistant Secretary and a stockholder.

      We believe that terms of the transactions and the agreements described above are on terms at least as favorable as those which we could otherwise have obtained from unrelated parties. On-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties;

•	for bona fide business purposes; and

•	reviewed and approved by the audit committee of our board of directors.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchaser, pursuant to which we agreed to:

•	prepare within 90 days following the date of the original issuance of the Old Notes (November 1, 2004) and file with the SEC a registration statement with respect to the exchange offer;

•	use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the original issuance of the Old Notes;

•	cause the exchange offer registration statement to be effective continuously and keep the offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders; and

•	use our best efforts to cause the exchange offer to be consummated within 30 business days after the exchange offer registration statement has become effective.

      We are making the exchange offer to satisfy our obligations under the registration rights agreement. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted will have to rely on an applicable exemption from registration requirements under the Securities Act and applicable state securities laws in order to sell their Old Notes.

      By tendering Old Notes in exchange for New Notes, each holder represents to us that:

•	any New Notes to be received by such holder are being acquired in the ordinary course of such holder’s business;

•	such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of New Notes;

•	such holder is not an “affiliate” of ours (within the meaning of Rule 405 under the Securities Act);

•	if the holder is not a broker-dealer and that it is not engaged in, and does not intend to engage in, the distribution of the New Notes; and

•	if the holder is a broker-dealer that will receive the New Notes for its own account in exchange for the Old Notes as a result of market-making activities or other trading activities, that the holder acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

      Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes tendered pursuant to the exchange offer.

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the New Notes would be in violation of the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

      We hereby offer, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes, properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their Old Notes in whole or in part in integral multiples of $1,000 principal amount.

      The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that:

•	the New Notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the Old Notes; and

•	holders of New Notes will not be entitled to some of the rights of holders of the Old Notes under the registration rights agreement.

      The New Notes evidence the same indebtedness as and replace the Old Notes, and will be issued pursuant to, and entitled to the benefits of, the indenture.

      The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as described under “— Conditions to the Exchange Offer” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $110.0 million principal amount of Old Notes is outstanding.

      Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old Notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See “Risk Factors — You must comply with the procedures of the exchange offer in order to receive New Notes.”

      If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

      Holders who tender Old Notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See “— Fees and Expenses.”

      We make no recommendation to the holders of the Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision as to whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their financial positions and requirements.

Expiration Date; Extensions; Amendments

      The term “expiration date” shall mean 5:00 p.m., New York City time, on           , unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

      In order to extend the exchange offer, we will notify the exchange agent of any extensions by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

      We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the Old Notes for exchange;

•	to terminate the exchange offer (whether or not any Old Notes have already been accepted for exchange) if we determine, in our sole discretion, that any of the events or conditions referred to under “— Conditions to the Exchange Offer” has occurred or exists or has not been satisfied;

•	to extend the expiration date and retain all Old Notes tendered pursuant to the exchange offer, subject, however, to the right of holders of the Old Notes to withdraw their tendered Old Notes as described under “— Withdrawal Rights”; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

      If we amend the exchange offer in a manner that we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

      Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of New Notes

      Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under “— Withdrawal Rights”) promptly after the expiration date.

      In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC;

•	the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

      Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes or book-entry confirmations with respect to Old Notes and other required documents are received by the exchange agent. The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC.

      Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) of our acceptance of such Old Notes for exchange pursuant to the exchange offer. Our acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of Old Notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, letters of transmittal and related documents and transmitting New Notes to holders who validly tendered Old Notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any Old Notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of Old Notes), or we extend the exchange offer or are unable to accept for exchange or exchange Old Notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “— Withdrawal Rights.”

Procedures for Tendering Old Notes

Valid Tender

      Except as set forth below, in order for Old Notes to be validly tendered pursuant to the exchange offer, either:

•	a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under “— Exchange Agent” prior to the expiration date, and tendered Old Notes must be received by the exchange agent, or such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

•	the guaranteed delivery procedures set forth below must be complied with.

      If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person’s authority to so act must also be submitted.

      Any beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

      The method of delivery of Old Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or Old Notes should be sent to Hawk. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the applicable Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfers. However, although delivery of Old Notes may be effected by book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents must in any case be delivered to and received by the exchange agent at its address set forth under “— Exchange Agent” prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

      Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

      Old Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless: (1) the Old Notes are registered in a name other than that of the person surrendering the certificate; or (2) a registered holder completes the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal.

      In the case of (1) or (2) above, Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency or (e) a savings association that is a participant in a Securities Transfer Association.

Guaranteed Delivery

      If a holder desires to tender Old Notes pursuant to the exchange offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	such tenders are made by or through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The notice of guaranteed delivery may be delivered by and, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all tendered Old Notes, or book-entry confirmation, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

      All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the right, in our sole discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “— Conditions to the Exchange Offer” or any defect or irregularity in any tender of Old Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

      Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of Old Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Hawk, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of the New Notes

      Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of Old Notes who exchange their Old Notes for New Notes may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired Old Notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for new Notes that (1) are acquired in the ordinary course of a holder’s business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and (3) such holder is not an “affiliate” of ours. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes under the exchange offer, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Withdrawal Rights

      Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to the expiration date of the exchange offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address set forth under “— Exchange Agent” prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, and (if such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of Old Notes tendered for the account of an eligible guarantor institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth under “— Procedures for Tendering Old Notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under “— Procedures to Tendering Old Notes.”

      All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. None of Hawk, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

Conditions to the Exchange Offer

      If any of the following conditions has occurred or exists or has not been satisfied, as the case may be, prior to the expiration date, we will not be required to accept for exchange any Old Notes and will not be required to issue New Notes in exchange for any old Notes:

•	a change in the current interpretation by the staff of the SEC that permits resale of New Notes as described above under “— Resales of the New Notes”;

•	the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the adoption or enactment of any law, statute, rule or regulation that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the issuance of a stop order by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings for that purpose;

•	failure to obtain any governmental approval that we consider necessary for the consummation of the exchange offer as contemplated hereby; or

•	any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to proceed with the exchange offer.

      If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, as the case may be, at any time prior to the expiration date, we may, subject to applicable law, at any time and from time to time, terminate the exchange offer (whether or not any Old Notes have already been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Consequences of Failure to Exchange

      If holders do not exchange their Old Notes for New Notes pursuant to the exchange offer, such holders will continue to be subject to the restrictions on transfer of the Old Notes as described in the legend on the Old Notes. In general, the Old Notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

      As a result of the making of, and upon acceptance for exchange of all validly tendered Old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If holders do not tender their Old Notes in the exchange offer, such holders will be entitled to all of the rights and limitations applicable to the Old Notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the right to require us to register the Old Notes or pay additional interest. To the extent that the Old Notes are tendered and accepted in the exchange offer, the trading market for the untendered, or tendered but unaccepted, Old Notes could be adversely affected. See “Risk Factors — If an active trading market does not develop for the New Notes, you may be unable to sell the New Notes or to sell them at a price you deem sufficient.”

Exchange Agent

      HSBC Bank USA, National Association, has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered Certified Mail or Hand or Overnight Delivery

HSBC Bank USA, National Association
One Hanson Place
Lower Level
Brooklyn, New York 11243

Confirm by telephone

(718) 488-4475

By facsimile (for eligible guarantor institutions only):

(718) 488-4488

Delivery to other than the above address of facsimile number will not constitute a valid delivery.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

      We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

      Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

DESCRIPTION OF CERTAIN DEBT

      The following summary of certain provisions of the instruments evidencing our material debt does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

New Bank Facility

      Concurrently with the consummation of the offering of the Old Notes, we entered into our new bank facility with KeyBank National Association. We used the proceeds of the initial borrowing thereunder along with the proceeds of the offering of the Old Notes to repurchase approximately 51.5% of the $66.3 million in principal amount of our 12% Senior Notes due 2006 that were tendered and accepted in our previously announced consent solicitation and tender offer, to pay interest thereon, to repay loans under our former bank facility, to pay interest on our former bank facility and to pay fees and expenses related to the offering of the Old Notes and the related transactions. We are using our new bank facility to finance our ongoing working capital requirements and for general corporate purposes.

      Our new bank facility is a five-year, senior secured credit facility having a maximum revolving credit commitment of $30.0 million, with a $5.0 million letter of credit subfacility of which $3.0 million in letters of credit were outstanding upon the closing of our new bank facility. Our new bank facility matures on November 1, 2009, subject to extension at our request on an annual basis thereafter, with the consent of the lender. The interest rates on our new bank facility range from 150 to 225 basis points over the London Interbank Offered Rates, or alternatively, 0 basis points over the prime rate, and the commitment fee is 25 basis points.

      Our availability to borrow under our new bank facility is subject to a borrowing base, the applicable terms of which provide that our total borrowing may not exceed the lesser of:

•	$30.0 million; and

•	the sum of:

(1) up to 85% of our eligible accounts receivable; plus

(2) the lesser of:

(a) the sum of:

(i) up to 60% of the cost of our eligible raw material and finished goods inventory; plus

(ii) the lesser of up to 25% of the cost of our eligible work in process inventory and $3.0 million; and

(b) $17.5 million; minus

(3) any reserves established by the lender from time to time in its reasonable discretion following the completion of any period field examinations.

      Our new bank facility is collateralized by a security interest in the cash, accounts receivable, inventory and certain intangible assets of Hawk and our domestic subsidiaries, and we also pledged the stock of all of our domestic subsidiaries and up to 66 2/3% of the stock of certain of our foreign subsidiaries as collateral.

      The restrictive terms of our new bank facility require that we maintain an EBITDA to interest expense ratio of 1.0 to 1.0, although the lender will only test this ratio if our availability falls below $10.0 million. Our new bank facility requires that we maintain a minimum shareholders’ equity ratio and comply with other loan covenants, and limits our ability to make certain capital expenditures and pay certain dividends.

12% Senior Notes due 2006

      In October 2002, we exchanged $64.4 million of our $65.0 million, 10 1/4% Senior Notes due December 1, 2003 for 12% Senior Notes due 2006. Interest payments under our 12% Senior Notes due 2006 are due semi-annually. In addition, in the event that our leverage ratio (as defined) exceeds 4.0 to 1.0 for the most recently ended four quarters beginning with the semi-annual period ended December 31, 2002, we are required to pay additional, payment in kind (PIK) interest at a rate ranging from 0.25% to 2.00% until the next semi-annual test period. We make any required PIK interest payments by issuing additional 12% Senior Notes due 2006. We paid PIK interest by issuing 12% Senior Notes due 2006 in the aggregate amount of $0.1 million on January 1, 2003 and on January 1, 2004, respectively.

      On November 1, 2004, we consummated a tender offer for any and all of our 12% Senior Notes due 2006. In connection with the tender offer, we solicited and received the necessary consent of the holders of our 12% Senior Notes due 2006 to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing our 12% Senior Notes due 2006.

      We used the proceeds of the of the offering of the Old Notes to repurchase approximately 51.5% of the $66.3 million in principal amount of our 12% Senior Notes due 2006 that were tendered and accepted in our previously announced consent solicitation and tender offer, to pay interest thereon, to repay loans under our former bank facility, to pay interest on our former bank facility and to pay fees and expenses related to the offering of the Old Notes and the related transactions. On December 1, 2004 we redeemed the remaining 12% Senior Notes due 2006 that were not tendered in the consent solicitation and tender offer.

Short-Term and Other Debt

      In addition to our former bank facility and 12% Senior Notes due 2006, as of September 30, 2004, we had $1.0 million in short-term debt and $2.0 million in other long-term debt outstanding under various other loans and capital leases to provide for working capital and equipment financing needs. The rates of interest in effect under these loans as of September 30, 2004 ranged from 0% to 5%. In certain instances, the loans are secured by a lien on specified assets.

DESCRIPTION OF THE NEW NOTES

      In this section, the words “Company,” “we,” “us” and “our” refer to Hawk and not to any of its subsidiaries. You can find the definitions for some of the capitalized terms used in this section under “— Certain Definitions” below.

      We issued the Old Notes, and will issue the New Notes (collectively, the “Notes”), under an indenture (the “Indenture”) among the Company, the Guarantors and HSBC Bank USA, National Association, as Trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes will have registered under the Securities Act and, therefore, will not contain provisions regarding liquidated damages relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the exchange offer.

      The following is a summary of the material provisions of the Indenture, but it does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. You can obtain a copy of the Indenture from the Company in the manner described under the “Additional Information” section of this prospectus.

      The Trustee will initially act as paying agent and registrar for the Notes. You may present Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate office. We will not impose a service charge for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such a registration, transfer or exchange. We may change any paying agent and registrar without notice to Holders. We will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. At our option, we may pay interest and Additional Interest, if any, at the Trustee’s corporate trust office or by check mailed to the registered address of each Holder.

Brief Description of the Notes and the Guarantees

The Notes

      The Notes:

•	are senior obligations of the Company;

•	are not secured;

•	be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by all of the Company’s Domestic Restricted Subsidiaries, as set forth under “— The Guarantees” below;

•	rank equally in right of payment with all other existing and future senior Indebtedness of the Company, including the Credit Agreement, and senior in right of payment to all existing and future Indebtedness of the Company that by its terms is subordinated to the Notes; and

•	are effectively subordinated to all existing and future secured Indebtedness of the Company and the Guarantors, including the Credit Agreement, to the extent of the value of the assets securing that Indebtedness, and to all existing and future Indebtedness and trade payables of the Company’s direct and indirect Subsidiaries that are not Guarantors.

The Guarantees

      All of our direct and indirect Domestic Restricted Subsidiaries will guarantee the Notes. Each Guarantee:

•	is a senior obligation of that Guarantor;

•	is not secured;

•	ranks equally in right of payment with all other existing and future senior Indebtedness of that Guarantor and senior in right of payment to all existing and future Indebtedness that by its terms is subordinated to the Guarantee of that Guarantor; and

•	is effectively subordinated to all existing and future secured Indebtedness of that Guarantor, including the Credit Agreement, to the extent of the value of the assets securing that Indebtedness and to all existing and future Indebtedness, and trade payables of that Guarantor’s direct and indirect Subsidiaries that are not Guarantors of the Notes.

      As of September 30, 2004, assuming we had completed the Offering and applied the proceeds as described under “Use of Proceeds,” there would have been approximately $3.4 million of outstanding Indebtedness ranking equally in right of payment with the Notes or the Guarantees, as the case may be.

Principal, Maturity and Interest

      The Company issued the Old Notes and will issue the New Notes in fully registered form in denominations of $1,000 and integral multiples thereof. We may issue additional Notes (“Additional Notes”) from time to time, subject to the limitations set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” below. The Notes and any Additional Notes will be substantially identical other than the issuance dates and the dates from which interest will accrue. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the New Notes” section, references to the Notes include any Additional Notes actually issued. Any Old Notes that remain outstanding after the completion of the exchange offer, together with the New Notes, will be treated as a single class of securities under the Indenture. Any Additional Notes issued subsequently will be secured equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest of the Collateral for the then-outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and b represented by a different global Note or Notes.

      The Notes will mature on November 1, 2014.

      Interest on the Notes accrues at the rate of 8 3/4% per annum and is payable semiannually in cash on each January 1st and July 1st, commencing on January 1, 2005, to the Persons who are registered Holders at the close of business on each December 15th and June 15th immediately preceding the applicable interest payment date. Interest on the Notes accrues from the Issue Date or, if interest has already been paid, from the most recent interest payment date. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. We will compute interest on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

The Guarantees

      All of our present and future, direct and indirect, Domestic Restricted Subsidiaries jointly and severally guarantee the full and prompt payment of the Company’s payment obligations under the Notes and the Indenture. Each Guarantor fully and unconditionally guarantees on a senior unsecured basis (each a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company’s Obligations under the Indenture and the Notes, including the payment of principal of, interest on, premium, if any, on and Additional Interest, if any, on the Notes.

      The Guarantee of each Guarantor ranks equally in right of payment with all other existing and future senior Indebtedness of that Guarantor and senior in right of payment to all existing and future Indebtedness that by its terms is subordinated to the Guarantee of that Guarantor, is effectively subordinated to all such Guarantor’s secured Indebtedness, including the Credit Agreement, to the extent of the value of the assets securing that Indebtedness, and is effectively subordinated to all existing and future Indebtedness and trade payables of such Guarantor’s Subsidiaries that are not Guarantors of the Notes.

      The obligations of each Guarantor are limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of that Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of that other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of that Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for this purpose includes any claim of that Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See “— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Limitation on Asset Sales” below.

      Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

•	if (1) we sell or otherwise dispose of all of the Capital Stock issued by that Guarantor or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (2) that Guarantor ceases to be a Restricted Subsidiary, and we otherwise comply, to the extent applicable, with the covenant described below under “— Certain Covenants — Limitation on Asset Sales;”

•	if we designate that Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under “— Certain Covenants — Limitation on Restricted Payments;”

•	if we exercise our legal defeasance option or our covenant defeasance option as described below under “— Legal Defeasance and Covenant Defeasance;” or

•	upon satisfaction and discharge of the Indenture or payment in full in cash of the principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations that are then due and payable.

      At the Company’s request and expense, the Trustee will execute and deliver an instrument evidencing such a release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See “— Modification of the Indenture” below.

      As of the date of the Indenture, all of our Subsidiaries are Restricted Subsidiaries. However, under certain circumstances described below under “— Certain Covenants — Limitation on Restricted Payments,” we will be permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes. Also, as of the date of the Indenture, none of the Company’s Foreign Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. As of and for the nine months ended September 30, 2004, the Non-Guarantor Subsidiaries represented approximately 16.7% and 37.5% of the Company’s consolidated assets and operating income, respectively.

Redemption

      Optional Redemption after November 1, 2009. Except as described below, the Notes are not redeemable before November 1, 2009. Thereafter, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 1 of the year set forth below:

Year	Percentage

2009	104.375%
2010	103.281%
2011	102.188%
2012	101.094%
2013	100.000%

      In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed.

      Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to November 1, 2008, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 108.750% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest and Additional Interest on those Notes, if any, to the date of redemption, provided that:

•	at least 65% of the original principal amount of Notes (which includes Additional Notes, if any) issued under the Indenture remains outstanding immediately after the redemption; and

•	we make such redemption not more than 120 days after the consummation of an Equity Offering.

Selection and Notice of Redemption

      In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

•	if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

      If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited, except that the Trustee will only permit partially redeemed Notes to be redeemed in integral multiples of $1,000.

      We will mail notice of redemption by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If we are only partially redeeming Notes, then the notice of redemption will state the portion of the principal amount of the Notes we will redeem. We will issue a new Note in a principal amount equal to the unredeemed portion in the name of its Holder upon cancellation of the original Note (or we will make appropriate adjustments to the amount and beneficial interests in the Global Note).

      We will pay the redemption price for any Note together with accrued and unpaid interest and Additional Interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

      The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described below under “ — Repurchase upon Change of Control” and “ — Certain Covenants —

Limitation on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase upon Change of Control

      Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of that Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount of that Holder’s Notes on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

      Within 30 days following the date upon which the Change of Control occurs, the Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer will govern the terms of the Change of Control Offer. This offer will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

      Any Holder electing to have a Note purchased pursuant to a Change of Control Offer must surrender its Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, then we will issue a new Note in a principal amount equal to the portion thereof not purchased in the name of the Holder upon cancellation of the original Note (or we will make appropriate adjustments to the amount and beneficial interests in a Global Note). We will cancel, and be prohibited from reissuing, any Notes (or any portions of Notes) that we purchase pursuant to a Change of Control Offer.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and that third party purchases all Notes validly tendered and not withdrawn under that Change of Control Offer.

      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, we cannot assure you that the Company would be able to obtain such financing.

      We expect the Credit Agreement to contain a “change of control” provision that is similar to the provision in the Indenture relating to a Change of Control, in which event the occurrence of a “change of control” would constitute an event of default under the Credit Agreement.

      If we are unable to consummate the purchase of the Notes by the Change of Control Payment Date, then this failure would constitute an Event of Default under the Indenture and is also expected to constitute an event of default under the Credit Agreement that would permit the Lenders to accelerate all of our Indebtedness under the Credit Agreement. If a Change of Control were to occur, we cannot assure you that the Company would have sufficient assets to satisfy its obligations under the Credit Agreement or other agreements relating to debt, if accelerated, and to purchase all of the Notes that might be delivered by Holders seeking to accept a Change of Control Offer.

      One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets under certain circumstances. The courts have not interpreted this phrase to represent a specific quantitative test under New York law (which is the governing law of the Indenture). As a consequence, in the event Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, we cannot assure you how a court interpreting New York law would interpret the phrase under those circumstances.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations apply to the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue of so complying.

Certain Covenants

      The Indenture contains, among others, the following covenants:

      Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness), provided that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of incurring any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if, on the date of and after giving effect to the incurrence of that Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters would be greater than 2.0 to 1.0.

      The principal amount of any Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Refinancing Indebtedness is denominated that is in effect on the date of the refinancing.

      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

(4) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Limitation on Incurrence of Additional Indebtedness;” or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the first fiscal quarter after the Issue Date and ending on the last day of the Company’s most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(b) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described above under “— Redemption — Optional Redemption Upon Equity Offerings”); plus

(c) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described above under “— Redemption — Optional Redemption Upon Equity Offerings”); plus

(d) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(e) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

In the case of clauses (iii)(b) and (c) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit the taking of any of the following actions (collectively, “Permitted Payments”):

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2) the acquisition of any shares of Qualified Capital Stock of the Company or any Restricted Subsidiary, either (a) solely in exchange for other shares of Qualified Capital Stock of the Company or (b) through the application of net proceeds of a sale for cash (other than to a Subsidiary) of, or equity contribution with respect to, shares of Qualified Capital Stock of the Company for cash within 60 days after such sale;

(3) the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (a) solely in exchange for shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a sale (other than to a Subsidiary) of, or equity contribution with respect to, shares of Qualified Capital Stock of the Company for cash within 60 days after such sale or (c) if no Default or Event of Default would exist after giving effect thereto, with Refinancing Indebtedness;

(4) an Investment either (a) solely in exchange for shares of Qualified Capital Stock of the Company or (b) through the application of the net proceeds of a sale (other than to a Subsidiary) of, or equity contribution with respect to, shares of Qualified Capital Stock of the Company for cash within 60 days after such sale;

(5) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $250,000; and provided further, however, that such amount in any calendar year may be increased by an amount not to exceed the net cash proceeds of key man life insurance policies received by the Company after the Issue Date;

(6) in the event of a Change of Control, and if no Default shall have occurred and be continuing or would exist after giving effect, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(8) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

(9) the application of the proceeds from the issuance of the Old Notes on the Issue Date as described above under the “Use of Proceeds” section of this prospectus;

(10) paying any dividend on, or redeeming any or all of, the Company’s redeemable 9.8% cumulative preferred stock, par value $0.01 per share, Series D, outstanding on the Issue Date; and

(11) if no Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $4.0 million in the aggregate since the Issue Date.

      In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this description of the “Limitation on Restricted Payments” covenant, any Permitted Payments made pursuant to clauses (1), (2)(b), (3)(b), (4)(b) and

(11) above shall be included in such calculation, and any other Permitted Payments described above shall be excluded.

      Not later than 30 days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

      Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

(3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of receipt thereof either:

(a) to repay Indebtedness under the Credit Agreement and permanently reduce the commitments thereunder or make open market repurchases of the Notes;

(b) to make an investment in, or acquire, property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in any Permitted Business engaged in by the Company or any of its Subsidiaries; or

(c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

      Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in any Investments described in clause (3) of the definition of Permitted Investments under “ — Certain Definitions” below. On the 181st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) or (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of other Applicable Indebtedness (other than the Credit Agreement) containing provisions similar to those set forth in this description of the “Limitation on Asset Sales” covenant on a pro rata basis, the maximum principal amount of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

      The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). To the extent that any Net Proceeds remain after completion of a Net Proceeds Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “ — Certain Covenants — Merger, Consolidation and Sale of Assets” below, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

      Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.

      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule or regulation;

(b) the Indenture, the Notes or the Guarantees;

(c) customary non-assignment, subletting or net worth provisions of any lease, or other agreement entered into in the ordinary course of business and consistent with past practices, of the

Company or any Restricted Subsidiary to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) the Credit Agreement (and all replacements or substitutions thereof on terms no more adverse to the Holders and no less favorable or more onerous to the Company and its Restricted Subsidiaries);

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(k) restrictions in other Indebtedness incurred in compliance with the covenant described above under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more restrictive in any material respect with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above;

(l) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(m) restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under the Indenture; or

(n) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (f), (j) or (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more restrictive in any material respect with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in such clause (b), (d), (e), (f), (j) or (k).

      Limitation on Issuances and Sales of Preferred Stock of Subsidiaries. The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Preferred Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own or hold any Preferred Stock of any Restricted Subsidiary of the Company.

      Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless (1) if such Lien secures Indebtedness that is pari passu in right of payment with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (2) if such Lien secures Indebtedness that is subordinated in right of payment to the Notes, any such Lien shall be subordinated to a Lien granted to the Holders of the Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Notes.

      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(ii) shall expressly assume by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” above;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under the Indenture and the Guarantees.

      Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the covenant described in “ — Certain Covenants — Limitation on Asset Sales” above) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor, unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee, the Indenture and the Registration Rights Agreement; and

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

      Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor, or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A) clause (4) of the first paragraph of the description of this covenant; and

(B) (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause (1)(b)(ii) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii) of this sentence, clause (2) of the immediately preceding paragraph.

      Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(1) the Affiliate Transactions described in the immediately succeeding paragraph; and

(2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

With respect to all Affiliate Transactions involving aggregate payments or other property with a Fair Market Value in excess of $500,000, the Company shall deliver an Officers’ Certificate to the Trustee certifying that such transactions are in compliance with clause (2) of the preceding paragraph. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $2.0 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $5.0 million, then the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

      The restrictions set forth above shall not apply to:

(1) reasonable fees and compensation paid to, indemnity and reimbursement or advancement of out of pocket expenses provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Restricted Payments permitted by the Indenture;

(5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company; and

(6) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

      Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall fully and unconditionally guarantee on a senior unsecured basis all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

(3) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

      Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses, except to such extent as is not material to the Company and its Restricted Subsidiaries taken as a whole.

      Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

      Reports to Holders. The Indenture will provide that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and to the Holders or otherwise make publicly available:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations;

in each case, within the time periods required for filing such forms and reports as specified in the SEC’s rules and regulations.

      Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the registration statement contemplated by the Registration Rights Agreement by filing with the SEC such registration statement within the time period required for such filing as specified in the Registration Rights Agreement, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Holders with or otherwise making publicly available such Registration Statement (and any amendments thereto) promptly following the filing thereof.

      In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, prior to the consummation of the Exchange Offer, for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Events of Default

      The following events are defined in the Indenture as “Events of Default:”

(1) the failure to pay interest or Additional Interest, if any, on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest or and Additional Interest, if any, on any Note) which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “ — Merger, Consolidation and Sale of Assets” covenant described above, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

      If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and premium, if any, accrued interest and Additional Interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Interest, if any, that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, and Additional Interest, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

      No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, interest or Additional Interest, if any, on any Notes.

      Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      No past, present or future director, officer, employee, incorporator, stockholder or controlling person of the Company, any Guarantor, any other Subsidiary or their respective successors shall have any liability for any Obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim or judgment based on, or in respect of, such Obligations or their creation, or otherwise. Each Holder, as part of the consideration for the purchase of its Note, waives and releases all of these liabilities.

      Under the Indenture, the Company is required to provide an Officers’ Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers’ Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “— Events of Default” will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with the covenant described above in “ — Certain Covenants — Limitations on Incurrence of Additional Indebtedness” as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment Company under the Investment Company Act of 1940.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

      Except as provided below, the Holders of at least a majority in principal amount of the then outstanding Notes may consent in writing to (1) any amendment or supplement of the Indenture, the Notes or the Guarantees and (2) the waiver of any existing Event of Default or compliance with any provision of the Indenture, the Notes or the Guarantees.

      From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend, modify or supplement the Indenture, the Notes and the Guarantees:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in accordance with the covenant described above under “ — Certain Covenants — Merger, Consolidation and Sale of Assets;”

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes or the Guarantees;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to allow any Subsidiary or any other Person to guarantee the Notes;

(7) to release a Guarantor as permitted by the Indenture and the relevant Guarantee; or

(8) to secure the Notes, the Indenture and the Guarantees;

so long as such amendment, modification or supplement does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

      In addition, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including default interest, or Additional Interest on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture (a) protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or (b) permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, modify any of the provisions or definitions with respect thereto;

(7) subordinate the Notes in right of payment to any other Indebtedness of the Company or any Guarantor; or

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

      The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

The Trustee

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, then it must eliminate such conflict or resign.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      “Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

      “Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

      “Applicable Indebtedness” means Indebtedness that is pari passu in right of payment with the Notes.

      “Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      “Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to any Person other than the Company, a Guarantor or a Wholly-Owned Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares); or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “ — Certain Covenants — Merger, Consolidation and Sale of Assets” above;

(c) any Restricted Payment permitted under “ — Certain Covenants — Limitation on Restricted Payments” above, including a Permitted Investment;

(d) the sale of Cash Equivalents; and

(e) the sale or other disposition of used, worn out, obsolete or surplus equipment.

      “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

      “Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

      “Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

      “Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

      “Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      “Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

      “Cash Flow” means, with respect to any Person for any period, Consolidated Net Income for that Person for that period, plus, without duplication, to the extent deducted in computing that Consolidated Net Income:

(1) provision for taxes based on income or profits and any provision for taxes utilized in computing gains and losses, including extraordinary gains and losses; plus

(2) Consolidated Interest Expense; plus

(3) depreciation, amortization and all other non-cash charges, including all amortization of intangibles, deferred financing charges, consent incentives paid with respect to the tender offer and consent solicitation relating to the Company’s 12% Senior Notes due 2006, and non-cash charges relating to incentive programs for executive officers of the Company, but excluding any such non-cash charge to the extent it represents an accrual of a reserve, cash charges in any future period or amortization of a pre-paid cash expense that was paid in a prior period not included in the prior calculation); plus

(4) any non-recurring fees, charges or other expenses made or incurred by the Company in connection with the Offering as described in this prospectus;

provided that if any Restricted Subsidiary is not a wholly owned Restricted Subsidiary of the Company, then Cash Flow shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (a) the amount of Cash Flow attributable to that Restricted Subsidiary, multiplied by (b) the percentage ownership interest in that Restricted Subsidiary not owned by the Company or any of its Restricted Subsidiaries on the last day of that period.

      “Change of Control” means the occurrence of one or more of the following events:

(1) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than any or all of the Permitted Holders;

(2) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

(4) any Person or Group (other than any or all of the Permitted Holders) is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of the Company; or

(5) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote or written consent of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

      Notwithstanding anything to the contrary in the immediately preceding sentence, none of the events described in clause (1), (2) or (4) thereof shall be deemed to constitute a “Change of Control” if in connection with that event:

(A) the Company engaged in a “Rule 13e-3 transaction” (as that term is defined in Rule 13e-3(a)(3) under the Exchange Act);

(B) immediately after giving effect thereto and all other transactions related thereto occurring on the date thereof (including the making of any dividend or distribution and the repayment or incurrence, if any, of any Indebtedness), (i) the Consolidated Leverage Ratio of the Company (or if the Company consolidates with, or mergers with or into, any Person, or any Person consolidates with, or mergers with or into, the Company, the surviving or transferee Person) is less than 3.5 to 1.0 on a pro forma basis and (ii) no Default or Event of Default shall have occurred and be continuing; and

(C) the person who is the Chairman of the Board of the Company on the Issue Date holds the position of Chairman of the Board, Chief Executive Officer or President of the Company (or such surviving or transferee Person) immediately after giving effect thereto.

      “Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

      “Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of:

(1) the aggregate amount of Cash Flow for that period; to

(2) Consolidated Interest Expense for that period, determined on a pro forma basis after giving pro forma effect to:

(a) the incurrence of the Indebtedness giving rise to the calculation of the Consolidated Fixed Charge Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if that Indebtedness was incurred, and the application of those proceeds occurred, at the beginning of that period;

(b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of that period as if that Indebtedness was incurred, repaid or retired at the beginning of that period (except that, in making that computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of that Indebtedness at the end of each month during that period);

(c) in the case of Acquired Indebtedness, the related acquisition as if that acquisition had occurred at the beginning of that period; and

(d) any acquisition or disposition by the Company and its Restricted Subsidiaries of any Company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of that period, assuming that acquisition or disposition had been consummated on the first day of that period.

      In addition, for purposes of calculating Cash Flow, acquisitions by the Company or any Restricted Subsidiaries, including through mergers or consolidations, during the period or that relate to the incurrence of the Indebtedness giving rise to the calculation of the Consolidated Fixed Charge Coverage Ratio shall be deemed to have occurred at the beginning of the period.

      “Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication:

(1) all amortization or accretion of original issue discount;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by that Person and its Restricted Subsidiaries during that period;

(3) net cash costs under all Interest Swap Obligations (including amortization of fees); and

(4) dividends paid on Disqualified Capital Stock.

      “Consolidated Leverage Ratio” means, with respect to any Person, as of any date, the ratio of (i) the excess of (A) Consolidated Total Debt of such Person and its Restricted Subsidiaries as of such date over (B) Unrestricted Cash of such Person and its Restricted Subsidiaries as of such date to (ii) Cash Flow of such Person and its Restricted Subsidiaries for the four consecutive full fiscal quarters of such Person most recently ending on or prior to such date for which financial statements are available.

      “Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of that Person and its Restricted Subsidiaries for that period on a consolidated basis, determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding, without duplication:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, or from idle asset reserves;

(2) after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly-owned Restricted Subsidiary of the referent Person by that Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for that reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, and except for any idle asset reserves;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during that period whether or not those operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by that Person or any of its Restricted Subsidiaries after the Issue Date of any securities of that Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;”

(10) non-cash charges resulting from the impairment of intangible assets; and

(11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to that consolidation, merger or transfer of assets.

      “Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

      “Consolidated Total Debt” means, with respect to any Person, as of any date, the aggregate principal amount of consolidated Indebtedness of such Person and its Restricted Subsidiaries of the nature referred to in clauses (1), (2), (3), (4), (5) and (9) of the definition of the term “Indebtedness.”

      “Credit Agreement” means the credit agreement dated as of the Issue Date, among the Company, the lenders party thereto (together with their successors and assigns, the “Lenders”) and KeyBank National Association, as administrative agent, setting forth the terms and conditions of the new bank facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2), (8), (11), (12) or (19) of the definition of “Permitted Indebtedness”) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

      “Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

      “Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

      “Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

      “Equity Offering” means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      “Exchange Offer” means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount of Notes having substantially identical terms to the Notes registered under the Securities Act.

      “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and, where required by the Indenture, shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

      “Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

      “Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

      “GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

      “Guarantor” means (1) each of the Company’s Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Company’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

      “Holder” means the Person in whose name a Note is registered on the registrar’s books.

      “Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, and any deferred purchase price represented by earn outs consistent with the Company’s past practice);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above that are secured by any Lien (other than a Permitted Lien not securing any liability that would itself constitute Indebtedness) on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

      “Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

      “Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

      “Investment” in any Person means any direct or indirect advance (other than advances to suppliers and customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

      For purposes of the definition of “Unrestricted Subsidiary” below, the definition of “Restricted Payment” below and the covenant described above under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

      “Issue Date” means the date of original issuance of the Old Notes.

      “Lenders” has the meaning set forth in the definition of the term “Credit Agreement.”

      “Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale and taxes directly attributable to required prepayments or repayments of Indebtedness with the proceeds of that Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

      “Obligations” means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Offering” means the offering of the Old Notes pursuant to the Company’s offering circular dated October 25, 2004..

      “Officer” means the Chairman of the Board, Senior Chairman of the Board, Chief Executive Officer, the President, the Chief Financial Officer, any Vice President or the Secretary of the Company or any other officer designated by the Board of Directors serving in a similar capacity.

      “Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

      “Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

      “Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company or any of its Restricted Subsidiaries is engaged on the Issue Date.

      “Permitted Fixed Asset Indebtedness” means Indebtedness of the Company and its Domestic Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of (1) the Fair Market Value of such property or (2) such purchase price of cost as increased by the purchase of additions and accessions to such property and by any fees and other obligations in respect of the Indebtedness.

      “Permitted Holders” means any of Norman C. Harbert, Ronald E. Weinberg, Byron S. Krantz or any “group” (as defined in Rule 13d-5 of the Exchange Act) consisting of any or all of the foregoing or their heirs.

      “Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued in the Offering, in an aggregate outstanding principal amount not to exceed $110.0 million, and the related Guarantees;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the lesser of (a) $30.0 million or (b) the amount permitted to be borrowed under the Credit Agreement at such time;

(3) other than as described in clauses (1) and (2), other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date or that may be borrowed pursuant to any commitment in effect under any credit agreement or facility in existence on the Issue Date;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that those Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any those Interest Swap Obligation does not exceed the principal amount of Indebtedness to which those Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, those Currency Agreements do not increase the Indebtedness of the

Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) Indebtedness owed by any Restricted Subsidiary to the Company or to another Restricted Subsidiary, or owed by us to any Restricted Subsidiary that, if owed to a Restricted Subsidiary that is not a Guarantor, is unsecured and subordinated in right of payment to the payment and performance of the Company’s obligations under the Indenture and the Notes, except that this Indebtedness must at all times be held by a Person that is either the Company or a Restricted Subsidiary, and except that upon either (a) the transfer or other disposition of any of the Indebtedness to a Person other than the Company or another Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of that Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary, the incurrence of the Indebtedness will be deemed to be an incurrence of Indebtedness that is not permitted by this exception;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that the Indebtedness is extinguished within three business days of incurrence;

(8) Indebtedness of the Company or any of its Domestic Restricted Subsidiaries represented by stand-by letters of credit for the account of the Company or such Domestic Restricted Subsidiary, as the case may be; provided, however, that the aggregate outstanding undrawn and unreimbursed amounts in respect of such letters of credit may not at any time exceed $5.0 million (which letters of credit may, but need not be, issued under the Credit Agreement);

(9) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or that Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(11) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of that Person as of the date of that proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and the amount of reasonable expenses incurred by the Company in connection with that Refinancing)) not to exceed $5.0 million at any time outstanding (which Indebtedness may, but need not be, incurred in whole or in part under the Credit Agreement);

(12) Indebtedness represented by the Permitted Fixed Asset Indebtedness of the Company and its Domestic Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of that Person as of the date of that proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and the amount of reasonable expenses incurred by the Company in connection with that Refinancing)) not to exceed $5.0 million at any time outstanding (which Indebtedness may, but need not be, incurred in whole or in part under the Credit Agreement);

(13) Refinancing Indebtedness;

(14) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of that Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

(15) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Subsidiary for the purpose of financing that acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with that disposition;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

(17) commodity agreements entered into in the ordinary course of business to protect against fluctuations in the prices of raw materials and not for speculative purposes;

(18) Indebtedness of Foreign Subsidiaries, the aggregate principal amount of which Indebtedness outstanding at any time does not exceed, as to all the Foreign Subsidiaries, $5.0 million; provided that for purposes of determining compliance with that U.S. dollar-denominated restriction on the incurrence of that Indebtedness, the U.S. dollar-equivalent principal amount of that Indebtedness denominated in foreign currency shall be calculated based on the relevant currency exchange rate in effect on that date the Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided further that if Refinancing Indebtedness is incurred to refinance that Indebtedness, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, then the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of that Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced; and

(19) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding (which Indebtedness may, but need not be, incurred in whole or in part under the Credit Agreement).

      For purposes of determining compliance with the “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” covenant described above, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of that covenant, the Company shall, in its sole discretion, classify (or later reclassify) that item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the covenant described in “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” above.

      “Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor;

(2) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(5) Investments in the Notes;

(6) Investments in securities of trade creditors, customers or any other Persons received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Persons in exchange for claims against such Persons;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described above under “Certain Covenants — Limitation on Asset Sales;”

(8) Investments in existence on the Issue Date;

(9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(10) Investments in accounts and notes receivable acquired in the ordinary course of business; and

(11) additional Investments in an aggregate amount not to exceed $5.0 million at any time outstanding.

      “Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) any judgment Lien not giving rise to an Event of Default;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (11) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Purchase Money Indebtedness permitted pursuant to clause (11) of the definition of “Permitted Indebtedness;” provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture;

(13) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” above; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(15) Liens on property acquired by the Company or a Restricted Subsidiary, so long as the Liens were in existence before the contemplation of the acquisition and do not extend to any other property;

(16) Liens securing Indebtedness under the Credit Agreement to the extent that such Indebtedness is permitted under clause (2), (8), (11), (12) or (19) of the definition of “Permitted Indebtedness;” and

(17) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the provisions of the Indenture described under “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” above; provided, however, that such Liens: (a) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced.

      “Permitted Payments” has the meaning set forth under “ — Certain Covenants — Limitation on Restricted Payments” above.

      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      “Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of (1) the Fair Market Value of such property or (2) such purchase price or cost as increased by the purchase of additions and accessions to such property and by any fees and other obligations in respect of the Indebtedness.

      “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

      “Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the covenant described under “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness” above (other than pursuant to Permitted Indebtedness) or clauses (1), (3), or (13) of the definition of Permitted Indebtedness, in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (a) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (b) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the initial purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

      “Restricted Subsidiary” means any Subsidiary of the Company that at the time of determination is not an Unrestricted Subsidiary.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      “Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

      “Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      “Unrestricted Cash” means, with respect to any Person, as at any time, cash and Cash Equivalents of such Person and its Restricted Subsidiaries to the extent such cash and Cash Equivalents are not subject to any Lien (other than a Permitted Lien described in clause (16) of the definition thereof (except to the extent such Permitted Liens are granted to cash collateralize letters of credit)) or any restriction as to its use and is included in “cash and cash equivalents” and not “restricted cash” on the consolidated balance sheet of such Person or any such Restricted Subsidiary.

      “Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) the Company certifies to the Trustee that such designation complies with the covenant described under “ — Certain Covenants — Limitation on Restricted Payments” above; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described above under “ — Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

      Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

      “Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (irrespective of whether any senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly-Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

      This section summarizes the material United States federal income tax consequences of exchange, ownership and disposition to holders of Notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you exchange Old Notes for New Notes pursuant to this exchange offer.

•	The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes), and you are not subject to special rules, such as a financial institution, an insurance company, a regulated investment company, a dealer in securities or currencies, a person holding the Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactive in a manner that could adversely affect a holder of the Notes. Changes in the law may change the tax treatment of the Notes.

•	The discussion does not cover state, local or foreign law.

      We have not requested a ruling from the IRS on the tax consequences of any matter discussed herein. As a result, the IRS could disagree with portions of this discussion.

      A “U.S. holder” is (1) a citizen or resident of the United States, (2) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income tax regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. holder for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the Notes.

      If a partnership, or other entity taxable as a partnership, holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership considering exchanging Notes pursuant to this exchange offer or a partner of a partnership holding the Notes, you should consult your tax advisor regarding the tax consequences of the partnership’s exchange, ownership and disposition of the Notes.

      The term “Non-U.S. holder” refers to any beneficial owner of a Note who or which is not a U.S. holder.

      If you are considering exchanging Notes pursuant to this exchange offer, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the exchange, ownership and disposition of the Notes and the application of the United States federal income tax laws to your particular situation.

U.S. Holders

      Taxation of Interest. If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with your regular method of accounting for United States federal income tax purposes.

      We expect that the Notes will be issued for an amount that is equal to its stated principal amount and therefore will be treated as being issued without original issue discount (“OID”) for United States federal income tax purposes.

      Sale, Exchange or Redemption of Notes. On the sale, retirement, redemption or other taxable disposition of your note:

•	You will recognize gain or loss equal to the difference between the amount received by you (to the extent that amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the note. Your adjusted tax basis in the note generally will equal the purchase price for the notes less any principal payments received by such holder.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you hold the note for more than one year. For a non-corporate U.S. holder, the maximum tax rate on long-term capital gains is currently 15%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

      Exchange Offer. The exchange of Notes pursuant to this exchange offer will not constitute a taxable exchange. As a result, (1) you will not recognize a taxable gain or loss as a result of exchanging your Notes, (2) the holding period of the New Notes you receive will include the holding period of the Old Notes you exchange and (3) the adjusted tax basis of the New Notes you receive will be the same as the adjusted tax basis of the Old Notes you exchange determined immediately before the exchange.

      Withholding Tax on Payments of Principal and Interest on Notes. Subject to the discussion of backup withholding below, payments of principal and interest on a Note to a non-U.S. holder generally will not be subject to United States federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of United States federal income tax laws; and

•	you are either (1) the beneficial owner of the Note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (2) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) and that certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

      Even if the above conditions are not met, you may be entitled to an exemption from withholding tax if the interest is effectively connected to your United States trade or business as described below or to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim a reduction or exemption under a tax treaty, you must generally complete IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-U.S. holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

      Where the certification requirements discussed above apply, special rules apply to certain non-United States partnerships and other non-United States entities who are generally required to supply an IRS form W-8BEN or suitable substitute from each of its partners or other members. You should consult your tax advisers regarding these and other possible additional reporting requirements applicable in your particular circumstances.

      Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payments on a Note if that interest is effectively connected with your conduct of a trade or business in the United States.

      Gain on Disposition of the Notes. You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a Note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

•	you are an individual present in the United States for 183 days or more in the year of that sale, exchange or redemption and either (1) you have a “tax home” in the United States and certain other requirements are met, or (2) the gain from the disposition is attributable to your office or other fixed place of business in the United States;

•	the gain is effectively connected with your conduct of a trade or business in the United States (or if a tax treaty applies, the gain is effectively connected with your conduct of a trade or business within the United States and is attributable to a United States permanent establishment maintained by you); or

•	you are subject to provisions in the Code applicable to certain United States expatriates.

      United States Trade or Business. If interest or gain from a disposition of the Notes is effectively connected with your conduct of a United States trade or business, or if an income tax treaty applies and you maintain a United States “permanent establishment” to which the interest or gain is generally attributable, you may be subject to the United States federal income tax on the interest or gain on a net basis in the same manner as if you were a U.S. holder. If interest income received with respect to the Notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally IRS Form W-8ECI). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

      U.S. Holders. Information reporting will apply to each payment of interest made by us on, or the proceeds of the sale or other disposition of, the Notes with respect to certain non-corporate U.S. holders, and backup withholding may apply (currently, at a rate of 28%) unless the recipient of the payment has supplied a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      Non-U.S. Holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the Notes by us or our agent to a non-U.S. holder provided the non-U.S. holder has provided the certification described above under “ — Non-U.S. Holders — Withholding Tax on Payments of Principal and Interest on Notes” or otherwise has established an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a non-U.S. holder may, however, be reported to the IRS and to that non-U.S. holder on Form 1042-S.

      Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of Notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of Notes effected outside the United States by a foreign office of a broker if the broker (1) is a United States person, (2) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a “controlled foreign corporation” for United States federal income tax purposes, or (4) is a foreign partnership that, at any time during its taxable year is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a United States trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of Notes by a United States office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell New Notes, provided that such period will not exceed the period specified in the Registration Rights Agreement.

      We will not receive any proceeds from any sale of New Notes by any broker-dealer. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For the period of time specified in the Registration Rights Agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Old Notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders of Notes, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

      We have not entered into any arrangements or understanding with any person to distribute the New Notes to be received in the exchange offer.

LEGAL MATTERS

      Kohrman Jackson & Krantz P.L.L. will pass on various matters for us with respect to the New Notes, including the validity and enforceability of the New Notes and the Guarantees and certain United States federal income tax consequences associated with the exchange offer. Byron S. Krantz, a partner in Kohrman Jackson & Krantz P.L.L., is one of our stockholders and directors and is also our Secretary. Marc C. Krantz, a son of Byron S. Krantz and a partner in Kohrman Jackson & Krantz P.L.L., is our Assistant Secretary and a stockholder. We paid legal fees of $359,590 for the year ended December 31, 2003 to Kohrman Jackson & Krantz P.L.L. for legal services rendered in connection with a variety of matters.

EXPERTS

      The consolidated financial statements of Hawk Corporation as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

      This prospectus is part of a registration statement that we have filed with the SEC. You should read this prospectus and the information incorporated by reference, including the exhibits to the registration statement.

      We are subject to the informational requirements of the Exchange Act, pursuant to which we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the American Stock Exchange. These reports and other information may be read and copied at 86 Trinity Place, New York, New York 10005.

      Our periodic reports under the Exchange Act contain, in addition to our consolidated financial statements, a note with tabular consolidating condensed financial statements for Hawk, the guarantor subsidiaries as a group and our non-guarantor subsidiaries as a group, together with any other required disclosure. This prospectus does not present separate financial statements and other disclosures concerning the guarantors because our management has determined they are not material to investors.

      We and the guarantors agree that, whether or not required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC (unless the SEC will reject the filing) (1) all quarterly and annual financial information that we would be required to file with the SEC on Forms 10-Q and 10-K if we and the guarantors were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report by our certified independent accountants, (2) all reports that we would be required to file with the SEC on Form 8-K if we and the guarantors were required to file these reports and (3) any other information, documents and other reports that we and the guarantors would be required to file with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

      We have elected to incorporate by reference into this prospectus some of the information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus, and any subsequent information that we file with the SEC will automatically update and supercede this information. Any information that we subsequently modify or supercede will not constitute a part of this prospectus, except as so modified or superceded. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC (including any filings we make before the effectiveness of the registration statement) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	our Current Reports on Form 8-K filed on March 29, April 8, May 3, August 3, 2004, September 30, 2004, October 13, 2004, October 15, 2004, October 21, 2004, October 20, 2004, November 4, 2004 and November 15, 2004.

      You may request a copy of the information that we have incorporated by reference, at no cost, by writing to or telephoning us at the following address:

Hawk Corporation

200 Public Square, Suite 1500
Cleveland, Ohio 44114
Attn: Vice President — Finance
Telephone: (216) 861-3553

INDEX TO HISTORICAL FINANCIAL STATEMENTS

Audited and Unaudited Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Hawk Corporation

      We have audited the accompanying consolidated balance sheets of Hawk Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hawk Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

February 27, 2004

HAWK CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30	December 31

	2004	2003	2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,219	$3,365	$1,702
Accounts receivable, less allowance of $564 in 2004, $429 in 2003, and $502 in 2002	41,078	32,272	29,475
Inventories:
Raw materials and work-in-process	24,068	21,277	20,211
Finished products	16,237	14,147	12,470

Total Inventories	40,305	35,424	32,681
Deferred income taxes	3,545	3,551	745
Taxes receivable	465	521	3,333
Shareholder Notes	600
Other current assets	4,329	4,032	3,909
Current assets of discontinued operations	5,444	4,302	3,965

Total current assets	99,985	83,467	75,810
Property, plant and equipment:
Land and improvements	1,844	1,944	1,676
Buildings and improvements	19,840	19,937	19,415
Machinery and equipment	108,499	104,370	93,180
Furniture and fixtures	9,067	8,405	7,693
Construction in progress	11,604	5,622	6,247

	150,854	140,278	128,211
Less accumulated depreciation and amortization	83,719	77,142	66,391

Total property, plant and equipment	67,135	63,136	61,820
Other assets:
Goodwill	32,495	32,495	32,495
Other intangible assets	9,354	9,904	10,701
Shareholder notes		1,000	1,010
Other	2,870	3,547	4,636
Long-term assets of discontinued operations			6,408

Total other assets	44,719	46,946	55,250

Total assets	$211,839	$193,549	$192,880

See notes to consolidated financial statements.

HAWK CORPORATION

CONSOLIDATED BALANCE SHEETS — (Continued)

	September 30	December 31

	2004	2003	2002

	(unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$25,899	$21,569	$16,104
Accrued compensation	6,860	5,736	4,068
Accrued interest	2,092	4,153	372
Other accrued expenses	9,119	8,296	4,655
Short-term debt	980	1,326
Existing Bank Facility	33,007	24,059	36,327
Current portion of long-term debt	666	1,148	3,103
Current liabilities of discontinued operations	5,884	3,652	2,126

Total current liabilities	84,507	69,939	66,755
Long-term liabilities:
Long-term debt	67,661	68,443	68,890
Deferred income taxes	4,354	4,360	5,245
Other	9,334	9,102	6,523
Long-term debt of discontinued operations			633

Total long-term liabilities	81,349	81,905	81,291
Shareholders’ equity:
Series D preferred stock, $.01 par value; an aggregate liquidation value of $1,530, plus any unpaid dividends with 9.8% cumulative dividend (1,530 shares authorized, issued and outstanding)	1	1	1
Series E preferred stock, $.01 par value; 100,000 shares authorized; none issued or outstanding
Class A common stock, $.01 par value; 75,000,000 shares authorized; 9,187,750 issued; and 8,747,390, 8,588,720 and 8,557,990 outstanding in 2004, 2003 and 2002, respectively	92	92	92
Class B common stock, $.01 par value; 10,000,000 shares authorized; none issued or outstanding
Additional paid-in capital	53,973	54,483	54,616
Retained (deficit) earnings	(599)	(4,344)	1,228
Accumulated other comprehensive loss	(4,085)	(4,083)	(6,436)
Treasury stock, at cost, 440,360, 599,030 and 629,760 shares in 2004, 2003 and 2002, respectively	(3,399)	(4,444)	(4,667)

Total shareholders’ equity	45,983	41,705	44,834

Total liabilities and shareholders’ equity	$211,839	$193,549	$192,880

See notes to consolidated financial statements.

HAWK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Nine months ended		Year ended
	September 30		September 30		December 31

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Net sales	$59,367	$48,161	$183,038	$155,015	$202,551	$185,912	$176,888
Cost of sales	45,728	36,599	137,914	117,594	155,182	141,716	136,140

Gross profit	13,639	11,562	45,124	37,421	47,369	44,196	40,748
Operating expenses:
Selling, technical and administrative expenses	9,181	7,888	28,313	25,183	33,731	30,474	28,782
Restructuring costs	286		507				1,055
Pension curtailment and contractual termination benefit
costs					1,920
Amortization of finite-lived intangible assets	184	193	550	582	800	767	3,733

Total operating expenses	9,651	8,081	29,370	25,765	36,451	31,241	33,570

Income from operations	3,988	3,481	15,754	11,656	10,918	12,955	7,178
Interest expense	(2,610)	(2,601)	(7,687)	(8,083)	(10,752)	(10,366)	(10,081)
Interest income	8	16	33	43	57	116	229
Exchange offer costs						(1,851)
Other (expense) income, net	(101)	107	(620)	117	183	(718)	(480)

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	1,285	1,003	7,480	3,733	406	136	(3,154)
Income tax provision (benefit)	234	872	3,207	2,000	855	(669)	(937)

Income (loss) before discontinued operations and cumulative effect of change in accounting principle	1,051	131	4,273	1,733	(449)	805	(2,217)
Discontinued operations, net of tax of $233 for the three and nine months ended September 30, 2004 and $551 and $1,101 for the three and nine months ended September 30, 2003, $2,700 in 2003, $825 in 2002 and $921 in 2001, respectively	(424)	(48)	(415)	(1,062)	(4,973)	(1,850)	(2,119)
Cumulative effect of change in accounting principle, net of tax of $4,252						(17,200)

Net income (loss)	$627	$83	$3,858	$671	$(5,422)	$(18,245)	$(4,336)

Earnings (loss) per share:
Basic earnings (loss) per share:
Earnings (loss) before discontinued operations and cumulative effect of change in accounting principle	$.12	$.01	$.48	$.19	$(.07)	$.08	$(.27)
Discontinued operations	(.05)	.00	(.05)	(.12)	(.58)	(.22)	(.25)
Cumulative effect of change in accounting principle						(2.01)

Net earnings (loss) per basic share	$.07	$.01	$.43	$.07	$(.65)	$(2.15)	$(.52)

Diluted earnings (loss) per share:
Earnings (loss) before discontinued operations and cumulative effect of change in accounting principle	$.11	$.01	$.47	$.19	$(.07)	$.08	$(.27)
Discontinued operations	(.05)	.00	(.05)	(.12)	(.58)	(.22)	(.25)
Cumulative effect of change in accounting principle						(2.00)

Net earnings (loss) per diluted share	$.06	$.01	$.42	$.07	$(.65)	$(2.14)	$(.52)

See notes to consolidated financial statements.

HAWK CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)

					Accumulated Other
					Comprehensive Income
					(Loss)

			Additional	Retained	Foreign	Minimum
	Preferred	Common	Paid-In	Earnings	Currency	Pension	Treasury
	Stock	Stock	Capital	(Deficit)	Translation	Liability	Stock	Total

Balance at January 1, 2001	$1	$92	$54,631	$24,109	$(2,326)	$(83)	$(4,735)	$71,689
Net loss				(4,336)				(4,336)
Other comprehensive loss:
Minimum pension liability, net of tax of $310						(495)		(495)
Foreign currency translation					(297)			(297)

Total comprehensive loss								(5,128)
Preferred stock dividends				(150)				(150)
Issuance of common stock from treasury as compensation			(5)				31	26

Balance at December 31, 2001	$1	$92	$54,626	$19,623	$(2,623)	$(578)	$(4,704)	$66,437

Net loss				(1,045)				(1,045)
Other comprehensive income (loss):
Minimum pension liability, net of tax of $2,435						(3,901)		(3,901)
Foreign currency translation					666			666
Cumulative change in accounting principle, net of tax				(17,200)				(17,200)

Total comprehensive loss								(21,480)
Preferred stock dividends				(150)				(150)
Issuance of common stock from treasury as compensation			(10)				37	27

Balance at December 31, 2002	$1	$92	$54,616	$1,228	$(1,957)	$(4,479)	$(4,667)	$44,834

Net loss				(5,422)				(5,422)
Other comprehensive income (loss):
Minimum pension liability, net of tax of $14						23		23
Foreign currency translation					2,330			2,330

Total comprehensive loss								(3,069)
Preferred stock dividends				(150)				(150)
Issuance of common stock from treasury as compensation and stock options			(133)				223	90

Balance at December 31, 2003	$1	$92	$54,483	$(4,344)	$373	$(4,456)	$(4,444)	$41,705

Net income (unaudited)				3,858				3,858
Other comprehensive income (unaudited)
Foreign currency translation (unaudited)					(2)			(2)

Total comprehensive income (unaudited)								3,856
Preferred stock dividends (unaudited)				(113)				(113)
Issuance of common stock from treasury as compensation and stock options (unaudited)			(510)				1,045	535

Balance at September 30, 2004 (unaudited)	$1	$92	$53,973	$(599)	$371	$(4,456)	$(3,399)	$45,983

See notes to consolidated financial statements.

HAWK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine months ended		Year ended
	September 30		December 31

	2004	2003	2003	2002	2001

	(unaudited)
Cash flows from operating activities
Net income (loss)	$3,858	$671	$(5,422)	$(18,245)	$(4,336)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of tax	415	1,062	4,973	1,850	2,119
Cumulative effect of change in accounting principle, net of tax				17,200
Depreciation and amortization	8,328	8,681	11,674	11,657	15,071
Deferred income taxes			(3,699)	1,406	(637)
Loss on fixed assets	217	234	204	47	385
Changes in operating assets and liabilities:
Accounts receivable	(8,915)	(1,979)	(949)	(4,047)	4,063
Inventories	(4,940)	700	(1,656)	(3,110)	2,552
Other assets	435	3,013	3,048	(6,962)	(2,841)
Accounts payable	4,397	3,655	4,494	2,922	1,896
Accrued expenses	369	4,903	4,090	(7,208)	830
Other liabilities and other	258	1,328	6,904	(3,161)	(2,251)

Net cash provided by (used in) operating activities of continuing operations	4,422	22,268	23,661	(7,651)	16,851
Net cash provided by (used in) operating activities of discontinued operations	1,480	628	2,299	4,861	(2,397)
Cash flows from investing activities
Purchases of property, plant and equipment	(12,686)	(5,377)	(10,677)	(9,729)	(8,053)
Proceeds from sale of assets		528	568

Net cash used in investing activities of continuing operations	(12,686)	(4,849)	(10,109)	(9,729)	(8,053)
Net cash used in investing activities of discontinued operations	(173)	(877)	(308)	(1,075)	(1,043)
Cash flows from financing activities
Payments on short-term debt	(337)
Proceeds from short-term debt		3,029	1,326
Proceeds from long-term debt	83	543	627	53,370	40,457
Payments on long-term debt	(1,335)	(2,758)	(2,960)	(47,615)	(46,520)
Payment on Old Senior Notes			(583)
Pay off of Term Loan and Revolving Credit Facility				(29,784)
Proceeds from Bank Facility	78,228	47,846	68,173	52,165
Payments on Bank Facility	(69,280)	(64,378)	(80,441)	(15,838)
Net proceeds from exercise of stock options	539		59
Payments of preferred stock dividends	(113)	(113)	(150)	(150)	(150)

Net cash provided by (used in) financing activities of continuing operations	7,785	(15,831)	(13,949)	12,148	(6,213)
Effect of exchange rate changes on cash	26	83	69	64	(71)

Net cash (used in) provided by continuing operations	(453)	1,671	(328)	(5,168)	2,514
Net cash provided by (used in) discontinued operations	1,307	(249)	1,991	3,786	(3,440)

Net increase (decrease) in cash and cash equivalents	854	1,422	1,663	(1,382)	(926)
Cash and cash equivalents at beginning of year	3,365	1,702	1,702	3,084	4,010

Cash and cash equivalents at end of year	$4,219	$3,124	$3,365	$1,702	$3,084

Supplemental cash flow information
Cash payments for interest			$5,556	$9,975	$8,940

Cash (refunds) payments for income taxes, net			$(1,879)	$(2,371)	$871

Noncash investing and financing activities:
Equipment purchased with capital leases and notes payable			$546	$20	$422

Issuance of common stock from treasury			$30	$27	$26

Issuance of payment in kind (PIK) payments in the form of Senior Notes			$124

Issuance of consent payments in the form of Senior Notes				$1,642

See notes to consolidated financial statements.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three and Nine Months Ended September 30, 2004 and 2003 (Unaudited)

Years Ended December 31, 2003, 2002 and 2001
(In thousands, except share data)

1.	Basis of Presentation

      Hawk Corporation (the Company) designs, engineers, manufactures and markets specialized components used in a wide variety of aerospace, industrial and commercial applications.

      The consolidated financial statements of the Company include its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in the accompanying financial statements. The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

      Certain amounts have been reclassified in prior periods to conform to the 2004 presentation.

2.	Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

      The Company considers investments in highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents.

Trade Receivables

      The Company has the intent and the ability to hold all trade receivables until payments are received from customers. Trade receivables are stated at outstanding amounts as adjusted for an allowance for credits and doubtful accounts. Trade receivables are evaluated on an ongoing basis and written off to current operations when collection is no longer reasonable assured.

Inventories

      Inventories are stated at the lower of cost or market. Cost includes materials, labor and overhead and is determined by the first-in, first-out (FIFO) method.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost and include expenditures for additions and major improvements. Expenditures for repairs and maintenance are charged to operations as incurred. The Company uses the straight-line and double declining methods of depreciation for financial reporting purposes. Buildings and improvements are depreciated over periods ranging from 15 to 33 years. Machinery and equipment are depreciated over periods ranging from 4 to 12 years. Furniture and fixtures are depreciated over periods ranging from 3 to 10 years. Accelerated methods of depreciation are used for federal income tax purposes.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Statement of Operations. The Company’s depreciation expense was $2,412 and $2,489 for the three months ended September 30, 2004 and 2003 and $7,494 and $7,480 for the nine months and September 30, 2004 and 2003, and $10,073 in 2003, $10,247 in 2002, $10,720 in 2001, respectively.

      Long-lived assets, except goodwill, are reviewed for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting losses, a significant change in the use of an asset, or the planned disposal or sale of the asset. The asset would be considered impaired when the future net undiscounted cash flows generated by the asset are less then its carrying value. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value.

Intangible Assets

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142 Goodwill and Other Intangible Assets (SFAS 142). This Statement eliminated the requirement to amortize goodwill and indefinite-lived intangibles for 2002 and future years. The Company adopted SFAS 142 as of January 1, 2002. The effect of applying the non-amortization provisions of SFAS 142 for the year ended December 31, 2001 would have been to decrease amortization expense by approximately $2,928 ($2,354 after tax).

      The following table illustrates the effect of applying the non-amortization provisions of SFAS 142 on net income and earnings per share before discontinued operations and cumulative effect of change in accounting principle as of December 31, 2001:

Loss before discontinued operations, as reported	$(2,217)
Add back: Goodwill amortization, net of tax	2,354

Adjusted income before discontinued operations	$137

Earnings per share (basic and diluted):
Loss per share before discontinued operations, as reported	$(.27)
Goodwill amortization, net of tax	.27

Adjusted earnings per share before discontinued operations	$.00

      Upon adoption of SFAS 142, the Company changed its accounting for goodwill and other indefinite-lived intangible assets from an amortization methodology to an impairment-only methodology. SFAS 142 provided for a six-month transitional period, from the effective date of adoption, for the Company to perform an initial assessment of whether goodwill was impaired. The Company performed the assessment during the second quarter of 2002, by comparing the fair value of each of its reporting units to their respective carrying values as of January 1, 2002. The Company, with the assistance of independent valuation experts, concluded that as of January 1, 2002 certain of its goodwill was impaired by $21,452 ($17,200 after tax) or a loss of $2.01 per basic share and $2.00 per diluted share, and such amount was reflected as a cumulative effect of change in accounting principle. The following is a summary of the pre-tax impairment charge by affected business segment:

Friction products	$11,100
Performance racing	4,007
Motor	6,345

Total	$21,452

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of goodwill was estimated using a combination of a discounted cash flow valuation model and a market approach comparing the Company’s reporting units to similar peer group companies, as well as acquisitions having similar characteristics. The discounted cash flow valuation model was based on future estimated operating cash flows, incorporating a discount rate commensurate with the risks for each reporting unit and assumptions that were consistent with the Company’s operating plans and estimates used to manage each of the underlying reporting units. The impairment resulted from the carrying value exceeding the fair value of certain reporting units, and was primarily due to a shortfall in current and projected sales from levels anticipated at the time of the respective acquisitions and other costs associated with the Company’s global expansion initiatives, as well as market conditions as of January 1, 2002.

      In accordance with SFAS No. 121 Accounting for the Impairment of Long-Lived Assets to be Disposed Of (SFAS 121), management concluded that no asset impairment charges were deemed necessary in 2001. The Company determined that the estimated future undiscounted cash flows associated with each unit tested exceeded the carrying values of their respective long-lived assets. Consequently, no impairment existed under SFAS 121.

      SFAS 142 requires a review at least annually of the carrying value of indefinite-lived assets and goodwill. The Company performed the annual impairment test as of October 31, 2003 and 2002 and concluded the fair value of the reporting units exceeded their respective carrying values.

Insurance

      The Company uses a combination of insurance and self-insurance for a number of risks including property, general liability, directors’ and officers’ liability, workers’ compensation, vehicle liability and employee-related health care benefits. Liabilities associated with the risks that are retained are estimated by considering various historical trends and forward-looking assumptions. The estimated accruals for these self-insured liabilities at December 31, 2003 and 2002 of $1,127 and $581, respectively, could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Contingencies

      The Company’s treatment of contingent liabilities in the financial statements is based on the expected outcome of the applicable contingency. In the ordinary course of business the Company consults with legal counsel on matters related to litigation and other experts both within and outside of the Company. The Company will accrue a liability if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable. The Company will not accrue a liability if either the likelihood of an adverse outcome is only reasonably possible or an estimate is not determinable.

Foreign Currency

      The Company’s primary functional currency is the U.S. dollar. Assets and liabilities of the Company denominated in foreign currencies are translated into U.S. dollars at the balance sheet date, while revenues and expenses are translated at weighted average exchange rates. Gains and losses from foreign currency transactions are included in the Statement of Operations. Gains and losses resulting from translation are included in accumulated other comprehensive loss, a component of shareholders’ equity.

Revenue Recognition

      Revenue from the sale of the Company’s products is recognized upon shipment to the customer and when title has transferred. Substantially all of the Company’s revenues are derived from fixed price purchase orders. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized. Shipping and handling are included in cost of products sold and are included in the

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sales price when billed to customers. The Company establishes bad debt reserves based on historical experience and believes that the collection of receivables, net of the bad debt reserves, is reasonably assured.

Significant Concentrations

      The Company provides credit, in the normal course of its business, to original equipment and aftermarket manufacturers. The Company’s customers are not concentrated in any specific geographic region. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations.

Product Research and Development

      Product research and development costs are expensed as incurred. The Company’s expenditures for product research and development and engineering were approximately $1,335 and $1,168 for the three months ended September 30, 2004 and 2003, $4,158 and $3,576 for the nine months ended September 30, 2004 and 2003, $4,102 in 2003, $3,470 in 2002, and $3,893 in 2001, respectively.

Advertising

      All advertising costs are expensed as incurred. The Company’s expenditures for advertising were approximately $400 in 2003, $610 in 2002, and $670 in 2001, respectively.

Income Taxes

      The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted tax laws and rates for differences between the tax and financial reporting basis of assets and liabilities.

Stock Compensation

      In accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company has elected to continue applying the provisions of Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its stock-based compensation plans. Under the provisions of APB 25, because the exercise price of the stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The following illustrates the pro forma effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 for the three and nine months ended September 30, 2004 and 2003 and for the years ended 2003, 2002, and 2001:

	Three months		Nine months
	ended		ended
	September 30		September 30		Year ended December 31

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Net income (loss), as reported	$627	$83	$3,858	$671	$(5,422)	$(18,245)	$(4,336)
Employee stock-based compensation expense determined under fair value based methods, net of tax	62	382	154	621	663	1,020	822

Pro forma net income (loss)	$565	$(299)	$3,704	$50	$(6,085)	$(19,265)	$(5,158)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three months		Nine months
	ended		ended
	September 30		September 30		Year ended December 31

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Basic earnings (loss) per share:
As reported	$.07	$.01	$.43	$.07	$(.65)	$(2.15)	$(.52)

Pro forma	$.06	$(.04)	$.41	$(.01)	$(.73)	$(2.27)	$(.62)

Diluted earnings (loss) per share:
As reported	$.06	$.01	$.42	$.07	$(.65)	$(2.14)	$(.52)

Pro forma	$.06	$(.04)	$.40	$(.01)	$(.73)	$(2.26)	$(.62)

      The fair value of the options granted used to compute pro forma net income (loss) and earnings (loss) per share is the estimated present value at the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Year ended December 31

	2003	2002	2001

Dividend yield	0%	0%	0%
Expected volatility	54.0%	66.5%	58.4%
Risk free interest rate	4.00%	4.00%	5.00%
Expected average holding period	7.5 years	7.5 years	7 years

Fair Value of Financial Instruments

      The Company’s financial instruments include cash and cash equivalents, short-term trade receivables, long-term notes receivable, notes payable and debt instruments. For short-term instruments, the historical carrying value is a reasonable estimate of fair value. Fair values for long-term financial instruments that are not readily marketable are estimated based upon the discounted future cash flows at prevailing market interest rates. Based on these assumptions, management believes that the fair market values of the Company’s financial instruments are not materially different from their respective carrying values as of December 31, 2003.

Recently Issued Accounting Pronouncements

      In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) (EITF 94-3).SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at the fair value only when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 is effective for exit and disposal activities that are initiated after December 31, 2002, with no effect on charges recorded for exit activities begun prior to 2003. The adoption of this statement did not have a material effect on the Company’s financial position or results of operations.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (the Interpretation). The Interpretation requires the consolidation of variable interest entities in which an enterprise is the primary beneficiary. The primary beneficiary absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

residual returns, or both, as a result of ownership, contractual or other financial interest in the entity. Currently, entities are generally consolidated by an enterprise that has a controlling financial interest through ownership of a majority voting interest in the entity. In December 2003, the FASB issued a revised Interpretation that, among other things, deferred the implementation date of the Interpretation until periods ending after March 15, 2004 for variable interest entities, other than those entities commonly referred to as special purpose entities. The Company does not currently maintain any relationships with variable interest entities and, therefore, does not expect the adoption of FIN 46 to have a material effect on the Company’s financial position or results of operations.

3.	Discontinued Operations

      During the fourth quarter of 2003, the Company committed to a plan to sell its motor segment, which has operations in Monterrey, Mexico (Mexico) and Alton, Illinois (Alton). This segment, which manufactures die-cast aluminum rotors for fractional and subfractional horsepower electric motors, failed to achieve a certain level of profitability and, after completing an extensive analysis, the Company determined that a divestiture of this segment would allow the Company to concentrate on its major business segments. During the third quarter of 2004, the Company reached an agreement to sell certain assets of its Alton facility to a third party; the transaction will close during the fourth quarter of 2004. No further fair market value write-downs are required based on the Company’s initial analysis. The Company continues to actively market the remaining operations of this segment.

      Also during the third quarter of 2004, an agreement was reached with a third party to sell the Alton land and building for $355. The net book value of the land and building as of September 30, 2004 was $632. These assets had previously been included with continuing operations as the “held for sale” criteria as proscribed by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), had not been met prior to the third quarter of 2004. The Company recognized a $177 fair market value adjustment (loss), net of tax, in the results of discontinued operations for the three and nine months ended September 30, 2004 in accordance with SFAS 144.

      Results of operations of the Company have been restated to reclassify the net earnings, assets, and liabilities of the motor segment as discontinued operations for all periods presented. Corporate expenses previously allocated to this segment have been reallocated to the remaining continuing operations, resulting in a restatement of operating profit by segment (see note 14). The loss from discontinued operations in 2003 includes a pre-tax, non-cash charge of $4,530 to reduce the net assets of this business to its estimated fair value, less costs to sell.

      Operating results from discontinued operations are summarized as follows:

	Three months ended		Nine months ended
	September 30		September 30		Year ended December 31

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Net sales	$3,351	$3,393	$9,884	$11,057	$14,463	$11,374	$7,500
Loss from operations before income taxes	$(657)	$(600)	$(648)	$(2,163)	$(7,673)	$(2,675)	$(3,040)
Income tax benefit	233	552	233	1,101	2,700	825	921

Loss from operations, net of tax	$(424)	$(48)	$(415)	$(1,062)	$(4,973)	$(1,850)	$(2,119)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The assets and liabilities of this segment, which have been classified as assets and liabilities of discontinued operations in the Consolidated Balance Sheets, consist of the following at September 30, 2004, December 31, 2003 and 2002:

	September 30	December 31

	2004	2003	2002

	(unaudited)
Accounts receivable	$3,204	$2,801	$3,286
Inventory	718	739	580
Other current assets	634	40	99
Property, plant and equipment, (net)	484	320	6,072
Other long-term assets	404	402	336

Total assets of discontinued operations	$5,444	$4,302	$10,373

Accounts payable	$5,082	$2,870	$1,747
Other accrued expenses	802	465	379
Current portion of long-term debt		317
Long-term debt			633

Total liabilities of discontinued operations	$5,884	$3,652	$2,759

4.	Restructuring

      In the fourth quarter of 2003, the Company committed to a restructuring program to achieve cost savings in its friction products segment by moving operations at its Brook Park, Ohio location to a new U.S. production facility. The Company has signed a lease agreeing to the terms on the construction of a new approximately 240,000 square foot leased facility to be completed in early 2005. In connection with the planned closure of the Brook Park, Ohio facility, the Company recorded a $1,920 charge in the fourth quarter of 2003 related to the curtailment and contractual termination benefit costs of a defined benefit pension plan covering certain union employees of the facility. In addition, the Company anticipates pre-tax charges of approximately $1,200 in 2004 and $4,000 to $4,500 in 2005 related to the relocation of the Brook Park, Ohio facility and employee severance expense. For the three and nine months ended September 30, 2004, the Company has incurred $286 and $507 in charges related to the relocation of the facility.

      In June 2001, the Company announced a restructuring program to reduce its production capacity to meet expected near-term product demand levels in each of its segments. The involuntary severance plan that was part of the restructuring program resulted in employee reductions in almost all areas of the Company, including operations, marketing, sales and administrative areas. As a result of this plan, the Company reduced its work force in the friction products and precision components segments by approximately 160 positions. During 2001, the Company recorded a charge of $1,055 consisting of employee severance and related benefit costs as a result of this restructuring program. The majority of the costs associated with this program were paid in cash and charged against the liability. Employee reductions and related benefit payments under this plan were completed during 2002.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the restructuring accrual activity from June 30, 2001 to December 31, 2002:

Amounts recognized as restructuring charges in the consolidated statement of operations	$1,055
Payments in 2001	605

Accrued restructuring charge as of December 31, 2001	$450

Payments in 2002	378
Other	72

Accrued restructuring charge as of December 31, 2002	$0

5.	Intangible Assets

      A summary of the Company’s goodwill at September 30, 2004, December 31, 2003 and 2002 by reportable operating segment is as follows:

Precision components	$28,109
Performance racing	4,386

Total	$32,495

      The components of finite-lived intangible assets are as follows:

	September 30, 2004			December 31, 2003			December 31, 2002

		(unaudited)
		Accumulated			Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net	Gross	Amortization	Net

Product certifications	$20,820	$11,527	$9,293	$20,820	$10,984	$9,836	$20,820	$10,264	$10,556
Other intangible assets	2,719	2,658	61	2,719	2,651	68	2,719	2,574	145

	$23,539	$14,185	$9,354	$23,539	$13,635	$9,904	$23,539	$12,838	$10,701

      Product certifications were acquired and valued based on the acquired company’s position as a certified supplier of friction materials to the major manufacturers of commercial aircraft brakes.

      The Company estimates that amortization expense for finite-lived intangible assets for each of the next five years will be approximately $800.

      The weighted average amortization period for product certifications and other intangible assets is 29 years and 14 years, respectively.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Financing Arrangements

		December 31
	September 30
	2004	2003	2002

	(unaudited)
Short-term debt	$980	$1,326
Old Senior Notes			$583
Senior Notes	66,267	66,183	66,059
Bank Facility	33,007	24,059	36,327
Other	2,060	3,408	5,351

	102,314	94,976	108,320
Less current portion, Bank Facility and short-term debt	34,653	26,533	39,430

	$67,661	$68,443	$68,890

      In October 2002, the Company entered into a senior secured credit facility (Bank Facility). The Bank Facility has a maximum commitment of $52,786, including a letter of credit facility of up to $5,000, comprised of a $50,000 revolving credit component and a $2,786 capital expenditure loan component. The capital expenditure loan component, available to the Company after December 31, 2002, is being used to finance 80% of the cost of new equipment purchased after October 18, 2002. The Bank Facility matures on August 3, 2006. As of September 30, 2004 and December 31, 2003 and 2002, $33,007, $24,059 and $36,327 were outstanding under the Bank Facility, respectively, including $2,482, $2,000 and $0 outstanding under the capital expenditure loan component, respectively.

      The Bank Facility is collateralized by a security interest in the accounts receivable, inventory, equipment and real estate and other assets of the Company and its domestic subsidiaries. The Company has also pledged the stock of all of its domestic subsidiaries and up to 65% of the stock of certain of its foreign subsidiaries as collateral. Restrictive terms of the Bank Facility require that the Company maintain specified financial ratios including leverage and fixed charge ratios, and comply with other loan covenants. The interest rates on the Bank Facility range from 225 to 375 basis points over the London Interbank Offered Rates (“LIBOR”), or alternatively, 0 to 100 basis points over the prime rate. At December 31, 2003 and 2002, the average interest rate on the borrowings outstanding under the Bank Facility was 4.0% and 4.4%, respectively. The Company is required to pay a commitment fee equal to 0.375% per annum on the unused amount of the Bank Facility, payable quarterly, in arrears. As of December 31, 2003 and 2002, the Company had approximately $15,900 and $5,500, respectively, available for future borrowings, as determined under the borrowing base formula. Additionally, as of December 31, 2003, the Company was in compliance with all of the loan covenants under the Bank Facility.

      The revolving credit component of the Bank Facility is subject to a borrowing base formula. The borrowing base formula is comprised of the Company’s domestic accounts receivable, domestic inventory and the Company’s domestic real estate, machinery and equipment. The components of the borrowing base under the Bank Facility are as follows:

•	85% of eligible accounts receivable, plus

•	65% of the cost of eligible inventory, excluding work-in-process, plus 25% of the cost of eligible work-in-process (limited to $4.0 million), plus

•	$13,000 — The availability under this component of the borrowing base reduces on a 7 year straight-line amortization basis beginning March 31, 2003. Any reductions in the availability under this component of the borrowing base may be reborrowed, subject to availability, under the receivable and

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

inventory components of the borrowing base. The amortized availability under the borrowing base was $11,607 and $13,000 at December 31, 2003 and 2002.

      Borrowings under the capital expenditure loan component of the Bank Facility are available to the Company in the following increments: a) up to $2,000 through December 31, 2003, beginning January 1, 2003 and, b) up to $1,000 thereafter. At the end of each borrowing period, the principal amount of all borrowings under the capital expenditure loan component borrowed during the applicable borrowing period will begin to amortize monthly over a seven year, straight-line basis. Any remaining unamortized principal balance under the capital expenditure loan component is due and payable on the final maturity date of the Bank Facility.

      Pursuant to the guidance of EITF No. 95-22, Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement, the Company is required to classify all of its outstanding debt under the Bank Facility as a current liability. However, it is the intention of the Company to manage the Bank Facility as long-term debt with a final maturity date in 2006. The Company expects the long-term availability under the revolving credit portion of the Bank Facility to be $50,000 for the next twelve-month period, subject to the borrowing base.

      In October 2002, the Company exchanged $64,417 of its $65,000, 10 1/4% Senior Notes due December 1, 2003 (Old Senior Notes), for 12% Senior Notes due December 1, 2006 (Senior Notes). The Senior Notes were issued on October 23, 2002. The remaining outstanding principal of the Old Senior Notes in the amount of $583 matured and were paid on December 1, 2003. The holders of the Old Senior Notes that participated in the exchange for Senior Notes received a consent payment of $25.63, in the form of Senior Notes, for each $1,000 of Old Senior Notes held as of October 23, 2002. The entire debt refinancing transaction was accounted for as a debt exchange in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. Accordingly, the Company recorded the aggregate consent payments of $1,642 as additional Senior Notes, and is amortizing the consent payments to interest expense over the remaining life of the Senior Notes. In connection with the debt exchange, the Company also expensed $1,851 in third party transaction costs in 2002. The Senior Notes are general unsecured senior obligations of the Company and are fully and unconditionally guaranteed, on a joint and several basis, by all domestic wholly-owned subsidiaries of the Company. The Senior Notes accrue interest at a rate of 12% per annum on the principal amount commencing October 23, 2002. Interest payments are due semi-annually. In addition, in the event that the Company’s leverage ratio (as defined) exceeds 4.0 to 1.0 for the most recently ended four quarters beginning with the semi-annual period ended December 31, 2002, the Company will be required to pay additional payment in kind (PIK) interest at a rate ranging from .25% to 2.00% until the next semi-annual test period. Any interest payment under this test will be made by issuing additional Senior Notes. As of December 31, 2003 and 2002, the leverage ratio test required the Company to issue $82 and $124 of PIK interest as debt in 2004 and 2003, respectively, calculated at a rate of .25% and 1.00%, respectively, in the form of additional Senior Notes.

      The Company has the option to redeem the Senior Notes in whole or in part during the twelve months beginning December 1, 2002 at 105% of the aggregate principal amount thereof, beginning December 1, 2003 at 102.5% of the aggregate principal amount thereof and beginning December 1, 2004 at 100% of the aggregate principal amount thereof together with any interest accrued and unpaid to the redemption date. Upon a change of control as defined in the Senior Note indenture, each holder of the notes will have the right to require the Company to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

      The Senior Notes permit the Company and its subsidiaries to incur additional indebtedness without limitation, provided that it meets a cash flow coverage ratio and adjusted consolidated leverage ratio. As of December 31, 2003 and 2002, the Company did not meet these prescribed ratios. The failure to meet these ratios does not constitute a default under the Senior Note indenture. Rather, the Senior Note indenture continues to permit certain other types of indebtedness subject to certain limitations. The Company’s Bank

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Facility, which is secured by liens on all of the assets and the assets of the subsidiaries, is permitted. The Company does not believe that its operations will be materially impacted by the limitation on indebtedness arising under the Senior Note indenture.

      The Senior Notes prohibit the payment of cash dividends on the Company’s Class A common stock. The Senior Notes also contain other covenants limiting the Company’s ability and its subsidiaries to, among other things, make certain other restricted payments, make certain investments, permit liens, incur dividend and other payment restrictions affecting subsidiaries, enter into consolidation, merger, conveyance, lease or transfer transactions, make asset sales, enter into transactions with affiliates or engage in unrelated lines of business. These covenants are subject to certain exceptions and qualifications. The Senior Notes considers non-compliance with the limitations events of default. In addition to non-payment of interest and principal amounts, the Senior Notes also considers default with respect to other indebtedness in excess of $5,000 an event of default. In the event of a default, the principal and interest could be accelerated upon written notice by 25% or more of the holders of the notes.

      At December 31, 2003 and 2002, the Company had issued stand-by Letters of Credit totaling $3,468 and $1,284, respectively.

      Aggregate principal payments due on long-term debt exclusive of the Bank Facility, which matures in 2006, as of December 31, 2003 are as follows: 2004 — $1,148; 2005 — $1,374; 2006 — $66,434; 2007 — $168; 2008 — $50; and thereafter  — $417.

7.	Shareholders’ Equity

      Dividends on the Series D preferred stock are cumulative at a rate of 9.8%. Each share of Series D preferred stock is (1) entitled to a liquidation preference equal to $1,000 per share plus any accrued or unpaid dividends, (2) not entitled to vote, except in certain circumstances, and (3) redeemable in whole, at the option of the Company, for $1,000 per share plus all accrued dividends to the date of redemption. The Company also has 100,000 authorized shares of $.01 par value, Series E preferred stock, of which no shares are issued or outstanding. Each share of Series E preferred stock is (1) not redeemable and is entitled to dividends in the amount of 1,000 times the per share dividend received by the holders of common stock, (2) entitled to 1,000 votes per share, and (3) entitled to a liquidation right of 1,000 times the aggregate amount distributed per share to the holder of common stock.

      On November 13, 1997, the Board of Directors declared a dividend of one Series E preferred share purchase right (a Right) for each outstanding share of common stock. The dividend was payable to the shareholders of record as of January 16, 1998, and with respect to common stock, issued thereafter until the Distribution Date, as defined in the Rights Agreement, and in certain circumstances, with respect to common stock issued after the Distribution Date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E preferred stock at a price of $70 per one one-thousandth share of a Series E preferred stock, subject to adjustment.

8.	Employee Stock Option Plan

      The Company grants stock options to certain key employees and non-employee directors under various plans, to purchase shares of Class A common stock. During 2003, there were no stock option grants issued under the Company’s plans. During 2002 and 2001, the Company granted stock options to purchase an aggregate of 53,418, and 701,594 shares, respectively, at exercise prices representing the closing market price of the Company’s common stock at the date of grant. The options vest ratably over specific defined periods. Canceled options are available for future issuance under the provisions of the stock option plans.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the stock option activity for the years ended December 31, 2003, 2002 and 2001:

	Year ended December 31

	2003		2002		2001

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Options outstanding at beginning of year	1,217,729	$6.63	1,324,646	$6.73	766,267	$10.51
Granted			53,418	4.89	701,594	3.64
Exercised	(17,094)	3.40
Forfeited or expired	(378,854)	11.41	(160,335)	6.81	(143,215)	10.45

Options outstanding at end of year	821,781	$4.54	1,217,729	$6.62	1,324,646	$6.73
Exercisable at the end of the year	718,306	$4.42	636,632	$7.69	242,169	$12.36
Weighted average fair value of options granted during the year				$4.34		$2.56
Shares available for future grant	578,219		182,271		75,354

      On July 29, 2003, the Company offered its employees who are not members of the Board of Directors the opportunity to cancel all options outstanding with an exercise price greater than $6.00 per share, in exchange for new options to be granted at the closing price of the Company’s common stock as reported by the American Stock Exchange as of January 30, 2004. As of December 31, 2003, 268,850 options had been forfeited and as a result, are included in the caption forfeited or expired and in shares available for future grant in the above table. On January 30, 2004, 254,630 options were granted at an exercise price of $5.05 per share.

      Exercise prices for options outstanding as of December 31, 2003 ranged from $3.40 to $17.94. A summary of the options by range of exercise prices is as follows:

	Outstanding
				Exercisable
			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
		Exercise	Contractual		Exercise
Range of Exercise Price	Options	Price	Life (years)	Options	Price

$3.40 to $3.50	312,542	$3.40	7.7	312,542	$3.40
$3.51 to $5.00	285,177	$3.85	7.7	263,966	$3.81
$5.01 to $6.00	135,362	$5.42	6.8	66,198	$5.46
$6.01 to $16.99	66,700	$6.86	5.6	53,600	$6.87
$17.00 to $17.94	22,000	$17.09	3.0	22,000	$17.09

9.	Employee Benefits

      The Company has several defined benefit pension plans that cover certain employees. Benefits payable are based primarily on compensation and years of service or a fixed annual benefit for each year of service. Certain hourly employees are also covered under collective bargaining agreements. The Company funds the plans in amounts sufficient to satisfy the minimum amounts required under the Employee Retirement Income Security Act of 1974.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the defined benefit pension plans are as follows:

	December 31

	2003	2002

Accumulated benefit obligation	$21,208	$17,925

Change in benefit obligation:
Benefit obligation at beginning of year	$19,268	$17,528
Service cost	840	732
Interest cost	1,329	1,292
Actuarial losses	1,683	406
Plan amendments	54	152
Foreign currency exchange rate impact	162	11
Pension curtailment and contractual termination benefit costs	2,093
Benefits paid	(1,024)	(853)

Benefit obligation at end of year	$24,405	$19,268

Change in plan assets:
Fair value of plan assets at beginning of year	$14,170	$19,399
Actual return on plan assets	3,516	(5,371)
Foreign currency exchange rate impact	193	17
Company contributions	1,560	978
Benefits paid	(1,024)	(853)

Fair value of plan assets at end of year	$18,415	$14,170

Funded status of the plans	$(5,990)	$(5,098)
Unrecognized net actuarial losses	7,975	8,904
Unrecognized initial net obligation	92	98
Foreign currency exchange rate impact	40
Unamortized prior service cost	440	572

Net prepaid benefit cost	$2,557	$4,476

Amounts recognized in the balance sheet consist of the following:
Prepaid benefit cost	$701	$604
Accrued benefit liability	(5,891)	(4,069)
Intangible asset	502	659
Cumulative other comprehensive loss	7,245	7,282

Net amount recognized	$2,557	$4,476

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amounts applicable to the Company’s under-funded pension plans at December 31, 2003 and 2002 are as follows:

	December 31

	2003	2002

Projected benefit obligation	$23,415	$18,522
Accumulated benefit obligation	$20,435	$17,333
Fair value of plan assets	$17,263	$13,264
Amounts recognized as accrued benefit liabilities	$5,891	$4,069
Amounts recognized as intangible asset	$502	$659

	Three months
	ended		Nine months ended
	September 30		September 30		Year ended December 31

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Components of net periodic benefit cost:
Service cost	$217	$210	$639	$630	$840	$732	$550
Interest cost	348	333	1,025	997	1,329	1,292	1,148
Expected return on plan assets	(362)	(318)	(1,063)	(952)	(1,269)	(1,798)	(1,585)
Amortization of prior service cost	20	18	62	53	71	80	76
Contractual termination benefit cost	81	90	243	272	1,836
Pension curtailment				140	386
Recognized net actuarial loss					362	60	10

Net periodic benefit cost	$304	$333	$906	$1,140	$3,555	$366	$199

      The plans’ assets are primarily invested in fixed income and equity securities. In addition, one of the Company’s defined benefit plans also contains investments in the Company’s stock. As of December 31, 2003, 60,000 shares of the Company’s Class A common stock were held by a defined benefit plan at a cost of $717. The market value of such investment as of December 31, 2003, was $219. The Company does not pay dividends on its Class A common stock.

      The weighted-average plan asset allocation at December 31, 2003 and 2002, by asset category are as follows:

	December 31

Asset Category	2003	2002

Equity securities	75%	68%
Debt securities	21%	27%
Hawk Corporation common stock	1%	1%
Other	3%	4%

Total	100%	100%

      The objectives of the Company’s investment strategies are as follows: (a) to provide a total return that, over the long term, maximizes investment return on assets, at a level of risk deemed appropriate, (b) to maximize return on assets by investing primarily in equity securities, and (c) to diversify investments within asset classes to reduce the impact of losses in any single investment. The range of target asset allocations have been determined after giving consideration to the expected returns of each asset class, the expected variability or volatility of the asset class returns over time, and the complementary nature or correlation of the asset

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

classes within the portfolio. The Company also employs an active management approach for the portfolio. Each asset class is managed by one or more external money managers with the objective of generating returns, net of management fees that exceed market-based benchmarks.

      The following assumptions were used in accounting for the defined benefit plans:

	2003	2002

Weighted average rates used to compute the projected benefit obligation as of December 31:
Discount rate	6.25%	6.75%
Rate of compensation increase	3.03%	3.02%
Expected long-term return on plan assets	8.59%	8.59%
Weighted average rates used to determine the net periodic benefit cost for the years ended December 31:
Discount rate	6.75%	7.26%
Rate of compensation increase	3.02%	3.06%
Expected long-term return on plan assets	8.59%	9.34%

      The measurement date used to determine the pension benefit measurements for all plans in all periods presented is December 31. The Company has reviewed historical rates of return specific to its respective plans to determine the expected long-term rate of return on assets.

      The Company previously disclosed in its financial statements for the year ended December 31, 2003, that it expected to contribute $1,927 to its defined benefit pension plans in 2004. As of September 30, 2004, $1,326 of contributions have been made. Hawk presently anticipates contributing an additional $296 to fund its pension plans in 2004 for a total of $1,622. The decrease in anticipated pension contributions resulted from changes enacted by the Pension Funding Equity Act of 2004, which became effective on April 15, 2004 reducing the quarterly contribution requirements and the annual true-up of required contributions as current year participant information becomes available to the actuaries.

      Estimated benefit payments for the next five years and in the aggregate for the five years thereafter are:

Year	Pension Benefits

2004	$1,193
2005	$1,325
2006	$1,368
2007	$1,434
2008	$1,540
2009-2013	$8,876

      The Company also sponsors several defined contribution plans which provide voluntary employee contributions and, in certain plans, matching and discretionary employer contributions. Aggregate defined contribution plan expenses were approximately $1,272 in 2003, which included $992 in discretionary employer contributions, $241 in 2002 and $581 in 2001. In 2002 and 2001, the Company made no discretionary employer contributions.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Lease Obligations

      The Company has capital lease commitments for buildings, machinery and equipment. Assets recorded under capital lease agreements included in property, plant and equipment consist of the following:

	December 31

	2003	2002

Buildings and improvements	$1,026	$846
Machinery and equipment	1,056	507

Gross assets under capital lease	2,082	1,353
Accumulated amortization	350	250

Net assets under capital lease	$1,732	$1,103

      Amortization of assets recorded under capital leases is included with depreciation expense. Future minimum annual rentals are: 2004 — $391; 2005 — $320; 2006 — $168; 2007 — $116; 2008 — $50 and thereafter — $0. Amount representing interest is $67. Total capital lease obligations are included in other long-term debt.

      The Company leases certain office and warehouse facilities and equipment under operating leases. Certain of these operating leases provide the Company with a renewal option after the initial lease term. Rental expense was approximately $2,212 in 2003, $2,117 in 2002, and $2,045 in 2001. Future non-cancelable minimum lease commitments under these agreements that have an original or existing term in excess of one year as of December 31, 2003 are as follows: 2004 — $2,577; 2005 — $2,064; 2006 — $1,484; 2007 — $1,048; 2008 — $986; and thereafter — $1,952.

11.	Income Taxes

      The provision (benefit) for income taxes from continuing operations consists of the following:

	Year ended December 31

	2003	2002	2001

Current:
Federal		$(3,602)	$(1,842)
State and local	$45	(38)	(55)
Foreign	1,885	574	297

	1,930	(3,066)	(1,600)
Deferred:
Federal	(1,059)	2,333	1,118
State and local	(12)	18	62
Foreign	(4)	46	(517)

	(1,075)	2,397	663

Total income tax provision (benefit)	$855	$(669)	$(937)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31 are as follows:

	2003	2002

Deferred tax assets:
NOL and AMT carryforward	$3,755	$988
Accrued vacation	618	555
Employee benefits	2,616	1,852
Other accruals	3,484	1,498
Foreign net operating loss carryforwards		352
Book over tax goodwill amortization	1,109	2,161
Inventory	557	527

Total deferred tax assets	12,139	7,933
Deferred tax liabilities:
Tax over book depreciation	10,066	9,409
Tax over book intangibles amortization	2,192	1,708
Foreign leased property	353	340
Debt financing costs	178	746
Other	159	230

Total deferred tax liabilities	12,948	12,433

Net deferred tax liabilities	$809	$4,500

      As of December 31, 2003 and 2002, the Company had net federal operating loss (NOL) carryforwards of $7,883 and $0, respectively. The NOL expires in 2023. At December 31, 2003 and 2002, the Company had alternative minimum tax carryforwards (AMT) of $1,075 and $988, respectively. The AMT has no date of expiration.

      The provision (benefit) for income taxes from continuing operations differs from the amounts computed by applying the federal statutory rate as follows:

	December 31

	2003	2002	2001

Income tax expense (benefit) at federal statutory rate	$142	$47	$(1,104)
State and local tax, net of federal tax benefit	21	(16)	48
Nondeductible goodwill amortization			251
Nondeductible intangible amortization	60	52	55
Taxes on foreign income which differs from United States statutory rate	560	99	81
Foreign tax withholding	87	128
Adjustment to worldwide tax accrual and other	(15)	(979)	(268)

Provision for income taxes	$855	$(669)	$(937)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the domestic and foreign components of the Company’s continuing income (loss) before income taxes:

	Year ended December 31

	2003	2002	2001

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle:
Domestic	$(2,185)	$41	$(1,441)
Foreign	2,591	95	(1,713)

As reported	$406	$136	$(3,154)

      In accordance with accounting principles generally accepted in the United States, the Company established an accrual prior to 2001, in the amount of $1,041 for tax exposures related to certain deductions taken on its income tax returns. The Company believed that the deductions were valid under applicable tax laws and regulations. During 2002, the applicable statute of limitations expired and the Company reversed the tax accrual, which resulted in substantially all of the $979 adjustment in the Company’s reconciliation of its effective 2002 tax rate.

      Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $8,885 and $7,053 at December 31, 2003 and 2002. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided. The Company cannot determine in any practical manner the amount of income tax liability that would result if such earnings would be repatriated. Upon distribution of these earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes, which may be offset by foreign tax credits, and withholding taxes payable to various foreign countries.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Earnings (Loss) Per Share

      Basic and diluted earnings (loss) per share are computed as follows:

	Three months ended		Nine months ended
	September 30		September 30		Year ended December 31

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$1,051	$131	$4,273	$1,733	$(449)	$805	$(2,217)
Less: Preferred stock dividends	38	38	113	113	150	150	150

Income (loss) before discontinued operations and cumulative effect of change in accounting principle available to common shareholders	$1,013	$93	$4,160	$1,620	$(599)	$655	$(2,367)

Net income (loss)	$627	$83	$3,858	$671	$(5,422)	$(18,245)	$(4,336)
Less: Preferred stock dividends	38	38	113	113	150	150	150

Net income (loss) available to common shareholders	$589	$45	$3,745	$558	$(5,572)	$(18,395)	$(4,486)

Weighted average shares outstanding (in thousands):
Basic weighted average shares outstanding	8,718	8,572	8,667	8,568	8,571	8,557	8,552

Diluted:
Basic weighted average shares outstanding	8,718	8,572	8,667	8,568	8,571	8,557	8,552
Dilutive effect of convertible notes			8
Dilutive effect of stock options	430	23	229	8		40

Diluted weighted average shares outstanding	9,148	8,595	8,904	8,576	8,571	8,597	8,552

Earnings (loss) per share:
Basic earnings (loss) before discontinued operations and cumulative effect of change in accounting principle	$.12	$.01	$.48	$.19	$(.07)	$.08	$(.27)
Discontinued operations	(.05)	.00	(.05)	(.12)	(.58)	(.22)	(.25)
Cumulative effect of change in accounting principle						(2.01)

Net earnings (loss) per basic share	$.07	$.01	$.43	$.07	$(.65)	$(2.15)	$(.52)

Diluted earnings (loss) before discontinued operations and cumulative effect of change in accounting principle	$.11	$.01	$.47	$.19	$(.07)	$.08	$(.27)
Discontinued operations	(.05)	.00	(.05)	(.12)	(.58)	(.22)	(.25)
Cumulative effect of change in accounting Principle						(2.00)

Net earnings (loss) per diluted share	$.06	$.01	$.42	$.07	$(.65)	$(2.14)	$(.52)

      The assumed conversion of debt was not included in the computation of diluted earnings per share at December 31, 2003 and 2001, and for the three and nine months ended September 30, 2003 and stock options were not included in the computation of diluted earnings per share at December 31, 2003 and 2001, since they would have resulted in an anti-dilutive effect.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Related Parties

      In July 1995, certain shareholders of the Company issued interest-bearing notes to the Company in the amount of $2,000, enabling them to repay certain indebtedness incurred by them with respect to an acquisition. The notes are due and payable on July 1, 2005, with the exception of $10, which was due and payable on July 1, 2004. The notes bear interest at the prime rate. Based on operating and performance targets which were achieved in the first and second quarters of 2004, the Company’s Compensation Committee acting on delegated authority from the Board of Directors approved the forgiveness of $200 each of the principal amount of Ronald E. Weinberg’s, Chairman, Chief Executive Officer and President, and Norman C. Harbert’s, Senior Chairman and Founder, notes as of July 1, 2004. In addition, the Board of Directors awarded to each of Messrs. Weinberg and Harbert an additional $170 and $162, respectively, to pay taxes associated with the forgiveness of the debt. The remaining outstanding principal amount of the shareholder notes as of September 30, 2004, December 31, 2003 and 2002 was $600, $1,010 and $1,010 respectively.

14.	Business Segments

      The Company operates in three primary business segments: friction products, precision components and performance racing. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately based on fundamental differences in their operations.

      The friction products segment engineers, manufactures and markets specialized components, used in a variety of industrial commercial and aerospace applications. The Company, through this segment, is a worldwide supplier of friction components for brakes, clutches and transmissions.

      The precision components segment engineers, manufactures and markets specialized powder metal components, used primarily in industrial applications. The Company, through this segment, targets four areas of the powder metal component marketplace: high precision components that are used in fluid power applications, large structural powder metal parts used in construction, agricultural and truck applications, smaller high-volume parts and metal injected molded parts for a variety of industries.

      The performance racing segment engineers, manufactures and markets high performance premium branded clutch and drive train components. The Company, through this segment, targets leading teams in the NASCAR racing series, as well as high- performance street vehicles and other road race and oval track competition cars.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Information by segment is as follows:

	Three months ended		Nine months ended
	September 30		September 30		Year ended December 31(1)(4)

	2004	2003	2004	2003	2003	2002	2001

	(unaudited)		(unaudited)
Net sales to external customers:
Friction products(1)	$36,982	$29,679	$111,993	$92,850	$121,569	$106,134	$104,127
Precision components(4)	18,902	15,282	59,341	51,641	68,123	67,151	59,794
Performance racing(1)	3,483	3,200	11,704	10,524	12,859	12,627	12,967

Consolidated	$59,367	$48,161	$183,038	$155,015	$202,551	$185,912	$176,888

Depreciation and amortization:(2)(3)
Friction products(1)	$1,617	$1,761	$5,085	$5,282	$7,135	$7,277	$8,772
Precision components(4)	934	864	2,805	2,606	3,511	3,537	4,939
Performance racing(1)	45	57	154	174	227	200	742

Consolidated	$2,596	$2,682	$8,044	$8,062	$10,873	$11,014	$14,453

Gross profit:
Friction products(1)	$9,345	$7,364	$29,172	$23,654	$29,510	$25,403	$24,899
Precision components(4)	3,562	3,264	12,876	10,682	14,458	15,082	11,995
Performance racing(1)	732	934	3,076	3,085	3,401	3,711	3,854

Consolidated	$13,639	$11,562	$45,124	$37,421	$47,369	$44,196	$40,748

Income from operations:(2)
Friction products(1)	$3,462	$2,835	$11,945	$9,240	$8,284	$7,794	$6,643
Precision components(4)	479	403	2,858	1,650	2,254	4,287	282
Performance racing(1)	47	243	951	766	380	874	253

Consolidated	$3,988	$3,481	$15,754	$11,656	$10,918	$12,955	$7,178

Capital expenditures: (including capital leases):
Friction products(1)					$5,151	$5,742	$5,000
Precision components(4)					5,889	3,486	3,304
Performance racing(1)					183	521	171

Consolidated					$11,223	$9,749	$8,475

	December 31

	2003	2002

Total assets:
Friction products(1)	$101,169	$95,668
Precision components(4)	77,026	75,743
Performance racing(1)	11,052	11,096

Continuing operations	189,247	182,507
Discontinued operations	4,302	10,373

Consolidated	$193,549	$192,880

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	An operating unit formerly associated with the Company’s performance racing segment was reclassified as of January 1, 2002 to the Company’s friction products segment as a result of changes in the internal operating responsibility of that unit. All prior periods have been reclassified to reflect this change.

(2)	In accordance with the non-amortization provisions of SFAS 142 (see Note 2), the Company discontinued the amortization of goodwill in 2002.

The following table illustrates the pro forma effect by operating segment, on depreciation and amortization, and income from operations had the Company applied the non-amortization provisions of SFAS 142 for the year ended December 31, 2001:

Pro forma depreciation and amortization:
Friction products	$7,620
Precision components	3,751
Performance racing	154

Consolidated	$11,525

Pro forma income from operations:
Friction products	$7,795
Precision components	1,470
Performance racing	841

Consolidated	$10,106

(3)	Depreciation and amortization outlined in this table does not include deferred financing amortization of $95 and $284 for the three and nine months ended September 30, 2004, $207 and $619 for the three and nine months ended September 30, 2003, $801 in 2003, $643 in 2002, and $618 in 2001, respectively, which is included in Interest expense on the Statement of Operations.

(4)	A line of business formerly associated with the Company’s motor segment, which was discontinued as of December 31, 2003, will be retained by the Company and has been reclassified to the Company’s precision components segment. During the second quarter of 2004 the equipment associated with this line of business was moved to the Company’s precision components segment. As a result, the sales associated with this line of business were included in the results as the precision components segment for the three months ended September 30, 2004. Net sales from this line of business previously recorded in motor segment were $802, for the nine months ended September 30, 2004 and $304 and $921 for the three and nine months ended September 30, 2003, $1,235, $1,341, and $1,522 for the years ended December 31, 2003, 2002, and 2001, respectively. All prior periods have been reclassified to reflect this change.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Geographic information for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003			2002			2001

	Domestic	Foreign		Domestic	Foreign		Domestic	Foreign
	Operations	Operations	Total	Operations	Operations	Total	Operations	Operations	Total

Net sales	$160,262	$42,289	$202,551	$158,497	$27,415	$185,912	$154,815	$22,073	$176,888
Income (loss) from operations	7,818	3,100	10,918	12,163	792	12,955	8,311	(1,133)	7,178
Discontinued operations, net of tax	(620)	(4,353)	(4,973)	(77)	(1,773)	(1,850)	513	(2,632)	(2,119)
Cumulative effect of change in accounting principle, net of tax				(17,200)		(17,200)
Net (loss) income	(1,866)	(3,556)	(5,422)	(16,075)	(2,170)	(18,245)	(211)	(4,125)	(4,336)
Total assets of continuing operations	$159,406	$29,841	$189,247	$165,702	$16,805	$182,507	$167,733	$21,701	$189,434

      The Company has continuing foreign operations in Canada, Italy, and China. Included in discontinued operations is the Company’s operation in Mexico.

15.	Supplemental Guarantor Information

      As discussed in Note 6, each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, to pay principal, premium, and interest with respect to the Senior Notes. The Guarantor Subsidiaries are direct or indirect wholly-owned subsidiaries of the Company.

      The following supplemental consolidating condensed financial statements present consolidating condensed balance sheets as of September 30, 2004 (Unaudited), December 31, 2003 and December 31, 2002, consolidating condensed statements of operations for the three and nine months ended September 30, 2004 and 2003 (Unaudited), and for the years ended December 31, 2003, 2002 and 2001 and consolidating condensed statements of cash flows for the nine months ended September 30, 2004 and 2003 (Unaudited) and for the years ended December 31, 2003, 2002 and 2001.

      Hawk Corporation (Parent), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries consisting of the Company’s subsidiaries in Canada, Italy, and China with their investments in subsidiaries accounted for using the equity method.

      All elimination entries necessary to consolidate the Parent and all of its subsidiaries have been made.

      Management does not believe that separate financial statements of the Guarantor Subsidiaries are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented. The New Bank Facility contains covenants with respect to the Company and its subsidiaries that, among other things, would prohibit the payment of any dividends to the Company by the subsidiaries (including the Guarantor Subsidiaries) in the event of a default under the terms of the New Bank Facility. The indenture governing the New Senior Notes permit the payment of any dividends to the Company by the subsidiaries (including the Guarantor Subsidiaries) provided that no event of default has occurred under the terms of the indenture.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	September 30, 2004

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34	$37	$4,148		$4,219
Accounts receivable, net		28,057	13,021		41,078
Inventories, net		29,908	11,278	$(881)	40,305
Deferred income taxes	3,089		456		3,545
Taxes receivable	465				465
Shareholder notes	600	1,010		(1,010)	600
Other current assets	1,124	1,902	1,303		4,329
Assets of discontinued operations		1,261	4,183		5,444

Total current assets	5,312	62,175	34,389	(1,891)	99,985
Investment in subsidiaries	794			(794)
Inter-company advances, net	167,638	15,818	(7,753)	(175,703)
Property, plant and equipment, net		57,854	9,281		67,135
Other assets:
Goodwill and other intangible assets	72	41,777			41,849
Other	102	2,048	720		2,870

Total other assets	174	43,825	720		44,719

Total assets	$173,918	$179,672	$36,637	$(178,388)	$211,839

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable		$18,218	$7,681		$25,899
Accrued compensation	$1,172	4,152	1,536		6,860
Accrued interest	2,092	(18)	18		2,092
Other accrued expenses	2,366	3,964	3,118	$(329)	9,119
Short-term debt			980		980
Bank Facility	33,007				33,007
Current portion of long-term debt		389	277		666
Liabilities of discontinued operations		2,451	3,433		5,884

Total current liabilities	38,637	29,156	17,043	(329)	84,507
Long-term liabilities:
Long-term debt	66,267	762	632		67,661
Deferred income taxes	3,860		494		4,354
Other	(2,782)	9,629	2,487		9,334
Inter-company advances, net	908	167,514	7,599	(176,021)

Total long-term liabilities	68,253	177,905	11,212	(176,021)	81,349
Shareholders’ equity	67,028	(27,389)	8,382	(2,038)	45,983

Total liabilities and shareholders’ equity	$173,918	$179,672	$36,637	$(178,388)	$211,839

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$39	$129	$3,197		$3,365
Accounts receivable, net		20,718	11,554		32,272
Inventories		26,036	9,789	$(401)	35,424
Deferred income taxes	3,089		462		3,551
Taxes receivable	521				521
Other current assets	1,428	1,690	914		4,032
Current assets of discontinued operations		1,730	2,572		4,302

Total current assets	5,077	50,303	28,488	(401)	83,467
Investment in subsidiaries	794			(794)
Inter-company advances, net	157,379	14,062	(6,322)	(165,119)
Property, plant and equipment, net	628	52,962	9,546		63,136
Other assets:
Goodwill and other intangible assets	72	42,327			42,399
Other	1,143	3,713	701	(1,010)	4,547
Long-term assets of discontinued operations

Total other assets	1,215	46,040	701	(1,010)	46,946

Total assets	$165,093	$163,367	$32,413	$(167,324)	$193,549

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable		$14,100	$7,469		$21,569
Accrued compensation	$1,099	3,393	1,244		5,736
Accrued interest	4,153				4,153
Other accrued expenses	2,410	4,047	1,910	$(71)	8,296
Short-term debt			1,326		1,326
Bank Facility	24,059				24,059
Current portion of long-term debt		866	282		1,148
Current liabilities of discontinued operations		1,437	2,215		3,652

Total current liabilities	31,721	23,843	14,446	(71)	69,939
Long-term liabilities:
Long-term debt	66,184	1,040	1,219		68,443
Deferred income taxes	3,860	1	499		4,360
Other	(2,782)	9,594	2,290		9,102
Long-term liabilities of discontinued operations
Inter-company advances, net	847	155,978	8,438	$(165,263)

Total long-term liabilities	68,109	166,613	12,446	(165,263)	81,905
Shareholders’ equity	65,263	(27,089)	5,521	(1,990)	41,705

Total liabilities and shareholders’ equity	$165,093	$163,367	$32,413	$(167,324)	$193,549

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$116	$351	$1,235		$1,702
Accounts receivable, net		20,629	8,846		29,475
Inventories		24,513	8,412	$(244)	32,681
Deferred income taxes	577		168		745
Taxes receivable	3,333				3,333
Other current assets	2,427	689	793		3,909
Current assets of discontinued operations		2,254	1,711		3,965

Total current assets	6,453	48,436	21,165	(244)	75,810
Investment in subsidiaries	794			(794)
Inter-company advances, net	167,162	7,491	(9,725)	(164,928)
Property, plant and equipment, net	653	54,695	6,472		61,820
Other assets:
Goodwill and other intangible assets	72	43,124			43,196
Other	1,240	4,812	604	(1,010)	5,646
Long-term assets of discontinued operations		2,076	4,332		6,408

Total other assets	1,312	50,012	4,936	(1,010)	55,250

Total assets	$176,374	$160,634	$22,848	$(166,976)	$192,880

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable		$12,240	$3,864		$16,104
Accrued compensation	$4	3,018	1,046		4,068
Accrued interest	372				372
Other accrued expenses	986	2,943	820	$(94)	4,655
Short-term debt Bank Facility	36,327				36,327
Current portion of long-term debt	583	2,250	270		3,103
Current liabilities of discontinued operations		1,360	766		2,126

Total current liabilities	38,272	21,811	6,766	(94)	66,755
Long-term liabilities:
Long-term debt	66,059	2,552	279		68,890
Deferred income taxes	7,813	(2,777)	209		5,245
Other	852	4,050	1,621		6,523
Long-term liabilities of discontinued operations		333	300		633
Inter-company advances, net	1,754	152,944	10,332	(165,030)

Total long-term liabilities	76,478	157,102	12,741	(165,030)	81,291
Shareholders’ equity	61,624	(18,279)	3,341	(1,852)	44,834

Total liabilities and shareholders’ equity	$176,374	$160,634	$22,848	$(166,976)	$192,880

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three months ended September 30, 2004

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net sales		$49,532	$12,973	$(3,138)	$59,367
Cost of sales		38,870	9,996	(3,138)	45,728

Gross profit		10,662	2,977		13,639
Operating expenses:
Selling, technical and administrative expenses	$(8)	7,871	1,318		9,181
Restructuring costs		286			286
Amortization of finite-lived intangible assets		184			184

Total operating expenses	(8)	8,341	1,318		9,651

Income from operations	8	2,321	1,659		3,988
Interest income (expense), net	902	(3,482)	(22)		(2,602)
(Loss) income from equity investee	(475)	776		(301)
Other income (expense), net		12	(113)		(101)

Income (loss) from continuing operations before income taxes	435	(373)	1,524	(301)	1,285
Income tax (benefit) provision	(192)	(453)	879		234

Income from continuing operations	627	80	645	(301)	1,051
Discontinued operations, net of tax		(555)	131		(424)

Net income (loss)	$627	$(475)	$776	$(301)	$627

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three months ended September 30, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net sales		$39,912	$10,698	$(2,449)	$48,161
Cost of sales		30,106	8,942	(2,449)	36,599

Gross profit		9,806	1,756		11,562
Operating Expenses:
Selling, technical and administrative expenses	$(459)	7,244	1,103		7,888
Amortization of finite-lived intangible assets	3	190			193

Total operating expenses	(456)	7,434	1,103		8,081

Income from operations	456	2,372	653		3,481
Interest income (expense), net	926	(3,411)	(100)		(2,585)
Loss from equity investee	(1,067)	(372)		1,439
Other income (expense), net		170	(63)		107

Income (loss) from continuing operations before income taxes	315	(1,241)	490	1,439	1,003
Income tax provision	232	179	461		872

Income (loss) from continuing operations	83	(1,420)	29	1,439	131
Discontinued operations, net of tax		353	(401)		(48)

Net income (loss)	$83	$(1,067)	$(372)	$1,439	$83

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine months ended September 30, 2004

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net sales		$149,710	$42,002	$(8,674)	$183,038
Cost of sales		114,516	32,072	(8,674)	137,914

Gross profit		35,194	9,930		45,124
Operating expenses:
Selling, technical and administrative expenses	$569	23,722	4,022		28,313
Restructuring costs		507			507
Amortization of finite-lived intangible assets		550			550

Total operating expenses	569	24,779	4,022		29,370
(Loss) income from operations	(569)	10,415	5,908		15,754
Interest income (expense), net	2,713	(10,283)	(84)		(7,654)
Income from equity investee	2,513	3,138		(5,651)
Other expense, net	(311)	(161)	(148)		(620)

Income from continuing operations before income taxes	4,346	3,109	5,676	(5,651)	7,480
Income tax provision (benefit)	488	(138)	2,857		3,207

Income from continuing operations	3,858	3,247	2,819	(5,651)	4,273
Discontinued operations, net of tax		(734)	319		(415)

Net income	$3,858	$2,513	$3,138	$(5,651)	$3,858

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine months ended September 30, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net sales		$131,052	$30,391	$(6,428)	$155,015
Cost of sales		99,107	24,915	(6,428)	117,594

Gross profit		31,945	5,476		37,421
Operating expenses:
Selling, technical and administrative expenses	$(285)	22,284	3,184		25,183
Amortization of finite-lived intangible assets	7	575			582

Total operating expenses	(278)	22,859	3,184		25,765
Income from operations	278	9,086	2,292		11,656
Interest income (expense), net	2,719	(10,367)	(392)		(8,040)
Loss from equity investee	(2,191)	(1,210)		3,401
Other income (expense), net		182	(65)		117

Income (loss) from continuing operations before income taxes	806	(2,309)	1,835	3,401	3,733
Income tax provision	135	577	1,288		2,000

Income (loss) from continuing operations	671	(2,886)	547	3,401	1,733
Discontinued operations, net of tax		695	(1,757)		(1,062)

Net income (loss)	$671	$(2,191)	$(1,210)	$3,401	$671

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales		$169,770	$42,289	$(9,508)	$202,551
Cost of sales		129,655	34,833	(9,306)	155,182

Gross profit		40,115	7,456	(202)	47,369
Expenses:
Selling, technical and administrative expenses	$(229)	29,604	4,356		33,731
Pension curtailment and contractual termination benefit costs		1,920			1,920
Amortization of finite-lived intangible assets	9	791			800

Total expenses	(220)	32,315	4,356		36,451

Income from operations	220	7,800	3,100	(202)	10,918
Interest income (expense), net	3,556	(13,778)	(473)		(10,695)
(Loss) income from equity investee	(9,001)	(3,556)		12,557
Other income (expense), net	(278)	497	(36)		183

(Loss) income before income taxes and discontinued operations	(5,503)	(9,037)	2,591	12,355	406
Income tax provision (benefit)	(201)	(656)	1,794	(82)	855

(Loss) income before discontinued operations	(5,302)	(8,381)	797	12,437	(449)
Discontinued operations, net of tax		(620)	(4,353)		(4,973)

Net loss	$(5,302)	$(9,001)	$(3,556)	$12,437	$(5,422)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales		$163,693	$27,415	$(5,196)	$185,912
Cost of sales		123,942	22,970	(5,196)	141,716

Gross profit		39,751	4,445		44,196
Expenses:
Selling, technical and administrative expenses	$(121)	26,942	3,653		30,474
Amortization of finite-lived intangible assets		767			767

Total expenses	(121)	27,709	3,653		31,241

Income from operations	121	12,042	792		12,955
Interest income (expense), net	3,495	(13,157)	(588)		(10,250)
(Loss) income from equity investee	(20,656)	(2,170)		22,826
Other income (expense), net	(2,239)	(221)	(109)		(2,569)

(Loss) income before income taxes, discontinued operations and cumulative effect of change in accounting principle	(19,279)	(3,506)	95	22,826	136
Income tax (benefit) provision	(1,113)	(48)	492		(669)

(Loss) income before discontinued operations	(18,166)	(3,458)	(397)	22,826	805
Discontinued operations, net of tax		(77)	(1,773)		(1,850)
Cumulative effect of change in accounting principle, net of tax	(79)	(17,121)			(17,200)

Net loss	$(18,245)	$(20,656)	$(2,170)	$22,826	$(18,245)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2001

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net sales		$158,517	$22,073	$(3,702)	$176,888
Cost of sales		120,243	19,599	(3,702)	136,140

Gross profit		38,274	2,474		40,748
Expenses:
Selling, technical and administrative expenses	$(545)	25,720	3,607		28,782
Restructuring costs		1,055			1,055
Amortization of finite-lived intangible assets	9	3,724			3,733

Total expenses	(536)	30,499	3,607		33,570

Income (loss) from operations	536	7,775	(1,133)		7,178
Interest income (expense), net	3,686	(13,011)	(527)		(9,852)
Loss from equity investees	(7,520)	(4,125)		11,645
Other (expense) income	(579)	152	(53)		(480)

Loss before income taxes and discontinued operations	(3,877)	(9,209)	(1,713)	11,645	(3,154)
Income tax provision (benefit)	459	(1,176)	(220)		(937)

Loss before discontinued operations	(4,336)	(8,033)	(1,493)	11,645	(2,217)
Discontinued operations, net of tax		513	(2,632)		(2,119)

Net loss	$(4,336)	$(7,520)	$(4,125)	$11,645	$(4,336)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine months ended September 30, 2004

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net cash (used in) provided by operating activities of continuing operations	$(9,462)	$13,416	$468		$4,422
Net cash (used in) provided by operating activities of discontinued operations		(786)	2,266		1,480
Cash flows from investing activities:
Purchases of property, plant and equipment		(11,552)	(1,134)		(12,686)

Net cash used in investing activities of continuing operations		(11,552)	(1,134)		(12,686)
Net cash used in investing activities of discontinued operations		(33)	(140)		(173)
Cash flows from financing activities:
Payments on short-term debt			(337)		(337)
Proceeds from long-term debt	83				83
Payments on long-term debt		(1,137)	(198)		(1,335)
Proceeds from Bank Facility	78,228				78,228
Payments on Bank Facility	(69,280)				(69,280)
Net proceeds from exercise of stock options	539				539
Payments of preferred stock dividends	(113)				(113)

Net cash provided by (used in) financing activities of continuing operations	9,457	(1,137)	(535)		7,785
Net cash (used in) provided by continuing operations	(5)	727	(1,201)		(479)
Net cash (used in) provided by discontinued operations		(819)	2,126		1,307
Effect of exchange rate changes on cash			26		26

Net (decrease) increase in cash and cash equivalents	(5)	(92)	951		854
Cash and cash equivalents, at beginning of period	39	129	3,197		3,365

Cash and cash equivalents, at end of period	$34	$37	$4,148		$4,219

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Nine months ended September 30, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net cash provided by (used in) operating activities of continuing operations	$16,466	$6,396	$(594)		$22,268
Net cash provided by operating activities of discontinued operations		345	283		628
Cash flows from investing activities:
Purchases of property, plant and equipment		(4,193)	(1,184)		(5,377)
Proceeds from sale of property, plant and equipment		528			528

Net cash used in investing activities of continuing operations		(3,665)	(1,184)		(4,849)
Net cash used in investing activities of discontinued operations		(730)	(147)		(877)
Cash flows from financing activities:
Proceeds on short-term debt			3,029		3,029
Proceeds from long-term debt	124	15	404		543
Payments on long-term debt		(2,643)	(115)		(2,758)
Proceeds from Bank Facility	47,846				47,846
Payments on Bank Facility	(64,378)				(64,378)
Payments of preferred stock dividends	(113)				(113)

Net cash (used in) provided by financing activities of continuing operations	(16,521)	(2,628)	3,318		(15,831)
Net cash (used in) provided by continuing operations	(55)	103	1,540		1,588
Net cash (used in) provided by discontinued operations		(385)	136		(249)
Effect of exchange rate changes on cash		1	82		83

Net (decrease) increase in cash and cash equivalents	(55)	(281)	1,758		1,422
Cash and cash equivalents, at beginning of period	116	351	1,235		1,702

Cash and cash equivalents, at end of period	$61	$70	$2,993		$3,124

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2003

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net cash provided by operating activities of continuing operations	$13,890	$8,982	$789		$23,661
Net cash provided by operating activities of discontinued operations		912	1,387		2,299
Cash flows from investing activities:
Proceeds from sale of assets		568			568
Purchases of property, plant and equipment		(7,818)	(2,859)		(10,677)

Net cash used in investing activities of continuing operations		(7,250)	(2,859)		(10,109)
Net cash used in investing activities of discontinued operations		(116)	(192)		(308)
Cash flows from financing activities:
Proceeds from short-term debt			1,326		1,326
Proceeds from long-term debt		25	602		627
Payments on long-term debt		(2,775)	(185)		(2,960)
Payment on Old Senior Notes	(583)				(583)
Proceeds from Bank Facility	68,173				68,173
Payments on Bank Facility	(80,441)				(80,441)
Proceeds from exercise of stock options	59				59
Payments of preferred stock dividends	(150)				(150)

Net cash (used in) provided by financing activities of continuing operations	(12,942)	(2,750)	1,743		(13,949)
Effect of exchange rate changes on cash			69		69

Net cash provided by (used in) continuing operations	948	(1,018)	(258)		(328)
Net cash provided by discontinued operations		796	1,195		1,991

Net increase (decrease) in cash and cash equivalents	948	(222)	937		1,663
Cash and cash equivalents, at beginning of period	370	351	981		1,702

Cash and cash equivalents, at end of period	$1,318	$129	$1,918		$3,365

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2002

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net cash (used in) provided by operating activities of continuing operations	$(14,567)	$4,105	$2,811		$(7,651)
Net cash provided by (used in) operating activities of continuing operations		6,276	(1,415)		4,861
Cash flows from investing activities:
Purchases of property, plant and equipment		(8,491)	(1,238)		(9,729)

Net cash used in investing activities of continuing operations		(8,491)	(1,238)		(9,729)
Net cash used in investing activities of discontinued operations		(209)	(866)		(1,075)
Cash flows from financing activities:
Proceeds from long-term debt	53,160	75	135		53,370
Payments on long-term debt	(45,825)	(1,588)	(202)		(47,615)
Pay off of Term Loan and Revolving Credit Facility	(29,784)				(29,784)
Proceeds from Bank Facility	52,165				52,165
Payments on Bank Facility	(15,838)				(15,838)
Payments of preferred stock dividends	(150)				(150)

Net cash provided by (used in) financing activities of continuing operations	13,728	(1,513)	(67)		12,148
Effect of exchange rate changes on cash			64		64

Net cash (used in) provided by continuing operations	(839)	(5,899)	1,570		(5,168)
Net cash provided by (used in) discontinued operations		6,067	(2,281)		3,786

Net (decrease) increase in cash and cash equivalents	(839)	168	(711)		(1,382)
Cash and cash equivalents, at beginning of period	1,209	183	1,692		3,084

Cash and cash equivalents, at end of period	$370	$351	$981		$1,702

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year ended December 31, 2001

		Combined	Combined
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(unaudited)
Net cash provided by (used in) operating activities of continuing operations	$8,639	$9,463	$(1,251)		$16,851
Net cash used in operating activities of discontinued operations		(2,079)	(318)		(2,397)
Cash flows from investing activities:
Purchases of property, plant and equipment		(6,957)	(1,096)		(8,053)

Net cash used in investing activities of continuing operations		(6,957)	(1,096)		(8,053)
Net cash used in investing activities of discontinued operations		(226)	(817)		(1,043)
Cash flows from financing activities:
Proceeds from long-term debt	35,820	1,126	3,511		40,457
Payments on long-term debt	(44,015)	(2,168)	(337)		(46,520)
Payment of preferred stock dividends	(150)				(150)

Net cash (used in) provided by financing activities of continuing operations	(8,345)	(1,042)	3,174		(6,213)
Effect of exchange rate changes on cash	(71)				(71)

Net cash provided by continuing operations	294	1,464	756		2,514
Net cash used in discontinued operations		(2,305)	(1,135)		(3,440)

Net increase (decrease) in cash and cash equivalents	294	(841)	(379)		(926)
Cash and cash equivalents, at beginning of period	915	1,024	2,071		4,010

Cash and cash equivalents, at end of period	$1,209	$183	$1,692		$3,084

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Summary of Quarterly Results of Operations (Unaudited)

	March 31,	June 30,	September 30,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2003	2003	2003	2003	2002	2002	2002	2002

Net sales(1)	$60,295	$63,376	$59,367	$54,661	$52,193	$48,161	$47,536	$47,510	$48,203	$46,009	$44,190
Gross profit(1)	15,724	15,761	13,639	12,986	12,873	11,562	9,948	10,730	11,905	10,291	11,270
Income (loss) before discontinued operations and cumulative effect of change in accounting principle(1)	1,755	1,467	1,051	396	1,206	131	(2,182)	(262)	740	207	120
Discontinued operations, net of tax	5	4	(424)	(277)	(737)	(48)	(3,911)	(338)	(501)	(484)	(527)
Cumulative effect of change in accounting principle, net of tax								(17,200)

Net income (loss) (1)	$1,760	$1,471	$627	$119	$469	$83	$(6,093)	$(17,800)	$239	$(277)	$(407)

Basic earnings (loss) per share: (1)
Earnings (loss) per share before discontinued operations and cumulative effect of change in accounting principle	$.20	$.16	.12	$.04	$.14	$.01	$(.26)	$(.03)	$.08	$.02	$.01
Discontinued operations, net of tax	.00	.00	(.05)	(.03)	(.09)	.00	(.45)	(.04)	(.06)	(.06)	(.06)
Cumulative effect of change in accounting principle, net of tax								(2.01)

Net earnings (loss) per basic share	$.20	$.16	$.07	$.01	$.05	$.01	$(.71)	$(2.08)	$.02	$(.04)	$(.05)

Diluted earnings (loss) per share: (1)
Earnings (loss) per share before discontinued operations and cumulative effect of change in accounting principle	$.20	$.16	$.11	$.04	$.14	$.01	$(.26)	$(.03)	$.08	$.02	$.01
Discontinued operations, net of tax	.00	.00	(.05)	(.03)	(.09)	.00	(.45)	(.04)	(.06)	(.06)	(.06)

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,	June 30,	September 30,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2003	2003	2003	2003	2002	2002	2002	2002

Cumulative effect of change in accounting principle, net of tax								(2.01)

Net earnings (loss) per diluted share	$.20	$.16	$.06	$.01	$.05	$.01	$(.71)	$(2.08)	$.02	$(.04)	$(.05)

(1)	Results of operations of the Company have been restated to reclassify the net earnings of the motor segment as discontinued operations for all periods presented. See Note 3.

17.	Subsequent Events

New Senior Notes

      On November 1, 2004, the Company completed the private placement of $110,000 aggregate principal amount of 8 3/4% senior notes due November 1, 2014 (the New Senior Notes). The New Senior Notes are senior unsecured obligations, rank senior in right of payment to all of Hawk’s existing and future subordinated debt and rank equally in right of payment with all of Hawk’s existing and future senior debt, including the new bank facility with KeyBank National Association (the New Bank Facility), which is described in more detail below.

      The New Senior Notes are unconditionally guaranteed on a senior unsecured basis by all of the Company’s existing and future domestic restricted subsidiaries (the Guarantors). The guarantees rank senior in right of payment to all of the existing and future subordinated debt of the Guarantors and equally in right of payment with all existing and future senior debt of the Guarantors, including the New Bank Facility. The New Senior Notes and the guarantees will be effectively subordinated to all of Hawk’s and its Guarantors’ secured debt, including the New Bank Facility, to the extent of the value of the assets securing that debt.

      On or after November 1, 2009, Hawk may, at its option, redeem some or all of the New Senior Notes at the following redemption prices, plus accrued and unpaid interest and additional interest, if any, to the date of redemption:

For the period below	Percentage

On or after November 1, 2009	104.375%
On or after November 1, 2010	103.281%
On or after November 1, 2011	102.188%
On or after November 1, 2012	101.094%
On or after November 1, 2013	100.000%

      Prior to November 1, 2008, up to 35% of the aggregate principal amount of the New Senior Notes originally issued in the offering may be redeemed at the Company’s option with the net proceeds of certain equity offerings at 108.750% of their principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of redemption, provided at least 65% of the aggregate principal amount of the New Senior Notes originally issued in the offering remains outstanding. In addition, upon a change of control as defined in the indenture, dated November 1, 2004, among Hawk, the Guarantors and HSBC Bank USA, National Association, as trustee, each holder of the New Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s New Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The New Senior Notes are governed by the indenture. The indenture also contains certain covenants, subject to a number of important limitations and exceptions that limit the Company’s ability to:

•	incur or guarantee additional debt or issue disqualified capital stock,

•	pay dividends, redeem subordinated debt or make other restricted payments,

•	issue preferred stock of its subsidiaries,

•	transfer or sell assets, including capital stock of its subsidiaries,

•	incur dividend or other payment restrictions affecting certain of its subsidiaries,

•	make certain investments or acquisitions,

•	grant liens on its assets,

•	enter into certain transactions with affiliates, and

•	merge, consolidate or transfer substantially all of its assets.

      The indenture considers non-compliance with the limitations set forth above events of default. The indenture also considers non-payment of interest and principal amounts on the New Senior Notes and certain payment defaults with respect to other debt in excess of $5,000 to be events of default. In the event of a default, the principal and interest could be accelerated upon written notice by more than 25% or more of the holders of the New Senior Notes.

      The indenture permits the Company to incur additional debt without limitation, provided that they continue to meet a cash flow ratio greater than 2.0 to 1.0 for the most recently ended four quarters. Hawk may pay cash dividends on it’s Class A common stock under the indenture provided:

•	there is no default or event of default,

•	the Company meets the cash flow ratio, and

•	the amount of the dividend payment plus certain other payments is not in excess of a formula based on the sum of the Company’s consolidated net income after November 1, 2004, the cash proceeds of certain equity offerings by the Company after November 1, 2004 and the return on certain investments made by the Company.

      The New Senior Notes have not been registered under the Securities Act of 1933, as amended (the Securities Act). The New Senior Notes are subject to restriction on transfer and may only be offered or sold in transactions exempt from or not subject to the registration requirements of the Securities Act.

      In connection with the issuance of the New Senior Notes, the Company and its Guarantors entered into a registration rights agreement, dated November 1, 2004, with Jefferies & Company, Inc., the initial purchaser of the New Senior Notes, under which Hawk agreed to use its best efforts to register a new issue of exchange notes having substantially identical terms as the New Senior Notes with the Securities and Exchange Commission (the SEC) as part of an offer to exchange freely tradable exchange notes for the New Senior Notes. In addition, Hawk has agreed to promptly commence the exchange offer after the exchange offer registration statement is declared effective by the SEC. The Company is required to pay additional interest if they fail to comply with its obligations to register the New Senior Notes and complete the exchange offer within the specified time periods.

New Bank Facility

      As a replacement for its existing bank facility, Hawk and its existing and future domestic restricted subsidiaries entered into the New Bank Facility, a Credit and Security Agreement, dated November 1, 2004,

HAWK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with KeyBank National Association, serving as Administrative Agent and Letter of Credit Issuer. The New Bank Facility has a maximum revolving credit commitment of $30,000, including a $5,000 letter of credit subfacility. The New Bank Facility will mature on November 1, 2009, subject to extension at Hawk’s request on an annual basis thereafter, with the consent of the lender. The interest rates on the New Bank Facility range from 150 to 225 basis points over the London Interbank Offered Rates, or alternatively, 0 basis points over the prime rate, and the commitment fee is 25 basis points on the unused portion of the New Bank Facility.

      The New Bank Facility is collateralized by a security interest in the cash, accounts receivable, inventory and certain intangible assets of Hawk and the guarantors named therein. The Company also pledged the stock of its guarantors and 65% of the stock of certain of its foreign subsidiaries as collateral. The restrictive terms of the New Bank Facility require that the Company maintain a minimum amount of shareholders’ equity as determined by reference to shareholders’ equity at September 30, 2004 plus net income earned by the Company after such date. The New Bank Facility also requires that Hawk maintain an earnings before interest, taxes, depreciation and amortization to interest expense ratio of at least 1.0 to 1.0, although the lender will test this ratio only if availability falls below $10,000. Under the New Bank Facility, the Company may pay cash dividends on its Class A common stock in an amount up to $2,000 per year provided:

•	there is no event of default, and

•	availability is not less than $10,000.

      The company will use its New Bank Facility to finance its ongoing working capital requirements and for general corporate purposes. Hawk will use the proceeds of the New Senior Notes and the initial borrowings under its New Bank Facility to refinance all of its outstanding Old Senior Notes, to repay loans outstanding under its existing bank facility and to pay fees and expenses associated with these transactions.

      Upon the issuance of the New Senior Notes and the New Bank Facility, on November 1, 2004, the Company expensed the remaining unamortized consent payment of $853 ($525, net of tax) relating to the Old Senior Notes, in addition to fees and unamortized deferred financing costs associated with its existing bank facility of $931 ($573, net of tax).

          No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

$110,000,00

Offer to Exchange

8 3/4% Senior Exchange Notes
due 2014 for all Outstanding
8 3/4% Senior Notes due 2014

PROSPECTUS

          Until 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, as amended (the “DGCL”), which enables a corporation in its original certificate or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit. The certificates of incorporation of the Registrants that are Delaware corporations contain provisions permitted by Section 102(b)(7) of the DGCL. Reference is made to Section 18-108 of the Delaware Limited Liability Act, as amended, which enables a limited liability company, subject to its operating agreement, to indemnify any member or manager or other person from and against any and all claims and demands whatsoever.

      Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred. An indemnification made under Section 145, unless ordered by a court, shall be authorized upon a determination that indemnification of the present or former director, officer, employee or agent is proper because the person has met the applicable standard of conduct required by this section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel, or by the stockholders.

      In addition, reference is made to Section 1701.13(E) of the Ohio General Corporation Law, as amended (the “OGCL”) and Section 1705.32 of the Ohio limited liability company law (the “OLLC”), which provide that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation or limited liability company, by reason of the fact that he is or was a manager, member, partner, director, officer, employee, or agent of the corporation or limited liability company, respectfully, or is or was serving at the request of the corporation or limited liability company as a director, trustee, officer, employee, member, manager, or agent of another corporation or limited liability company, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or limited liability company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. An Ohio corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted (1) without judicial approval if the officer or director is adjudged to be liable to the corporation, and (2) in connection with any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the OGCL with respect to the making of an unlawful loan, dividend or other distribution. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred. Under the OLLC, an Ohio limited liability company may indemnify any person in an action by or in the right of the limited liability company under the same conditions mentioned above, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to the limited liability company. Where a manager, officer, employee, or agent of the limited liability company is successful on the merits or otherwise in the defense of any action referred to above, the limited liability company must indemnify him against the expenses which such manager, officer, or agent reasonably incurred.

      Further Reference is made to Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), which provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Pennsylvania corporation may indemnify any person, including officers and directors, in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where such a person is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that such representative actually and reasonably incurred. Unless ordered by a court, indemnification must be made by the corporation upon a determination that indemnification of the representative is proper because he or she has met the applicable standard of conduct required by the sections referred to above. This determination may be made by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or by a committee of such directors designated by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding, or if such a quorum is not available or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders of the corporation.

      The certificates of incorporation of the Registrants that are Delaware corporations provide for the indemnification of directors and officers of those Registrants to the fullest extent permitted by the DGCL, the articles of incorporation of the Registrants that are Ohio corporations provide for the indemnification of directors and officers of those Registrants to the fullest extent permitted by the OGCL and the certificate of incorporation of the Registrants that is a Pennsylvania corporation provides for the indemnification of directors and officers of that Registrant to the fullest extent permitted by the PBCL. At present, there is no pending litigation or proceeding involving a manager, director, or officer of any Registrant as to which indemnification is being sought, and no Registrant is aware of any threatened litigation that may result in claims for indemnification by any manager, officer, or director.

      The Registrants maintain an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Registrants under their respective indemnification obligations and to the managers, directors, and officers with respect to certain matters that are not covered by the Registrants’ respective indemnification obligations.

      The employment agreements of Ronald E. Weinberg, Norman C. Harbert and Steven S. Campbell with Hawk Corporation provide that each of them shall be indemnified to the fullest extent provided by the articles or certificate of incorporation and by-laws or code of regulations (or other governing document), as amended or restated from time to time, of Hawk Corporation and any of its wholly-owned subsidiaries. Mr. Weinberg is the Chairman of the Board and Chief Executive Officer, and a director, of the Registrants. Mr. Harbert is the Senior Chairman of the Board and Founder, and a director, of the Registrants. Mr. Campbell is the Senior Vice President of Hawk Corporation.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibits: See the Exhibit Index following the signature pages to this Registration Statement.

      (b) Financial Statement Schedules: All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

Item 22.	Undertakings.

      The undersigned registrants hereby undertake:

      (a) 1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrants pursuant to the foregoing provisions, or otherwise, the undersigned registrants have been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrants of expenses incurred or paid by a director, officer or controlling person of the undersigned registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the Registration Statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

HAWK CORPORATION

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board, Chief Executive
Officer and President

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

ALLEGHENY CLEARFIELD, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

FRICTION PRODUCTS CO.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

HAWK MIM, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

HAWK MOTORS, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

HAWK PRECISION COMPONENTS GROUP, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

HELSEL, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

LOGAN METAL STAMPINGS, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

NET SHAPE TECHNOLOGIES LLC

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Manager (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Manager	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Manager	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Manager	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Manager	December 3, 2004

/s/ JACK KEMP Jack Kemp	Manager	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Manager	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

QUARTER MASTER INDUSTRIES, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

S.K. WELLMAN HOLDINGS, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

S.K. WELLMAN CORP.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

SINTERLOY CORPORATION

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

TEX RACING ENTERPRISES, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

WELLMAN PRODUCTS GROUP, INC.

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Director (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Director	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Director	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Director	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Director	December 3, 2004

/s/ JACK KEMP Jack Kemp	Director	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Director	December 3, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on December 3, 2004.

WELLMAN PRODUCTS, LLC

By:	/s/ RONALD E. WEINBERG

Ronald E. Weinberg
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Joseph J. Levanduski and Byron S. Krantz his true and lawful attorneys-in-fact, each acting alone, with the powers of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RONALD E. WEINBERG Ronald E. Weinberg	Chairman of the Board, Chief Executive Officer and Manager (principal executive officer)	December 3, 2004

/s/ NORMAN C. HARBERT Norman C. Harbert	Senior Chairman of the Board, Founder and Manager	December 3, 2004

/s/ JOSEPH J. LEVANDUSKI Joseph J. Levanduski	Vice President — Chief Financial Officer (principal financial and accounting officer)	December 3, 2004

/s/ BYRON S. KRANTZ Byron S. Krantz	Secretary and Manager	December 3, 2004

/s/ ANDREW T. BERLIN Andrew T. Berlin	Manager	December 3, 2004

/s/ PAUL R. BISHOP Paul R. Bishop	Manager	December 3, 2004

/s/ JACK KEMP Jack Kemp	Manager	December 3, 2004

/s/ DAN T. MOORE, III Dan T. Moore, III	Manager	December 3, 2004

EXHIBIT INDEX

3.1		Form of the Company’s Second Amended and Restated Certificate of Incorporation (Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (Reg. No. 333-40535))
3.2		The Company’s Amended and Restated By-laws (Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (Reg. No. 001-13797))
4.1		Form of Rights Agreement between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (Reg. No. 333-40535))
4.2		Stockholders’ Voting Agreement, effective as of November 27, 1996, by and among the Company, Norman C. Harbert, the Harbert Family Limited Partnership, Ronald E. Weinberg, the Weinberg Family Limited Partnership, Byron S. Krantz and the Krantz Family Limited Partnership (Incorporated by reference to the Company’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (Reg. No. 333-18433))
4.3		Letter agreement, dated January 5, 1998, amending the Stockholders’ Voting Agreement, effective as of November 27, 1996, by and among the Company, Norman C. Harbert, the Harbert Family Limited Partnership, Ronald E. Weinberg, the Weinberg Family Limited Partnership, Byron S. Krantz and the Krantz Family Limited Partnership (Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (Reg. No. 333-40535))
4.4		Indenture among the Company, certain of its domestic subsidiaries from time to time a party thereto, as Guarantors, and HSBC Bank USA, as trustee, relating to the Company’s 12% Senior Notes due 2006 (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2002 as filed with the Securities and Exchange Commission)
4.5		Supplemental Indenture, dated as of October 15, 2004, among Hawk Corporation, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee (Incorporated by reference to the Company’s Form 8-K, dated October 15, 2004, as filed with the Securities and Exchange Commission)
4.6		Indenture, dated as of November 1, 2004, among Hawk Corporation, the Guarantors named therein, and HSBC Bank USA, National Association, as Trustee (Incorporated by reference to the Company’s Form 8-K, dated November 1, 2004, as filed with the Securities and Exchange Commission)
4.7		Registration Rights Agreement, dated as of November 1, 2004, among Hawk Corporation, the Guarantors named therein, and Jefferies & Company, Inc. (Incorporated by reference to the Company’s Form 8-K, dated November 1, 2004, as filed with the Securities and Exchange Commission)
4	.8*	Form of 8 3/4% Senior Exchange Note due 2014
5	.1*	Opinion of Kohrman Jackson & Krantz P.L.L.
8	.1*	Opinion of Kohrman Jackson & Krantz P.L.L.
10.1		Form of the Promissory Notes, each dated June 30, 1995, issued by of Norman C. Harbert and Ronald E. Weinberg to the Company (Incorporated by reference to the Company’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (Reg. No. 333-18433))
10.2		Letter agreement, dated October 1, 1996, amending the Promissory Notes, dated June 30, 1995, issued by each of Norman C. Harbert and Ronald E. Weinberg to the Company (Incorporated by reference to the Company’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (Reg. No. 333-18433))
10.3		Hawk Corporation 1997 Stock Option Plan (Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission (Reg. No. 333-40535))
10.4		Hawk Corporation 2000 Long Term Incentive Plan (Incorporated by reference to the Company’s Form 10-K for the period ended December 31,2000 as filed with the Securities and Exchange Commission)
10.5		Hawk Corporation Annual Incentive Compensation Plan (Incorporated by reference to the Company’s Form 10-K for the period ended December 31,2000 as filed with the Securities and Exchange Commission)

10.6	Common Stock Selling Plan of Thomas A. Gilbride pursuant Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, effective as of June 6, 2001 (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended June 30, 2001 as filed with the Securities and Exchange Commission)
10.7	Credit Agreement, dated as of October 18, 2002, among the Company, and certain of its domestic subsidiaries from time to time party thereto, as Borrowers and Guarantors, the Lending Institutions party thereto, as Lenders, J.P. Morgan Business Credit Corp., as Advisor, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, Issuing Bank and Arranger, PNC Bank, National Association as a Documentation Agent and Fleet Capital Corp. as a Documentation Agent (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2002 as filed with the Securities and Exchange Commission)
10.8	Security and Pledge Agreement, dated as of October 18, 2002, among the Company, and its certain Subsidiaries as Grantors, the other Grantors from time to time party thereto, and JPMorgan Chase Bank, as Administrative and Collateral Agent (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2002 as filed with the Securities and Exchange Commission)
10.9	Form of Ohio Open Ended Mortgage, Assignment of Leases and Rents and Fixture Filing, each dated as of October 18, 2002, issued by each of Friction Products Co., Logan Metal Stampings, Inc. and S.K. Wellman Corp. and in Favor of JPMorgan Chase Bank (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2002 as filed with the Securities and Exchange Commission)
10.10	Form of Pennsylvania Open Ended Mortgage Securing Future and/or Revolving Advances up to a Maximum Principal Amount of Fifty Three Million Dollars ($53,000,000) plus accrued interest and other Indebtedness as described in 42 PA. C.S.A.ss.8143, dated as of October 18, 2002, issued by Allegheny Clearfield, Inc. in favor of JPMorgan Chase Bank (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2002 as filed with the Securities and Exchange Commission)
10.11	Form of Illinois Mortgage, Assignment of Leases and Rents and Fixture Filing, dated as of October 18, 2002, issued by Hawk Motors, Inc. in favor of JPMorgan Chase Bank (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2002 as filed with the Securities and Exchange Commission)
10.12	Form of Indiana Mortgage, Assignment of Leases and Rents and Fixture Filing, dated as of October 18, 2002, issued by Helsel, Inc. in favor of JPMorgan Chase Bank (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2002 as filed with the Securities and Exchange Commission)
10.13	Amendment No. 1 to the Credit Agreement, dated as of February 27, 2004, by and among the Company and certain of its domestic subsidiaries from time to time party thereto, as Borrowers and Guarantors, the Lending Institutions party thereto, as Lenders, and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent and Issuing Bank (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission)
10.14	Credit and Security Agreement, dated November 1, 2004, among Hawk Corporation, Allegheny Clearfield, Inc., Friction Products Co., Hawk MIM, Inc., Hawk Motors, Inc., Hawk Precision Components, Inc., Helsel, Inc., Logan Metal Stampings, Inc., Net Shape Technologies LLC, Quarter Master Industries, Inc., Sinterloy Corporation, S.K. Wellman Corp., S.K. Wellman Holdings, Inc., Tex Racing Enterprises, Inc., Wellman Products Group, Inc., and Wellman Products, LLC, as Borrowers, and KeyBank National Association, as Administrative Agent and LC Issuer (Incorporated by reference to the Company’s Form 8-K, dated November 1, 2004, as filed with the Securities and Exchange Commission)
10.15	Form of Pledge and Security Agreement — Borrower in favor of KeyBank National Association (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)
10.16	Form of Collateral Assignment of Security Interest in Trademarks and Licenses, dated as of November 1, 2004, among Hawk Corporation and the other Grantors named therein and KeyBank National Association (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)

10.17	Form of Collateral Assignment of Security Interest in Patents and Patent Applications, dated as of November 1, 2004, among Hawk Corporation and the other Grantors named therein and KeyBank National Association (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)
10.18	Form of Collateral Assignment of Security Interest in Copyrights, dated as of November 1, 2004, among Hawk Corporation and the other Grantors named therein and KeyBank National Association (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)
10.19	Form of Limited License Agreement (Borrower) in favor of KeyBank National Association (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)
10.20	Settlement Agreement, Release and Waiver, dated as of October 27, 2003, by and between the Company and Jeffrey H. Berlin (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission)
10.21	Transition Agreement, Release and Waiver, dated as of January 7, 2004, by and between the Company and Michael J. Corkran (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission)
10.22	Common Stock Selling Plan of the Harbert Foundation pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, effective January 9, 2004 (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission)
10.23	Amendment No. 1 to Sales Plan, dated as of August 10, 2004, between the Harbert Foundation and Northern Trust Securities (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)
10.24	Amended and Restated Employment Agreement, dated as of December 31, 2001, by and among the Company, Friction Products Co. and Ronald E. Weinberg (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2001 as filed with the Securities and Exchange Commission)
10.25	Amendment No. 1 to Amended and Restated Employment Agreement, dated as of March 3, 2004, by and among the Company, Friction Products Co. and Ronald E. Weinberg (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission)
10.26	Amended and Restated Employment Agreement, dated as of December 31, 2001, by and among the Company, Friction Products Co. and Norman C. Harbert (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2001 as filed with the Securities and Exchange Commission)
10.27	Amended and Restated Wage Continuation Agreement, dated as of December 31, 2001, by and among the Company, Friction Products Co. and Norman C. Harbert (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2001 as filed with the Securities and Exchange Commission)
10.28	Consultant Agreement, dated as of December 31, 2001, by and among the Company, Friction Products Co. and Norman C. Harbert (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2001 as filed with the Securities and Exchange Commission)
10.29	First Amendment to Amended and Restated Employment Agreement, dated as of December 31, 2003, by and among the Company, Friction Products Co. and Norman C. Harbert (Incorporated by reference to the Company’s Form 10-K for the period ended December 31, 2003 as filed with the Securities and Exchange Commission)
10.30	Agreement of Employment, Confidentiality and Non-Competition, dated January 27, 2000, between Friction Products Co. and Steven J. Campbell Securities (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended March 31, 2003 as filed with the Securities and Exchange Commission)
10.31	First Amendment to Agreement of Employment, Confidentiality and Non-Competition, dated October 5, 2004, between Friction Products Co. and Steven J. Campbell (Incorporated by reference to the Company’s Form 10-Q for the quarterly period ended September 30, 2004 as filed with the Securities and Exchange Commission)

12	.1*	Computation of Ratio of Earnings to Fixed Charges
21	.1*	Subsidiaries of the Registrant
23	.1*	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 5.1)
23	.2*	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 8.1)
23	.3*	Consent of Ernst & Young LLP
24	.1*	Powers of Attorney (included in signature pages)
25	.1*	Form T-1 Statement of Eligibility of Trustee
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Notice to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees
99	.4*	Form of Notice to Clients

*Filed herewith